Exhibit 99.6

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Per Share Data)

	September 30, 2016 (Unaudited)	December 31, 2015
Assets
Cash and cash equivalents	$725,360	$224,101
Restricted cash	180,068	299,288
Operating real estate, net	7,371,996	8,702,259
Real estate debt investments, net (refer to Note 4)	348,539	501,474
Real estate debt investments, held for sale (refer to Note 4)	—	224,677
Investments in private equity funds, at fair value (refer to Note 5)	484,876	1,101,650
Investments in unconsolidated ventures (refer to Note 6)	161,744	155,737
Real estate securities, available for sale (refer to Note 7)	526,966	702,110
Receivables, net of allowance of $4,323 and $4,318 as of September 30, 2016 and December 31, 2015, respectively	264,961	66,197
Receivables, related parties	1,888	2,850
Intangible assets, net	343,717	527,277
Assets of properties held for sale (refer to Note 3)	2,653,959	2,742,635
Other assets	300,815	154,146

Total assets(1)	$13,364,889	$15,404,401

Liabilities
Mortgage and other notes payable	$6,922,027	$7,164,576
Credit facilities and term borrowings	420,409	654,060
CDO bonds payable, at fair value	257,877	307,601
Exchangeable senior notes	27,356	29,038
Junior subordinated notes, at fair value	191,175	183,893
Accounts payable and accrued expenses	132,016	170,120
Due to related party (refer to Note 9)	46,939	50,903
Derivative liabilities, at fair value	302,316	103,293
Intangible liabilities, net	113,967	149,642
Liabilities of properties held for sale (refer to Note 3)	1,502,659	2,209,689
Other liabilities	73,126	165,856

Total liabilities(1)	9,989,867	11,188,671

Commitments and contingencies
Equity
NorthStar Realty Finance Corp. Stockholders’ Equity
Preferred stock, $986,640 aggregate liquidation preference as of September 30, 2016 and December 31, 2015	939,118	939,118
Common stock, $0.01 par value, 500,000,000 shares authorized, 180,729,894 and 183,239,708 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	1,807	1,832
Additional paid-in capital	5,116,100	5,149,349
Retained earnings (accumulated deficit)	(2,891,153)	(2,309,564)
Accumulated other comprehensive income (loss)	(63,709)	18,485

Total NorthStar Realty Finance Corp. stockholders’ equity	3,102,163	3,799,220
Non-controlling interests	272,859	416,510

Total equity	3,375,022	4,215,730

Total liabilities and equity	$13,364,889	$15,404,401

(1)	Represents the consolidated assets and liabilities of NorthStar Realty Finance Limited Partnership (the “Operating Partnership”). The Operating Partnership is a consolidated variable interest entity (“VIE”), of which the Company is the sole general partner and owns approximately 99%. As of September 30, 2016, the assets and liabilities of the Operating Partnership include $10.8 billion and $7.7 billion of assets and liabilities, respectively, of certain VIEs that are consolidated by the Operating Partnership. Refer to Note 16 for further disclosure.

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016(1)	2015(1)	2016(1)	2015(1)
Property and other revenues
Rental and escalation income	$165,060	$194,518	$527,252	$539,542
Hotel related income	220,578	219,427	636,283	594,284
Resident fee income	72,988	70,257	219,193	199,463
Other revenue	5,038	2,501	14,747	9,719

Total property and other revenues	463,664	486,703	1,397,475	1,343,008

Net interest income
Interest income (refer to Note 9)	34,669	60,840	115,117	185,986
Interest expense on debt and securities	1,614	1,289	5,309	5,245

Net interest income on debt and securities	33,055	59,551	109,808	180,741

Expenses
Management fee, related party (refer to Note 9)	46,771	51,285	139,955	151,260
Interest expense—mortgage and corporate borrowings	114,296	127,111	356,743	360,295
Real estate properties—operating expenses	236,992	248,983	708,934	670,480
Other expenses	6,472	7,495	20,933	22,457
Transaction costs	3,599	2,633	15,590	31,976
Impairment losses	70,433	—	75,506	—
Provision for (reversal of) loan losses, net	1,892	53	7,974	820
General and administrative expenses
Compensation expense(2)	7,528	7,794	23,295	31,135
Other general and administrative expenses	3,585	4,885	12,708	12,863

Total general and administrative expenses	11,113	12,679	36,003	43,998
Depreciation and amortization	84,726	118,826	260,287	340,185

Total expenses	576,294	569,065	1,621,925	1,621,471

Other income (loss)
Unrealized gain (loss) on investments and other	(26,648)	(132,251)	(269,052)	(171,238)
Realized gain (loss) on investments and other	939	614	(11,768)	13,921

Income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax benefit (expense)	(105,284)	(154,448)	(395,462)	(255,039)

Equity in earnings (losses) of unconsolidated ventures	26,054	60,359	101,838	171,738
Income tax benefit (expense)	(3,567)	2,142	(12,329)	(9,610)

Income (loss) from continuing operations	(82,797)	(91,947)	(305,953)	(92,911)
Income (loss) from discontinued operations (refer to Note 3)	—	(16,581)	—	(114,236)

Net income (loss)	(82,797)	(108,528)	(305,953)	(207,147)

Net (income) loss attributable to non-controlling interests	3,506	3,477	7,960	15,110
Preferred stock dividends	(21,060)	(21,060)	(63,178)	(63,178)

Net income (loss) attributable to NorthStar Realty Finance Corp. common stockholders	$(100,351)	$(126,111)	$(361,171)	$(255,215)

Earnings (loss) per share:(3)
Income (loss) per share from continuing operations	$(0.56)	$(0.60)	$(2.00)	$(0.82)
Income (loss) per share from discontinued operations	—	(0.09)	—	(0.67)

Basic	$(0.56)	$(0.69)	$(2.00)	$(1.49)

Diluted	$(0.56)	$(0.69)	$(2.00)	$(1.49)

Weighted average number of shares:(3)
Basic	179,890,187	182,343,301	180,802,905	171,137,667

Diluted	181,746,499	184,187,524	182,663,677	172,475,489

Dividends per share of common stock(3)	$0.40	$0.75	$1.20	$2.35

(1)	The consolidated financial statements for the three and nine months ended September 30, 2016 represent the Company’s results of operations following the NRE Spin-off on October 31, 2015. The three and nine months ended September 30, 2015 include a carve-out of revenues and expenses attributable to NorthStar Europe recorded in discontinued operations.
(2)	The three months ended September 30, 2016 and 2015 includes $5.9 million and $6.2 million of equity-based compensation expense, respectively. The nine months ended September 30, 2016 and 2015 includes $17.7 million and $24.7 million of equity-based compensation expense, respectively. Refer to Note 10 for further disclosure.
(3)	The three and nine months ended September 30, 2015 is adjusted for the one-for-two reverse stock split completed on November 1, 2015. Refer to Note 11. “Stockholders’ Equity” for additional disclosure.

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Dollars in Thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income (loss)	$(82,797)	$(108,528)	$(305,953)	$(207,147)
Other comprehensive income (loss):
Unrealized gain (loss) on real estate securities, available for sale, net	(14,694)	(8,076)	(79,672)	(28,943)
Amortization of swap (gain) loss into interest expense—mortgage and corporate borrowings (refer to Note 14)	223	223	669	711
Foreign currency translation adjustment, net	(1,163)	1,557	(4,726)	(912)

Total other comprehensive income (loss)	(15,634)	(6,296)	(83,729)	(29,144)

Comprehensive income (loss)	(98,431)	(114,824)	(389,682)	(236,291)
Comprehensive (income) loss attributable to non-controlling interests	3,836	3,155	9,495	15,340

Comprehensive income (loss) attributable to NorthStar Realty Finance Corp.	$(94,595)	$(111,669)	$(380,187)	$(220,951)

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(Dollars and Shares in Thousands)

	Preferred Stock		Common Stock		Additional Paid-in	Retained Earnings (Accumulated	Accumulated Other Comprehensive	Total NorthStar Stockholders’	Non- controlling	Total
	Shares	Amount	Shares	Amount	Capital	Deficit)	Income (Loss)	Equity	Interests	Equity
Balance as of December 31, 2014	39,466	$939,118	150,842	$1,508	$4,828,928	$(1,422,399)	$49,540	$4,396,695	$316,961	$4,713,656
Net proceeds from offering of common stock	—	—	38,000	380	1,325,860	—	—	1,326,240	—	1,326,240
Non-controlling interests—contributions	—	—	—	—	—	—	—	—	126,484	126,484
Non-controlling interests—distributions	—	—	—	—	—	—	—	—	(36,661)	(36,661)
Non-controlling interests—reallocation of interest in Operating Partnership (refer to Note 12)	—	—	—	—	(14,548)	—	—	(14,548)	14,548	—
Dividend reinvestment plan	—	—	7	—	194	—	—	194	—	194
Amortization of equity-based compensation	—	—	—	—	13,757	—	—	13,757	11,935	25,692
Conversion of exchangeable senior notes	—	—	829	8	13,582	—	—	13,590	—	13,590
Other comprehensive income (loss)	—	—	—	—	—	—	(16,713)	(16,713)	(529)	(17,242)
Conversion of Deferred LTIP Units to LTIP Units	—	—	—	—	(18,730)	—	—	(18,730)	18,730	—
Retirement of shares of common stock	—	—	(6,470)	(64)	(117,983)	—	—	(118,047)	—	(118,047)
Issuance of restricted stock, net of tax withholding	—	—	32	—	(3,602)	—	—	(3,602)	—	(3,602)
Spin-off of NorthStar Europe (refer to Note 3)	—	—	—	—	(878,109)	—	(14,342)	(892,451)	(7,450)	(899,901)
Dividends on common stock and equity-based awards (refer to Note 10)	—	—	—	—	—	(559,668)	—	(559,668)	(3,500)	(563,168)
Dividends on preferred stock	—	—	—	—	—	(84,238)	—	(84,238)	—	(84,238)
Net income (loss)	—	—	—	—	—	(243,259)	—	(243,259)	(24,008)	(267,267)

Balance as of December 31, 2015	39,466	$939,118	183,240	$1,832	$5,149,349	$(2,309,564)	$18,485	$3,799,220	$416,510	$4,215,730

Non-controlling interests—contributions	—	—	—	—	—	—	—	—	1,642	1,642
Non-controlling interests—distributions	—	—	—	—	—	—	—	—	(28,784)	(28,784)
Non-controlling interest – sale or deconsolidation of subsidiary	—	—	—	—	—	—	—	—	(104,906)	(104,906)
Non-controlling interests—reallocation of interest in Operating Partnership (refer to Note 12)	—	—	—	—	6,031	—	—	6,031	(6,031)	—
Dividend reinvestment plan	—	—	12	—	154	—	—	154	—	154
Amortization of equity-based compensation	—	—	—	—	10,931	—	—	10,931	5,843	16,774
Conversion of exchangeable senior notes	—	—	200	2	1,869	—	—	1,871	—	1,871
Other comprehensive income (loss)	—	—	—	—	—	—	(82,194)	(82,194)	(1,535)	(83,729)
Retirement of shares of common stock	—	—	(3,890)	(39)	(49,994)	—	—	(50,033)	—	(50,033)
Issuance of stock, net of tax withholding	—	—	1,168	12	(2,240)	—	—	(2,228)	—	(2,228)
Dividends on common stock and equity-based awards (refer to Note 10)	—	—	—	—	—	(220,418)	—	(220,418)	(1,920)	(222,338)
Dividends on preferred stock	—	—	—	—	—	(63,178)	—	(63,178)	—	(63,178)
Net income (loss)	—	—	—	—	—	(297,993)	—	(297,993)	(7,960)	(305,953)

Balance as of September 30, 2016 (unaudited)	39,466	$939,118	180,730	$1,807	$5,116,100	$(2,891,153)	$(63,709)	$3,102,163	$272,859	$3,375,022

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$(305,953)	$(207,147)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in (earnings) losses of PE Investments	(79,248)	(155,670)
Equity in (earnings) losses of unconsolidated ventures	(22,590)	(16,068)
Depreciation and amortization	260,287	375,208
Amortization of premium/accretion of discount on investments	(42,988)	(46,498)
Interest accretion on investments	(830)	(12,904)
Amortization of deferred financing costs	41,156	37,485
Amortization of equity-based compensation	16,774	23,161
Unrealized (gain) loss on investments and other	262,084	180,428
Realized (gain) loss on investments and other	11,768	(14,607)
Impairment losses	75,506	—
Distributions from PE Investments (refer to Note 5)	76,452	155,670
Distributions from unconsolidated ventures	7,836	6,456
Distributions from equity investments	9,613	20,770
Amortization of capitalized above/below market leases	5,158	9,806
Straight line rental income, net	(21,697)	(26,842)
Deferred income taxes, net	(11,971)	(19,986)
Provision for (reversal of) loan losses, net	7,974	820
Allowance for uncollectible accounts	3,510	2,156
Other	—	804
Changes in assets and liabilities:
Restricted cash	(22,588)	(20,566)
Receivables	5,229	26,097
Receivables, related parties	1,058	1,357
Other assets	(11,674)	11,337
Accounts payable and accrued expenses	5,555	17,377
Due to related party	(3,964)	4,593
Other liabilities	(8,647)	34,594

Net cash provided by (used in) operating activities	257,810	387,831
Cash flows from investing activities:
Acquisition of operating real estate	—	(3,224,390)
Acquisition of manufactured homes, held for sale	(10,047)	(3,115)
Improvements of real estate	(112,457)	(82,641)
Improvements of real estate, held for sale	(10,475)	(7,869)
Proceeds from sale of real estate	368,984	19,683
Origination of or fundings for real estate debt investments	(19,015)	(68,799)
Acquisition of real estate debt investments	—	(72,950)
Proceeds from sale of real estate debt investments	312,585	—
Repayment of real estate debt investments	67,383	306,331
Investment in PE Investments (refer to Note 5)	(6,979)	(552,395)
Distributions from PE Investments (refer to Note 5)	106,958	353,129
Proceeds from sale of PE Investments (refer to Note 5)	217,970	—
Investment in unconsolidated ventures	(5,014)	(3,702)
Distributions from unconsolidated ventures	5,059	21,341
Acquisition of real estate securities, available for sale	(1,150)	(23,808)
Proceeds from sale of real estate securities, available for sale	53,886	95,664
Repayment of real estate securities, available for sale	35,878	76,243
Change in restricted cash	77,764	11,070
Payment of leasing costs	(3,131)	(4,610)
Investment deposits and pending deal costs	(2,283)	(13,226)
Other assets	(3,995)	(15,747)

Net cash provided by (used in) investing activities	1,071,921	(3,189,791)

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Dollars in Thousands)

(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash flows from financing activities:
Borrowings from mortgage and other notes payable	$184,086	$2,097,089
Repayment of mortgage and other notes payable	(202,484)	(37,757)
Repayment of CDO bonds	(49,661)	(52,825)
Repurchase of CDO bonds	—	(20,491)
Repayment of securitization bonds payable	—	(41,831)
Borrowings from credit facilities	—	885,000
Repayment of credit facilities	(237,053)	(831,877)
Proceeds from senior notes	—	340,000
Payment of financing costs	(6,108)	(106,191)
Purchase of derivative instruments	(76)	(29,666)
Payment of cash collateral on derivatives	(161,215)	—
Change in restricted cash	14,075	302
Net proceeds from common stock offering	—	1,086,332
Repurchase of common stock	(52,034)	—
Proceeds from dividend reinvestment plan	154	135
Dividends	(284,984)	(479,968)
Repurchase of shares related to equity-based awards and tax withholding	(5,865)	—
Contributions from non-controlling interests	1,642	116,393
Distributions to non-controlling interests	(28,784)	(29,397)

Net cash provided by (used in) financing activities	(828,307)	2,895,248
Effect of foreign currency translation on cash and cash equivalents	(165)	(4,218)

Net increase (decrease) in cash and cash equivalents	501,259	89,070
Cash and cash equivalents—beginning of period	224,101	296,964

Cash and cash equivalents—end of period	$725,360	$386,034

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Business and Organization

NorthStar Realty Finance Corp. is a diversified commercial real estate company (the “Company” or “NorthStar Realty”). The Company invests in multiple asset classes across commercial real estate (“CRE”) that it expects will generate attractive risk-adjusted returns and may take the form of acquiring real estate, originating or acquiring senior or subordinate loans, as well as pursuing opportunistic CRE investments. The Company is a Maryland corporation and completed its initial public offering in October 2004. The Company conducts its operations so as to continue to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. The Company is externally managed and advised by an affiliate of NorthStar Asset Management Group Inc. (NYSE: NSAM), which together with its affiliates is referred to as NSAM.

Substantially all of the Company’s assets, directly or indirectly, are held by, and the Company conducts its operations, directly or indirectly, through NorthStar Realty Finance Limited Partnership, a Delaware limited partnership and the operating partnership of the Company (the “Operating Partnership”). All references herein to the Company refer to NorthStar Realty Finance Corp. and its consolidated subsidiaries, including the Operating Partnership, collectively, unless the context otherwise requires.

Merger Agreement with NSAM and Colony Capital, Inc.

In June 2016, the Company announced that it entered into a merger agreement with NSAM and Colony Capital, Inc. (“Colony”) under which the companies will combine in an all-stock merger of equals transaction to create an internally-managed, diversified real estate and investment management platform (the “Mergers”). The transaction has been approved by the Company’s and NSAM’s respective board of directors, including the unanimous approval by their respective Special Committees and the board of directors of Colony.

Under the terms of the merger agreement, as amended, NSAM will redomesticate to Maryland and elect to be treated as a REIT beginning in 2017 and the Company and Colony, through a series of transactions, will merge with and into the redomesticated NSAM, which will be renamed Colony NorthStar, Inc. (“Colony NorthStar”). The Company’s common stockholders will receive 1.0996 shares of Colony NorthStar’s common stock for each share of common stock they own. Holders of preferred stock will receive shares of preferred stock of Colony NorthStar that are substantially similar to the preferred stock held prior to the closing of the transaction. Upon completion of the transaction, NSAM stockholders will own approximately 32.85%, Colony stockholders will own approximately 33.25% and the Company’s stockholders will own approximately 33.90% of the combined company on a fully diluted basis, excluding the effect of certain equity-based awards issuable in connection with the Mergers.

In October 2016, the Company amended the merger agreement and provided for, among other matters, an enhanced governance structure for Colony NorthStar, modified severance terms for NSAM’s executive officers and a special cash dividend for NSAM’s stockholders now totaling $228 million. In connection with the amendment to the merger agreement, NSAM entered into a voting agreement with MSD Capital L.P. (“MSD”) and its affiliates, which together own approximately 10.2% of NSAM’s outstanding shares, pursuant to which MSD agreed to vote in favor of the Mergers and related proposals. In addition, Colony NorthStar, a Maryland subsidiary of NSAM that will be the surviving parent company of the combined company, filed with the SEC an amended registration statement on Form S-4 that includes a joint proxy statement of the Company, Colony and NSAM and that also constitutes a prospectus of Colony NorthStar.

The transaction is expected to close in January 2017, subject to, among other things, regulatory approvals and the receipt of the Company’s, Colony’s and NSAM’s respective stockholder approvals.

Sales Initiatives

The Company continues to execute a series of sales initiatives including: (i) sales of certain real estate assets; (ii) sales of certain of the Company’s limited partnership interests in real estate private equity funds (“PE Investments”); and (iii) sales and/or accelerated repayments of the Company’s CRE debt and securities investments.

2. Summary of Significant Accounting Policies

Basis of Quarterly Presentation

The accompanying unaudited consolidated financial statements and related notes of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial reporting and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, certain information and note disclosures normally included in the consolidated financial statements prepared under U.S. GAAP have been condensed or omitted. In the opinion of management, all adjustments considered necessary for a fair presentation of the Company’s financial position, results of operations and cash flows have been included and are of a normal and recurring nature. The operating results presented for interim periods are not

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

necessarily indicative of the results that may be expected for any other interim period or for the entire year. These consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the United States Securities and Exchange Commission (the “SEC”).

The three and nine months ended September 30, 2016 represent the Company’s results of operations following the spin-off of its European real estate business (the “NRE Spin-off”) into a separate publicly-traded REIT, NorthStar Realty Europe Corp. (“NorthStar Europe”). The three and nine months ended September 30, 2015 include a carve-out of revenues and expenses attributable to NorthStar Europe recorded in discontinued operations. As a result, the three and nine months ended September 30, 2016 may not be comparable to the prior periods presented. Expenses also included an allocation of indirect expenses of the Company to NorthStar Europe, including salaries and other general and administrative expenses (primarily occupancy and other cost) based on an estimate had the European real estate business been run as an independent entity. This allocation method was principally based on relative headcount and management’s knowledge of the Company’s operations.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, the Operating Partnership and their consolidated subsidiaries. The Company consolidates variable interest entities (“VIE”) where the Company is the primary beneficiary and voting interest entities which are generally majority owned or otherwise controlled by the Company. All significant intercompany balances are eliminated in consolidation.

Variable Interest Entities

A VIE is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes both a qualitative and quantitative analysis. The Company bases its qualitative analysis on its review of the design of the entity, its organizational structure including decision-making ability and relevant financial agreements and the quantitative analysis on the forecasted cash flow of the entity.

The Company reassesses its initial evaluation of an entity as a VIE upon the occurrence of certain reconsideration events.

A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s economic performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. The Company determines whether it is the primary beneficiary of a VIE by considering qualitative and quantitative factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for the Company or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of the Company and the other interests. The Company reassesses its determination of whether it is the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the current and future fair value and performance of investments held by these VIEs and general market conditions.

The Company evaluates its CRE debt and securities, investments in unconsolidated ventures and securitization financing transactions, such as its collateralized debt obligations (“CDOs”) and its liabilities to subsidiary trusts issuing preferred securities (“junior subordinated notes”) to determine whether they are a VIE. The Company analyzes new investments and financings, as well as reconsideration events for existing investments and financings, which vary depending on type of investment or financing.

Voting Interest Entities

A voting interest entity is an entity in which the total equity investment at risk is sufficient to enable it to finance its activities independently and the equity holders have the power to direct the activities of the entity that most significantly impact its economic performance, the obligation to absorb the losses of the entity and the right to receive the residual returns of the entity. The usual condition for a controlling financial interest in a voting interest entity is ownership of a majority voting interest. If the Company has a majority voting interest in a voting interest entity, the entity will generally be consolidated. The Company does not consolidate a voting interest entity if there are substantive participating rights by other parties and/or kick-out rights by a single party or through a simple majority vote.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

The Company performs on-going reassessments of whether entities previously evaluated under the voting interest framework have become VIEs, based on certain events, and therefore subject to the VIE consolidation framework.

Investments in Unconsolidated Ventures

A non-controlling, unconsolidated ownership interest in an entity may be accounted for using the equity method, at fair value or the cost method.

Under the equity method, the investment is adjusted each period for capital contributions and distributions and its share of the entity’s net income (loss). Capital contributions, distributions and net income (loss) of such entities are recorded in accordance with the terms of the governing documents. An allocation of net income (loss) may differ from the stated ownership percentage interest in such entity as a result of a preferred return and allocation formula, if any, as described in such governing documents.

The Company may account for an investment in an unconsolidated entity at fair value by electing the fair value option. The Company elected the fair value option for its investments (directly or indirectly in joint ventures) that own PE Investments and certain investments in unconsolidated ventures (refer to Note 6). The Company records the change in fair value for its share of the projected future cash flow of such investments from one period to another in equity in earnings (losses) from unconsolidated ventures in the consolidated statements of operations. Any change in fair value attributed to market related assumptions is considered unrealized gain (loss).

The Company may account for an investment that does not qualify for equity method accounting or for which the fair value option was not elected using the cost method if the Company determines the investment in the unconsolidated entity is insignificant. Under the cost method, equity in earnings is recorded as dividends are received to the extent they are not considered a return of capital, which is recorded as a reduction of cost of the investment.

Non-controlling Interests

A non-controlling interest in a consolidated subsidiary is defined as the portion of the equity (net assets) in a subsidiary not attributable, directly or indirectly, to the Company. A non-controlling interest is required to be presented as a separate component of equity on the consolidated balance sheets and presented separately as net income (loss) and other comprehensive income (loss) (“OCI”) attributable to non-controlling interests. An allocation to a non-controlling interest may differ from the stated ownership percentage interest in such entity as a result of a preferred return and allocation formula, if any, as described in such governing documents.

Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that could affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could materially differ from those estimates and assumptions.

Reclassifications

Certain prior period amounts have been reclassified in the consolidated financial statements to conform to current period presentation including amounts related to discontinued operations (refer to Note 3).

Comprehensive Income (Loss)

The Company reports consolidated comprehensive income (loss) in separate statements following the consolidated statements of operations. Comprehensive income (loss) is defined as the change in equity resulting from net income (loss) and OCI. The components of OCI principally include: (i) unrealized gain (loss) on real estate securities available for sale for which the fair value option is not elected; (ii) the reclassification of unrealized gain (loss) on real estate securities available for sale for which the fair value option was not elected to realized gain (loss) upon sale or realized event; (iii) the reclassification of unrealized gain (loss) to interest expense on derivative instruments that are or were deemed to be effective hedges; (iv) foreign currency translation adjustment; and (v) reclassification of foreign currency translation into realized gain (loss) on investments and other upon realized event.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Restricted Cash

Restricted cash primarily consists of amounts related to operating real estate. The following table presents a summary of restricted cash as of September 30, 2016 and December 31, 2015 (dollars in thousands):

	September 30, 2016 (Unaudited)	December 31, 2015
Capital expenditures reserves(1)	$102,271	$196,421
Operating real estate escrow reserves(2)	69,686	82,690
CRE debt escrow deposits	26	8,815
Cash in N-Star CDOs(3)	8,085	11,362

Total	$180,068	$299,288

(1)	Primarily represents capital improvements, furniture, fixtures and equipment, tenant improvements, lease renewal and replacement reserves related to operating real estate.
(2)	Primarily represents insurance, real estate tax, repair and maintenance, tenant security deposits and other escrows related to operating real estate.
(3)	Represents proceeds from repayments and/or sales pending distribution in consolidated N-Star CDOs.

Fair Value Option

The fair value option provides an election that allows a company to irrevocably elect to record certain financial assets and liabilities at fair value on an instrument-by-instrument basis at initial recognition. The Company may elect to apply the fair value option for certain investments due to the nature of the instrument. Any change in fair value for assets and liabilities for which the election is made is recognized in earnings.

Operating Real Estate

Operating real estate is carried at historical cost less accumulated depreciation. Ordinary repairs and maintenance are expensed as incurred. Major replacements and improvements which improve or extend the life of the asset are capitalized and depreciated over their useful life. Operating real estate is depreciated using the straight-line method over the estimated useful lives of the assets, summarized as follows:

Category:	Term:
Building (fee interest)	15 to 40 years
Building improvements	Lesser of the useful life or remaining life of the building
Building leasehold interests	Lesser of 40 years or remaining term of the lease
Land improvements	10 to 30 years
Tenant improvements	Lesser of the useful life or remaining term of the lease

The Company accounts for purchases of operating real estate that qualify as business combinations using the acquisition method, where the purchase price is allocated to tangible assets such as land, building, tenant and land improvements and other identified intangibles, such as goodwill. Costs directly related to an acquisition deemed to be a business combination are expensed and included in transaction costs in the consolidated statements of operations. The Company evaluates whether real estate acquired in connection with a foreclosure, UCC/deed in lieu of foreclosure or a consentual modification of a loan (herein collectively referred to as taking title to collateral) (“REO”) constitutes a business and whether business combination accounting is appropriate. Any excess upon taking title to collateral between the carrying value of a loan over the estimated fair value of the property is charged to provision for loan losses.

Operating real estate, including REO, which has met the criteria to be classified as held for sale, is separately presented on the consolidated balance sheets. Such operating real estate is recorded at the lower of its carrying value or its estimated fair value less the cost to sell. Once a property is determined to be held for sale, depreciation is no longer recorded. The Company records a gain (loss) on sale of real estate when title is conveyed to the buyer and the Company has no substantial economic involvement with the property. If the sales criteria for the full accrual method are not met, the Company defers some or all of the gain (loss) recognition by applying the finance, leasing, profit sharing, deposit, installment or cost recovery method, as appropriate, until the sales criteria are met.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Real Estate Debt Investments

CRE debt investments are generally intended to be held to maturity and, accordingly, are carried at cost, net of unamortized loan fees, premium and discount. CRE debt investments that are deemed to be impaired are carried at amortized cost less a loan loss reserve, if deemed appropriate, which approximates fair value. CRE debt investments where the Company does not have the intent to hold the loan for the foreseeable future or until its expected payoff are classified as held for sale and recorded at the lower of cost or estimated value.

The Company may syndicate a portion of the CRE debt investments that it originates or sell the CRE debt investments individually. When a transaction meets the criteria for sale accounting, the Company will derecognize the CRE debt investment sold and recognize gain or loss based on the difference between the sales price and the carrying value of the CRE debt investment sold.

Any related unamortized deferred origination fee, original issue discount, loan origination costs, discount or premium at the time of sale are recognized as an adjustment to the gain (loss) on sale, which is included in interest income on the consolidated statement of operations. Any fees received at the time of sale or syndication are recognized as part of interest income.

Real Estate Securities

The Company classifies its CRE securities investments as available for sale on the acquisition date, which are carried at fair value. The Company historically elected to apply the fair value option for its CRE securities investments. For those CRE securities for which the fair value option was elected, any unrealized gains (losses) from the change in fair value is recorded in unrealized gains (losses) on investments and other in the consolidated statements of operations.

The Company may decide to not elect the fair value option for certain CRE securities due to the nature of the particular instrument. For those CRE securities for which the fair value option was not elected, any unrealized gain (loss) from the change in fair value is recorded as a component of accumulated OCI in the consolidated statements of equity, to the extent impairment losses are considered temporary.

Deferred Costs

Deferred costs primarily include deferred financing costs and deferred lease costs. Deferred financing costs represent commitment fees, legal and other third-party costs associated with obtaining financing. Costs related to revolving credit facilities are recorded in other assets and are amortized to interest expense using the straight-line basis over the term of the facility. Costs related to other borrowings are recorded net against the carrying value of such borrowings and are amortized to interest expense using the effective interest method. Unamortized deferred financing costs are expensed when the associated facility is repaid before maturity. Costs incurred in seeking financing transactions, which do not close, are expensed in the period in which it is determined that the financing will not occur. Deferred lease costs consist of fees incurred to initiate and renew operating leases, which are amortized on a straight-line basis over the remaining lease term and are recorded to depreciation and amortization in the consolidated statements of operations.

Intangible Assets and Intangible Liabilities

The Company records acquired identified intangibles, which includes intangible assets (such as value of the above-market leases, in-place leases, below-market ground leases, goodwill and other intangibles) and intangible liabilities (such as the value of below-market leases), based on estimated fair value. The value allocated to the identified intangibles are amortized over the remaining lease term. Above/below-market leases are amortized into rental income, below-market ground leases are amortized into real estate properties-operating expense and in-place leases are amortized into depreciation and amortization expense.

Goodwill represents the excess of the purchase price over the fair value of net tangible and intangible assets acquired in a business combination and is not amortized. The Company analyzes goodwill for impairment on an annual basis and whenever events or changes in circumstances indicate that the carrying value of goodwill may not be fully recoverable. The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit, related to such goodwill, is less than the carrying amount as a basis to determine whether the two-step impairment test is necessary. The first step in the impairment test compares the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds fair value, the second step is required to determine the amount of the impairment loss, if any, by comparing the implied fair value of the reporting unit goodwill with the carrying amount of such goodwill. The implied fair value of goodwill is derived by performing a hypothetical purchase price allocation for the reporting unit as of the measurement date, allocating the reporting unit’s estimated fair value to its net assets and identifiable intangible assets. The residual amount represents the implied fair value of goodwill. To the extent this amount is below the carrying value of goodwill, an impairment loss is recorded in the consolidated statements of operations. For the nine months ended September 30, 2016, there were no triggering events that required a test of impairment of goodwill.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Summary

The following table presents identified intangibles as of September 30, 2016 and December 31, 2015 (dollars in thousands):

	September 30, 2016 (Unaudited)			December 31, 2015
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Intangible assets:
In-place leases	$167,329	$(62,662)	$104,667	$289,124	$(82,089)	$207,035
Above-market leases	193,503	(36,500)	157,003	268,426	(35,940)	232,486
Goodwill(1)	44,767	NA	44,767	48,635	NA	48,635
Other(2)	40,580	(3,300)	37,280	41,149	(2,028)	39,121

Total	$446,179	$(102,462)	$343,717	$647,334	$(120,057)	$527,277

Intangible liabilities:
Below-market leases	$145,830	$(34,002)	$111,828	$177,931	$(30,462)	$147,469
Above-market ground leases	2,236	(97)	2,139	2,236	(63)	2,173

Total	$148,066	$(34,099)	$113,967	$180,167	$(30,525)	$149,642

(1)	Represents goodwill associated with two acquisitions of healthcare portfolios that operate through the REIT Investment Diversification and Empowerment Act of 2007 (“RIDEA”) structures. For the year ended December 31, 2015, the Company recorded an estimated goodwill impairment of $25.5 million related to a healthcare portfolio acquired in 2014, which was finalized during the three months ended March 31, 2016. The change in goodwill for the nine months ended September 30, 2016 relates to foreign currency translation associated with a healthcare portfolio in the United Kingdom.
(2)	Primarily represents the value associated with certificates of need associated with certain healthcare properties, franchise agreements associated with certain hotel properties and other intangible assets.

Other Assets and Other Liabilities

The following tables present a summary of other assets and other liabilities as of September 30, 2016 and December 31, 2015 (dollars in thousands):

	September 30, 2016 (Unaudited)	December 31, 2015
Other assets:
Cash collateral held by derivative counterparty (refer to Note 14)	$161,215	$—
Unbilled rent receivable, net of allowance of $116 as of September 30, 2016 and December 31, 2015	58,335	46,262
Investment-related reserves	26,268	47,380
Prepaid expenses	19,269	22,573
Deferred tax assets, net	15,325	24,435
Investment deposits and pending deal costs	8,892	568
Deferred costs	8,744	9,461
Derivative assets (refer to Note 14)	4	116
Other	2,763	3,351

Total	$300,815	$154,146

	September 30, 2016 (Unaudited)	December 31, 2015
Other liabilities:
Deferred tax liabilities	$27,263	$50,341
Prepaid rent and unearned revenue	19,934	24,697
Tenant security deposits	11,538	30,327
Escrow deposits payable	4,184	11,753
PE Investment XIV deferred purchase price (refer to Note 5)	3,161	44,212
Other	7,046	4,526

Total	$73,126	$165,856

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Revenue Recognition

Operating Real Estate

Rental and escalation income from operating real estate is derived from leasing of space to various types of tenants and healthcare operators. Rental revenue recognition commences when the tenant takes possession of the leased space and the leased space is substantially ready for its intended use. The leases are for fixed terms of varying length and generally provide for annual rentals and expense reimbursements to be paid in monthly installments. Rental income from leases is recognized on a straight-line basis over the term of the respective leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are included in unbilled rent receivable in other assets on the consolidated balance sheets. The Company amortizes any tenant inducements as a reduction of revenue utilizing the straight-line method over the term of the lease. Escalation income represents revenue from tenant/operator leases which provide for the recovery of all or a portion of the operating expenses and real estate taxes paid by the Company on behalf of the respective property. This revenue is accrued in the same period as the expenses are incurred.

The Company generates operating income from healthcare and hotel properties permitted by RIDEA. Revenue related to healthcare properties includes resident room and care charges and other resident charges. Revenue related to operating hotel properties primarily consists of room and food and beverage sales. Revenue is recognized when such services are provided, generally defined as the date upon which a resident or guest occupies a room or uses the healthcare property or hotel services and is recorded in resident fee income for healthcare properties and hotel related income for hotel properties in the consolidated statements of operations.

In a situation in which a lease(s) associated with a significant tenant have been, or are expected to be, terminated early, the Company evaluates the remaining useful life of depreciable or amortizable assets in the asset group related to the lease that will be terminated (i.e., tenant improvements, above- and below-market lease intangibles, in-place lease value and deferred leasing costs). Based upon consideration of the facts and circumstances surrounding the termination, the Company may write-off or accelerate the depreciation and amortization associated with the asset group. Such amounts are included within rental and escalation income for above-and below-market lease intangibles and depreciation and amortization in the consolidated statements of operations.

Real Estate Debt Investments

Interest income is recognized on an accrual basis and any related premium, discount, origination costs and fees are amortized over the life of the investment using the effective interest method. The amortization is reflected as an adjustment to interest income in the consolidated statements of operations. The amortization of a premium or accretion of a discount is discontinued if such loan is reclassified to held for sale.

Real Estate Securities

Interest income is recognized using the effective interest method with any premium or discount amortized or accreted through earnings based on expected cash flow through the expected maturity date of the security. Changes to expected cash flow may result in a change to the yield which is then applied retrospectively for high-credit quality securities that cannot be prepaid or otherwise settled in such a way that the holder would not recover substantially all of the investment or prospectively for all other securities to recognize interest income.

Credit Losses and Impairment on Investments

Operating Real Estate

The Company’s real estate portfolio is reviewed on a quarterly basis, or more frequently as necessary, to assess whether there are any indicators that the value of its operating real estate may be impaired or that its carrying value may not be recoverable. A property’s value is considered impaired if the Company’s estimate of the aggregate expected future undiscounted cash flow to be generated by the property is less than the carrying value of the property. In conducting this review, the Company considers U.S. and global macroeconomic factors and real estate sector conditions together with investment specific and other factors. To the extent an impairment has occurred, the loss is measured as the excess of the carrying value of the property over the estimated fair value of the property and recorded in impairment losses in the consolidated statements of operations.

An allowance for a doubtful account for a receivable is established based on a periodic review of aged receivables resulting from estimated losses due to the inability of such tenant/operator/resident/guest to make required rent and other payments contractually due. Additionally, the Company establishes, on a current basis, an allowance for future lessee credit losses on unbilled rent receivable based on an evaluation of the collectability of such amounts.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Real Estate Debt Investments

Loans are considered impaired when based on current information and events, it is probable that the Company will not be able to collect principal and interest amounts due according to the contractual terms. The Company assesses the credit quality of the portfolio and adequacy of loan loss reserves on a quarterly basis or more frequently as necessary. Significant judgment of the Company is required in this analysis. The Company considers the estimated net recoverable value of the loan as well as other factors, including but not limited to the fair value of any collateral, the amount and the status of any senior debt, the quality and financial condition of the borrower and the competitive situation of the area where the underlying collateral is located. Because this determination is based on projections of future economic events, which are inherently subjective, the amount ultimately realized may differ materially from the carrying value as of the balance sheet date. If upon completion of the assessment, the estimated fair value of the underlying collateral is less than the net carrying value of the loan, a loan loss reserve is recorded with a corresponding charge to provision for loan losses. The loan loss reserve for each loan is maintained at a level that is determined to be adequate by management to absorb probable losses.

Income recognition is suspended for a loan at the earlier of the date at which payments become 90-days past due or when, in the opinion of the Company, a full recovery of income and principal becomes doubtful. When the ultimate collectability of the principal of an impaired loan is in doubt, all payments are applied to principal under the cost recovery method. When the ultimate collectability of the principal of an impaired loan is not in doubt, contractual interest is recorded as interest income when received, under the cash basis method until an accrual is resumed when the loan becomes contractually current and performance is demonstrated to be resumed. A loan is written off when it is no longer realizable and/or legally discharged.

Investments in Unconsolidated Ventures

The Company reviews its investments in unconsolidated ventures for which the Company did not elect the fair value option on a quarterly basis, or more frequently as necessary, to assess whether there are any indicators that the value may be impaired or that its carrying value may not be recoverable. An investment is considered impaired if the projected net recoverable amount over the expected holding period is less than the carrying value. In conducting this review, the Company considers U.S. and global macroeconomic factors, including real estate sector conditions, together with investment specific and other factors. To the extent an impairment has occurred and is considered to be other than temporary, the loss is measured as the excess of the carrying value of the investment over the estimated fair value and recorded in provision for loss on equity investment in the consolidated statements of operations.

Real Estate Securities

CRE securities for which the fair value option is elected are not evaluated for other-than-temporary impairment (“OTTI”) as any change in fair value is recorded in the consolidated statements of operations. Realized losses on such securities are reclassified to realized gain (loss) on investments and other as losses occur.

CRE securities for which the fair value option is not elected are evaluated for OTTI quarterly. Impairment of a security is considered to be other-than-temporary when: (i) the holder has the intent to sell the impaired security; (ii) it is more likely than not the holder will be required to sell the security; or (iii) the holder does not expect to recover the entire amortized cost of the security. When a CRE security has been deemed to be other-than-temporarily impaired due to (i) or (ii), the security is written down to its fair value and an OTTI is recognized in the consolidated statements of operations. In the case of (iii), the security is written down to its fair value and the amount of OTTI is then bifurcated into: (a) the amount related to expected credit losses; and (b) the amount related to fair value adjustments in excess of expected credit losses. The portion of OTTI related to expected credit losses is recognized in the consolidated statements of operations. The remaining OTTI related to the valuation adjustment is recognized as a component of accumulated OCI in the consolidated statements of equity. The portion of OTTI recognized through earnings is accreted back to the amortized cost basis of the security through interest income, while amounts recognized through OCI are amortized over the life of the security with no impact on earnings. CRE securities which are not high-credit quality are considered to have an OTTI if the security has an unrealized loss and there has been an adverse change in expected cash flow. The amount of OTTI is then bifurcated as discussed above.

Troubled Debt Restructuring

CRE debt investments modified in a troubled debt restructuring (“TDR”) are modifications granting a concession to a borrower experiencing financial difficulties where a lender agrees to terms that are more favorable to the borrower than is otherwise available in the current market. Management judgment is necessary to determine whether a loan modification is considered a TDR. Troubled debt that is fully satisfied via taking title to collateral, repossession or other transfers of assets is generally included in the definition of TDR. Loans acquired as a pool with deteriorated credit quality that have been modified are not considered a TDR.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Equity-Based Compensation

The Company accounts for equity-based compensation awards, including awards granted to co-employees, using the fair value method, which requires an estimate of fair value of the award. Awards may be based on a variety of measures such as time, performance, market or a combination thereof. For time-based awards, fair value is determined based on the stock price on the grant date. The Company recognizes compensation expense over the vesting period on a straight-line basis or the attribution method depending if the grant is to an employee or non-employee. For performance-based awards, fair value is determined based on the stock price at the date of grant and an estimate of the probable achievement of such measure. The Company recognizes compensation expense over the requisite service period, net of estimated forfeitures, using the accelerated attribution expense method. For market-based measures, fair value is determined using a Monte Carlo analysis under a risk-neutral premise using a risk-free interest rate. The Company recognizes compensation expense, over the requisite service period, net of estimated forfeitures, on a straight-line basis. For awards with a combination of performance or market measures, the Company estimates the fair value as if it were two separate awards. First, the Company estimates the probability of achieving the performance measure. If it is not probable the performance condition will be met, the Company records the compensation expense based on the fair value of the market measure, as described above. This expense is recorded even if the market-based measure is never met. If the performance-based measure is subsequently estimated to be achieved, the Company records compensation expense based on the performance-based measure. The Company would then record a cumulative catch-up adjustment for any additional compensation expense.

Equity-based compensation issued to non-employees is accounted for using the fair value of the award at the earlier of the performance commitment date or performance completion date. Time-based awards are remeasured every quarter based on the stock price as of the end of the reporting period until such awards vest, if any.

Foreign Currency

Assets and liabilities denominated in a foreign currency for which the functional currency is a foreign currency are translated using the currency exchange rate in effect at the end of the period presented and the results of operations for such entities are translated into U.S. dollars using the average currency exchange rate in effect during the period. The resulting foreign currency translation adjustment is recorded as a component of accumulated OCI in the consolidated statements of equity.

Assets and liabilities denominated in a foreign currency for which the functional currency is the U.S. dollar are remeasured using the currency exchange rate in effect at the end of the period presented and the results of operations for such entities are remeasured into U.S. dollars using the average currency exchange rate in effect during the period. The resulting foreign currency remeasurement adjustment is recorded in unrealized gain (loss) on investments and other in the consolidated statements of operations.

Earnings Per Share

The Company’s basic earnings per share (“EPS”) is calculated by dividing net income (loss) attributable to common stockholders by the weighted average number of common stock outstanding. Diluted EPS includes restricted stock and the potential dilution that could occur if outstanding restricted stock units (“RSUs”) or other contracts to issue common stock, assuming performance hurdles have been met, were converted to common stock (including limited partnership interests in the Operating Partnership which are structured as profits interests (“LTIP Units”) (refer to Note 10), where such exercise or conversion would result in a lower EPS. The dilutive effect of such RSUs and LTIP Units is calculated assuming all units are converted to common stock.

Discontinued Operations

Subsequent to the early adoption of the accounting standards update on the presentation of discontinued operations beginning in April 2014, the Company presents spin-offs of businesses and portfolios of properties that are sold or classified as held for sale as discontinued operations provided that the disposal represents a strategic shift that has (or will have) a major effect on the Company’s operations and financial results.

Income Taxes

The Company has elected to be taxed as a REIT and to comply with the related provisions of the Internal Revenue Code of 1986, as amended, the (“Code”). Accordingly, the Company generally will not be subject to U.S. federal income tax to the extent of its distributions to stockholders and as long as certain asset, income and share ownership tests are met. To maintain its qualification as a REIT, the Company must annually distribute at least 90% of its REIT taxable income to its stockholders and meet certain other requirements. The Company may also be subject to certain state, local and franchise taxes. Under certain circumstances, federal income and excise taxes may be due on its undistributed taxable income. If the Company were to fail to meet these requirements, it would be subject to U.S. federal income tax, which could have a material adverse impact on its results of operations and amounts available for distributions to its stockholders. The Company believes that all of the criteria to maintain the Company’s REIT qualification have been met for the applicable periods, but there can be no assurance that these criteria will continue to be met in subsequent periods.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

The Company may invest through a taxable REIT subsidiary (“TRS”) which can be subject to U.S. federal, state and local income taxes and foreign taxes. In general, a TRS of the Company may perform non-customary services for tenants, hold assets that the REIT cannot hold directly and may engage in real estate or non-real estate-related business. The Company has established several TRSs in jurisdictions for which no taxes are assessed on corporate earnings. The Company generally must include in earnings the income from these TRSs even if it has received no cash distributions. Additionally, the Company has invested in certain real estate assets in Europe, for which local country level taxes will be due on earnings (or other measure) and in some cases withholding taxes for the repatriation of earnings back to the REIT. The REIT will not generally be subject to any additional U.S. taxes on the repatriation of its earnings.

Current and deferred taxes are recorded on the portion of earnings (losses) recognized by the Company with respect to its interest in TRSs and taxable foreign subsidiaries. Deferred income tax assets and liabilities are calculated based on temporary differences between the Company’s U.S. GAAP consolidated financial statements and the federal, state, local and foreign tax basis of assets and liabilities as of the consolidated balance sheet date. The Company evaluates the realizability of its deferred tax assets (e.g., net operating loss and capital loss carryforwards) and recognizes a valuation allowance if, based on the available evidence, it is more likely than not that some portion or all of its deferred tax assets will not be realized. When evaluating the realizability of its deferred tax assets, the Company considers estimates of expected future taxable income, existing and projected book/tax differences, tax planning strategies available and the general and industry specific economic outlook. This realizability analysis is inherently subjective, as it requires the Company to forecast its business and general economic environment in future periods. Changes in estimate of deferred tax asset realizability, if any, are included in provision for income tax expense included in income tax benefit (expense) in the consolidated statements of operations.

Other

Refer to Note 2 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for further disclosure of the Company’s significant accounting policies.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued an accounting update requiring a company to recognize as revenue the amount of consideration it expects to be entitled to in connection with the transfer of promised goods or services to customers. The accounting standard update will replace most of the existing revenue recognition guidance currently promulgated by U.S. GAAP. In July 2015, the FASB decided to delay the effective date of the new revenue standard by one year. The effective date of the new revenue standard for the Company will be January 1, 2018. The Company is evaluating the impact, if any, of the update on its consolidated financial position, results of operations and financial statement disclosures.

In February 2015, the FASB issued updated guidance that changes the rules regarding consolidation. The pronouncement eliminates specialized guidance for limited partnerships and similar legal entities and removes the indefinite deferral for certain investment funds. The new guidance is effective for annual periods and interim periods within those annual periods beginning after December 15, 2015, with early adoption permitted. The Company adopted this guidance in the first quarter 2016 and determined the Company’s Operating Partnership is considered a VIE. The Company is the primary beneficiary of the VIE, the VIE’s assets can be used for purposes other than the settlement of the VIE’s obligations and the Company’s partnership interest is considered a majority voting interest. As such, this standard resulted in the identification of additional VIEs, however it did not have a material impact on the Company’s consolidated financial position or results of operations. Refer to Note 16 for further disclosure.

In January 2016, the FASB issued an accounting update that addresses certain aspects of recognition, measurement, presentation and disclosure of financial instruments. The new guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. The Company is evaluating the impact, if any, that this guidance will have on its consolidated financial position, results of operations and financial statement disclosures.

In February 2016, the FASB issued an accounting update that requires lessees to present right-of-use assets and lease liabilities on the balance sheet. The new guidance is to be applied using a modified retrospective approach at the beginning of the earliest comparative period in the financial statements and is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company is evaluating the impact, if any, that this guidance will have on its consolidated financial position, results of operations and financial statement disclosures.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

In March 2016, the FASB issued guidance clarifying that an assessment of whether an embedded contingent put or call option is clearly and closely related to a borrowing requires only an analysis of the four-step decision sequence. Additionally, entities are not required to separately assess whether the contingency itself is clearly and closely related. Entities are required to apply the guidance to existing instruments in scope using a modified retrospective transition method as of the period of adoption. The guidance is effective for fiscal years beginning after December 15, 2016 and interim periods within those years. Early adoption is permitted. The Company is evaluating the impact, if any, that this guidance will have on its consolidated financial position, results of operations and financial statement disclosures.

In March 2016, the FASB issued guidance which eliminates the requirement for an investor to retroactively apply the equity method when its increase in ownership interest (or degree of influence) in an investee triggers equity method accounting. The update requires that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment become qualified for equity method accounting. The update should be applied prospectively upon their effective date to increases in the level of ownership interests or degree of influence that results in the adoption of the equity method. The guidance is effective for fiscal years beginning after December 15, 2016 and interim periods within those fiscal years. Early adoption is permitted. The Company has concluded that this guidance will not have any impact on its consolidated financial position, results of operations and financial statement disclosures.

In March 2016, the FASB issued guidance which amends several aspects of the accounting for equity-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statements of cash flows. The guidance is effective for interim and annual reporting periods in fiscal years beginning after December 15, 2017. The Company is evaluating the impact, if any, that this guidance will have on its consolidated financial position, results of operations and financial statement disclosures.

In June 2016, the FASB issued guidance which changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. Additionally, entities will have to disclose significantly more information, including information used to track credit quality by year of origination, for most financing receivables. The new guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2019. Early adoption is permitted. The Company is evaluating the impact, if any, that this guidance will have on its consolidated financial position, results of operations and financial statement disclosures.

In September 2016, the FASB issued final amendments to clarify how entities should classify certain cash receipts and cash payments in the consolidated statement of cash flows as they may have aspects of more than one class of cash flows. The guidance is effective for fiscal years and interim periods within those years, beginning after December 15, 2017. The Company is evaluating the impact, if any, that this guidance will have in its consolidated statement of cash flows.

3. Operating Real Estate

The following table presents operating real estate, net as of September 30, 2016 and December 31, 2015 (dollars in thousands):

	September 30, 2016 (Unaudited)	December 31, 2015
Land and improvements	$1,035,654	$1,195,915
Buildings and improvements	5,799,139	6,728,957
Building leasehold interests and improvements	723,185	723,573
Furniture, fixtures and equipment	376,525	346,628
Tenant improvements	109,078	165,539
Construction in progress	78,444	57,663

Subtotal	8,122,025	9,218,275
Less: Accumulated depreciation	(675,399)	(511,113)
Less: Operating real estate impairment	(74,630)	(4,903)

Operating real estate, net	$7,371,996	$8,702,259

Real Estate Impairment

During the quarter ended September 30, 2016, the Company identified an indicator of impairment at 18 of its hotels in one of its hotel portfolios, primarily due to decreased operating performance and continued economic weakness. As required by the impairment guidance, once an indicator of impairment is identified, the Company is required to perform a test of recoverability. This test compares the sum of the estimated future cash flow attributable to the hotel over its remaining anticipated holding period

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

and from its disposition to its carrying value. Assumptions used for the individual hotels were determined by management, based on discussions with NSAM’s asset management group and its hotel management company. The Company determined that the estimated undiscounted future cash flow attributable to the hotels did not exceed their carrying value and impairment existed. As a result, the Company recorded a $69.7 million impairment charge in the consolidated statements of operations. Fair value was determined based on a discounted cash flow using third-party market data, considered Level 3 inputs. As the fair value of the properties impaired for the three months ended September 30, 2016 was determined in part by management estimates, a reasonable possibility exists that future changes to inputs and assumptions could affect the accuracy of management’s estimates and such future changes could lead to recovery of impairment or further possible impairment in the future.

In addition, in connection with a property held for sale, the Company recognized a $0.7 million impairment charge to reduce the carrying value of such property as compared to its estimated net realizable value. The impairment charge was based upon certain disposition costs incurred in connection with such sale. These inputs are classified as Level 3 of the fair value hierarchy.

Real Estate Held for Sale

The following table summarizes the Company’s operating real estate held for sale as of September 30, 2016 (dollars in thousands):

		Assets				Liabilities
Description	Properties	Operating Real Estate, Net	Intangible Assets, Net	Other Assets	Total(1)	Mortgage and Other Notes Payable, Net	Intangible Liabilities, Net	Other Liabilities	Total	WA Ownership Interest
Manufactured housing communities(2)	135	$1,441,656	$23,983	$126,719	$1,592,358	$1,255,454	$—	$25,983	$1,281,437	94%
Medical office buildings(3)	38	742,485	63,818	1,428	807,731	—	19,229	—	19,229	86%
Multifamily(4)	6	181,627	—	—	181,627	146,662	—	—	146,662	90%
Other	5	69,693	2,539	11	72,243	41,051	14,280	—	55,331	NA

Total	184	$2,435,461	$90,340	$128,158	$2,653,959	$1,443,167	$33,509	$25,983	$1,502,659

(1)	Represents operating real estate and intangible assets, net of depreciation and amortization of $269.0 million.
(2)	In May 2016, the Company entered into an agreement to sell its manufactured housing portfolio for $2.0 billion with $1.3 billion of related mortgage financing expected to be assumed as part of the transaction. The Company expects to receive $614.8 million of net proceeds, including a $50.0 million deposit made by the buyer. The Company expects the transaction to close in the first quarter 2017. There is no assurance this transaction will close on the terms anticipated, if at all.
(3)	In September 2016, the Company entered into a definitive agreement to sell a portfolio of medical office buildings within the Griffin-American Healthcare REIT II, Inc. portfolio (“Griffin-American Portfolio”) for $837.9 million with $692.2 million of related mortgage financing expected to be paid off as part of the transaction. The Company expects to receive $114.8 million of net proceeds. The Company expects the transaction to close in the fourth quarter 2016. There is no assurance this transaction will close on the terms anticipated, if at all.
(4)	To date through November 2016, the Company sold ten multifamily properties for $307 million with $210 million of mortgage financing assumed as part of the transaction. The Company received $85 million of net proceeds. The Company continues to explore the sale of the remaining two properties, including one multifamily property accounted for as an investment in unconsolidated venture (refer to Note 6).

In March 2016, the Company sold its 60% interest in the $898.7 million independent living facility portfolio (“Senior Housing Portfolio”) for $534.5 million. The Company received $149.4 million of proceeds, net of sales costs. Refer to Note 9. Related Party Arrangements for further disclosure.

In September 2016, the Company redeemed its interests in a net lease industrial real estate portfolio (“Industrial Portfolio”) for $169.6 million of net proceeds, including $3.1 million of acceleration of discount and fees.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Spin-off of European Real Estate Business

On October 31, 2015, the Company completed the NRE Spin-off into a separate publicly-traded REIT, NorthStar Europe, in the form of a taxable distribution. In connection with the NRE Spin-off, each of the Company’s common stockholders received shares of NorthStar Europe’s common stock on a one-for-six basis, before giving effect to a one-for-two reverse stock split of the Company’s common stock (the “Reverse Split”). The Company contributed to NorthStar Europe approximately $2.6 billion of European real estate, at cost (excluding the Company’s European healthcare properties), comprised of 52 properties spanning across some of Europe’s top markets and $250 million of cash. In connection with the NRE Spin-off, $2.8 billion of assets were transferred and $1.9 billion of liabilities were assumed by NorthStar Europe.

For the three months ended September 30, 2015, the Company recorded a $16.6 million net loss included in discontinued operations in the Company’s consolidated statements of operations associated with NorthStar Europe which represented a carve-out of revenues of $41.7 million and expenses of $58.3 million, primarily related to transaction costs. For the nine months ended September 30, 2015, the Company recorded a $114.2 million net loss included in discontinued operations in the Company’s consolidated statements of operations associated with NorthStar Europe which represented a carve-out of revenues of $75.7 million and expenses of $189.9 million, primarily related to transaction costs.

4. Real Estate Debt Investments

The following table presents CRE debt investments as of September 30, 2016 (dollars in thousands):

					Weighted Average
	Number	Principal Amount	Carrying Value	Allocation by Investment Type(3)	Fixed Rate	Spread Over LIBOR(4)	Yield(5)	Floating Rate as % of Principal Amount(3)
Asset Type:
First mortgage loans(1)	6	$145,034	$117,927	35.8%	6.98%	8.47%	4.66%	42.7%
Mezzanine loans	6	22,566	16,940	5.6%	9.10%	3.57%	7.86%	49.6%
Subordinate interests	4	167,598	166,466	41.4%	11.83%	11.99%	8.22%	59.4%
Corporate loans	4	35,747	31,154	8.8%	12.92%	—%	14.82%	—%

Subtotal/Weighted average(2)(6)	20	370,945	332,487	91.6%	11.90%	13.85%	7.56%	46.6%

CRE debt in N-Star CDOs
First mortgage loans	1	21,273	3,637	5.3%	—%	—%	—%	100.0%
Mezzanine loans	1	11,000	10,915	2.7%	8.00%	—%	8.06%	—%
Corporate loans	6	1,500	1,500	0.4%	6.75%	—%	6.75%	—%

Subtotal/Weighted average	8	33,773	16,052	8.4%	7.85%	—%	6.11%	63.0%

Total	28	$404,718	$348,539	100.0%	11.50%	12.33%	7.49%	47.9%

(1)	Includes three loans that pursuant to certain terms and conditions which may or may not be satisfied, where the Company has an option to purchase the properties securing these loans. One of these three loans is a Sterling denominated loan of £66.7 million, of which £22.0 million is available to be funded as of September 30, 2016. This loan has various maturity dates depending upon the timing of advances; however, will be no later than March 2022.
(2)	Assuming that all loans that have future fundings meet the terms to qualify for such funding, the Company’s cash requirement on future fundings would be $7.9 million.
(3)	Based on principal amount.
(4)	$62.0 million principal amount (excluding CRE debt in N-Star CDOs) has a weighted average LIBOR floor of 0.94%.
(5)	Based on initial maturity and for floating-rate debt, calculated using one-month LIBOR as of September 30, 2016 and for CRE debt with a LIBOR floor greater than LIBOR, using such floor.
(6)	All CRE debt investments are unleveraged.

To date through November 2016, the Company sold or received repayment for 15 CRE debt investments and a REO with a total principal amount of $388.6 million and used $72.1 million of proceeds to pay down the Company’s loan facility in full, resulting in $313.2 million of net proceeds.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

The following table presents CRE debt investments as of December 31, 2015 (dollars in thousands):

					Weighted Average
	Number	Principal Amount	Carrying Value	Allocation by Investment Type(2)	Fixed Rate	Spread Over LIBOR(3)	Yield(4)	Floating Rate as % of Principal Amount(2)
Asset Type:
First mortgage loans(1)	11	$286,628	$260,237	51.6%	7.09%	4.95%	3.80%	55.8%
Mezzanine loans	6	22,361	18,630	4.0%	9.04%	4.00%	7.10%	39.9%
Subordinate interests	4	171,044	169,781	30.8%	13.04%	5.65%	8.72%	59.0%
Corporate loans	4	35,215	30,681	6.3%	12.93%	—%	14.84%	—%

Subtotal/Weighted average	25	515,248	479,329	92.7%	10.51%	5.26%	6.38%	52.5%

CRE debt in N-Star CDOs
First mortgage loans	2	26,957	9,321	4.9%	—%	1.27%	3.78%	100.0%
Mezzanine loans	1	11,000	10,675	2.0%	8.00%	—%	8.24%	—%
Corporate loans	6	2,149	2,149	0.4%	6.74%	—%	6.74%	—%

Subtotal/Weighted average	9	40,106	22,145	7.3%	7.79%	1.27%	6.22%	67.2%

Total	34	$555,354	$501,474	100.0%	10.33%	4.79%	6.37%	53.5%

Real estate debt, held for sale(5)	7	$225,037	$224,677	NA	13.65%	7.41%	10.89%	52.5%

(1)	Includes three loans that pursuant to certain terms and conditions which may or may not be satisfied, where the Company has an option to purchase the properties securing these loans. One is a Sterling denominated loan of £66.7 million. This loan has various maturity dates depending upon the timing of advances; however, will be no later than March 2022.
(2)	Based on principal amount.
(3)	$63.9 million principal amount (excluding CRE debt in N-Star CDOs) has a weighted average LIBOR floor of 0.95%. Includes one first mortgage loan with a principal amount of $5.8 million with a spread over the prime rate.
(4)	Based on initial maturity and for floating-rate debt, calculated using one-month LIBOR as of December 31, 2015 and for CRE debt with a LIBOR floor, using such floor.
(5)	In the first quarter 2016, the Company sold these seven loans and used $46.9 million of proceeds to pay down the Company’s loan facility, resulting in net proceeds of $178.2 million.

The following table presents maturities of CRE debt investments based on principal amount as of September 30, 2016 (dollars in thousands):

	Current Maturity	Maturity Including Extensions(1)
October 1 to December 31, 2016	$65,356	$65,356
Years ending December 31:
2017	5,903	5,903
2018	1,343	1,343
2019	—	—
2020	—	—
Thereafter	267,819	267,819

Total(2)	$340,421	$340,421

(1)	Assumes that all debt with extension options will qualify for extension at such maturity according to the conditions stipulated in the governing documents.
(2)	Excludes four non-performing loans (“NPLs”) with an aggregate principal amount of $64.3 million as of September 30, 2016 due to maturity defaults.

As of September 30, 2016, the weighted average maturity, including extensions, of CRE debt investments was 5.1 years.

Actual maturities may differ from contractual maturities as certain borrowers may have the right to prepay with or without prepayment penalty. The Company may also extend certain contractual maturities in connection with loan modifications.

The principal amount of CRE debt investments differs from the carrying value primarily due to unamortized origination fees and costs, unamortized premium and discount and loan loss reserves recorded as part of the carrying value of the investment. As of September 30, 2016, the Company had $39.5 million of net unamortized discount and $1.3 million of net unamortized origination fees and costs.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Provision for Loan Losses

The following table presents activity in loan loss reserves on CRE debt investments for the three and nine months ended September 30, 2016 and 2015 (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016		2015
Beginning balance	$10,960	$5,799	$7,839		$5,599
Provision for (reversal of) loan losses, net(1)	1,802	—	4,923	(2)	200

Ending balance	$12,762	$5,799	$12,762		$5,799

(1)	Excludes $0.1 million and $0.3 million provision for loan losses for the three and nine months ended September 30, 2016, respectively, relating to manufactured housing notes receivables recorded in assets of properties held for sale as of September 30, 2016 and $0.1 million and $0.7 million for the three and nine months ended September 30, 2015, respectively, recorded in other assets as of September 30, 2015.
(2)	Excludes $2.8 million of provision for loan losses primarily relating to exit fees on real estate debt, held for sale.

Credit Quality Monitoring

CRE debt investments are typically loans secured by direct senior priority liens on real estate properties or by interests in entities that directly own real estate properties, which serve as the primary source of cash for the payment of principal and interest. The Company evaluates its debt investments at least quarterly and differentiates the relative credit quality principally based on: (i) whether the borrower is currently paying contractual debt service in accordance with its contractual terms; and (ii) whether the Company believes the borrower will be able to perform under its contractual terms in the future, as well as the Company’s expectations as to the ultimate recovery of principal at maturity.

The Company categorizes a debt investment for which it expects to receive full payment of contractual principal and interest payments as a “loan with no loan loss reserve.” The Company categorizes a debt investment as an NPL if it is in maturity default and/or past due at least 90 days on its contractual debt service payments. The Company considers the remaining debt investments to be of weaker credit quality and categorizes such loans as “other loans with a loan loss reserve/non-accrual status.” These loans are not considered NPLs because such loans are performing in accordance with contractual terms but the loans have a loan loss reserve and/or are on non-accrual status. Even if a borrower is currently paying contractual debt service or debt service is not due in accordance with its contractual terms, the Company may still determine that the borrower may not be able to perform under its contractual terms in the future and make full payment upon maturity. The Company’s definition of an NPL may differ from that of other companies that track NPLs.

The following table presents the carrying value of CRE debt investments, by credit quality indicator, as of each applicable balance sheet date (dollars in thousands):

Credit Quality Indicator:	September 30, 2016	December 31, 2015
Loans with no loan loss reserve:
First mortgage loans(1)	$79,365	$168,978
Mezzanine loans	22,232	29,305
Subordinate interests	166,466	169,781
Corporate loans	32,654	32,830

Subtotal	300,717	400,894
Other loans with a loan loss reserve/non-accrual status:
First mortgage loans	—	4,137
Mezzanine loans(2)	5,623	—

Subtotal	5,623	4,137
Non-performing loans	42,199	96,443

Total	$348,539	$501,474

(1)	Includes one first mortgage loan acquired with deteriorated credit quality with a carrying value of $3.0 million and $3.1 million as of September 30, 2016 and December 31, 2015, respectively.
(2)	Includes one mezzanine loan with a 100% loan loss reserve with a principal amount of $3.8 million as of September 30, 2016 and December 31, 2015. Such loan is not considered a NPL as debt service is currently being received.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Impaired Loans

The Company considers impaired loans to generally include NPLs, loans with a loan loss reserve, loans on non-accrual status (excluding loans acquired with deteriorated credit quality) and TDRs. The following table presents impaired loans as of September 30, 2016 and December 31, 2015 (dollars in thousands):

	September 30, 2016				December 31, 2015
	Number	Principal Amount(1)	Carrying Value(1)	Loan Loss Reserve	Number	Principal Amount(1)	Carrying Value(1)	Loan Loss Reserve
Class of Debt:
First mortgage loans(2)	4	$64,297	$42,199	$7,194	5	$119,677	$100,580	$4,073
Mezzanine loans	2	11,190	5,623	5,568	1	3,766	—	3,766

Total	6	$75,487	$47,822	$12,762	6	$123,443	$100,580	$7,839

(1)	Principal amount differs from carrying value primarily due to unamortized origination fees and costs, unamortized premium or discount and loan loss reserves included in the carrying value of the investment. Excludes one first mortgage loan acquired with deteriorated credit quality with a carrying value of $3.0 million and $3.1 million as of September 30, 2016 and December 31, 2015, respectively.
(2)	Includes one loan with a carrying value of $33.9 million for which the Company entered into a discounted payoff agreement in the second quarter 2016. Such loan is considered a TDR as of September 30, 2016.

The following table presents average carrying value of impaired loans by type and the income recorded on such loans subsequent to them being deemed impaired for the three months ended September 30, 2016 and 2015 (dollars in thousands):

	September 30, 2016			September 30, 2015
	Number	Average Carrying Value	Quarter Ended Income	Number	Average Carrying Value	Quarter Ended Income
Class of Debt:
First mortgage loans	4	$60,360	$—	3	$43,443	$—
Mezzanine loans	2	1,874	—	1	—	—

Total/weighted average	6	$62,234	$—	4	$43,443	$—

The following table presents average carrying value of impaired loans by type and the income recorded on such loans subsequent to them being deemed impaired for the nine months ended September 30, 2016 and 2015 (dollars in thousands):

	September 30, 2016			September 30, 2015
	Number	Average Carrying Value	Nine Months Ended Income	Number	Average Carrying Value	Nine Months Ended Income
Class of Debt:
First mortgage loans	6	$70,415	$—	3	$43,443	$2,453
Mezzanine loans	2	1,406	—	1	—	3

Total/weighted average	8	$71,821	$—	4	$43,443	$2,456

As of September 30, 2016, the Company had four loans past due from maturity default on the principal amount, of which three loans are past due greater than 90 days. As of December 31, 2015, the Company had two loans past due greater than 90 days.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

5. Investments in Private Equity Funds

The following is a description of investments in private equity funds that own PE Investments either through unconsolidated ventures (“PE Investment I” and “PE Investment II”) or consolidated ventures and direct investments (“PE Investment III to XIV,” collectively “Direct PE Investments”) which are recorded as investments in private equity funds at fair value on the consolidated balance sheets. The Company elected the fair value option for PE Investments, of which certain are cost method investments and the remainder are equity method investments. As a result, the Company records equity in earnings (losses) based on the change in fair value for its share of the projected future cash flow from one period to another. All PE Investments are considered variable interest entities, except for PE Investment I and II (refer to Note 16). PE Investment I and II are considered voting interest entities and are not consolidated by the Company due to the substantive participating rights of the partners in joint ventures that own the interests in the real estate private equity funds. The Company does not consolidate any of the underlying real estate private equity funds owned in Direct PE Investments as it does not own a majority voting interest in any such funds or is not the primary beneficiary of such funds.

The following tables summarize the Company’s PE Investments as of September 30, 2016 (dollars in millions):

			Carrying Value		Three Months Ended September 30, 2016			Three Months Ended September 30, 2015
PE Investment	Number of Funds		September 30, 2016	December 31, 2015	Income(2)	Distributions	Contributions	Income(2)	Distributions	Contributions
PE Investment I	45		$98.5	$154.0	$4.9	$18.9	$0.6	$9.9	$8.8	$0.6
PE Investment II(4)	24		2.6	2.7	0.1	0.4	0.7	0.2	0.6	—
PE Investment III	8		27.4	26.8	2.0	4.2	—	0.4	3.1	—
PE Investment IV	1		2.3	7.6	0.4	5.1	—	0.3	0.3	—
PE Investment V	3		5.6	7.7	0.2	1.4	—	0.4	—	—
PE Investment VI	14		49.5	62.0	1.2	6.1	—	2.2	4.0	—
PE Investment VII	9		22.6	21.0	0.7	0.4	—	1.4	4.3	0.1
PE Investment IX	6		43.3	44.7	1.6	3.8	—	3.9	6.2	0.1
PE Investment X	8		49.4	68.2	1.9	11.3	0.1	3.5	9.0	—
PE Investment XII	1		2.2	2.6	—	0.4	—	0.1	0.2	—
PE Investment XIII	5		178.1	177.7	4.1	1.4	—	9.9	52.2	—
PE Investment XIV(3)	2		3.4	5.6	0.9	0.3	—	0.1	24.9	0.3

Subtotal(1)(6)	126		484.9	580.6	18.0	53.7	1.4	32.3	113.6	1.1
PE Investment Sale(4)	—		—	521.1	—	—	—	22.8	68.7	1.1

Total	126	(5)	$484.9	$1,101.7	$18.0	$53.7	$1.4	$55.1	$182.3	$2.2

(1)	As of September 30, 2016, the Company’s expected future contributions to funds is $2 million with $6 million of remaining deferred purchase price. The actual amount of future contributions underlying the fund interests that may be called and funded by the Company could vary materially from the Company’s expectations.
(2)	Recorded in equity in earnings in the consolidated statements of operations.
(3)	In September 2016, the Company paid $3.1 million of deferred purchase price to the original seller. PE Investment XIV will pay the remaining deferred purchase price of $3.2 million to the original seller in September 2017. Such amount is included in other liabilities on the consolidated balance sheets.
(4)	In February 2016, the Company sold substantially all of its interest in PE Investment II for proceeds of $184.1 million. In September 2016, the Company sold a portfolio of PE Investments for a gross sales price of $317.6 million with $44.7 million of deferred purchase price assumed as part of the transaction, including $5.6 million of deferred purchase price which was the obligation of an unconsolidated joint venture. The Company received $33.9 million of net proceeds and will receive the remaining $204.7 million of net proceeds in the fourth quarter 2016. Refer to Note 9. Related Party Arrangements for further disclosure.
(5)	The total number of funds includes 12 funds held across multiple PE Investments.
(6)	As of September 30, 2016, cash flow is expected through June 30, 2022, with a weighted average expected remaining life of 1.2 years.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

	Nine Months Ended September 30, 2016			Nine Months Ended September 30, 2015
PE Investment	Income(1)	Distributions	Contributions	Income(1)	Distributions	Contributions
PE Investment I(2)	$18.6	$67.2	$1.2	$36.1	$59.1	$1.8
PE Investment II	0.3	1.1	1.2	0.6	1.6	0.6
PE Investment III	6.8	6.1	—	1.6	9.5	0.1
PE Investment IV	0.9	6.2	—	0.9	0.3	—
PE Investment V	0.7	2.8	—	1.5	1.5	—
PE Investment VI	3.8	16.3	—	7.3	12.2	—
PE Investment VII	2.4	0.9	0.1	4.4	11.6	0.1
PE Investment IX	6.8	8.4	0.2	13.4	28.8	0.1
PE Investment X	8.7	27.5	0.1	11.3	29.2	0.2
PE Investment XII	0.2	0.6	—	0.3	3.8	0.1
PE Investment XIII	17.7	17.8	0.4	13.8	121.7	—
PE Investment XIV	1.5	3.4	0.2	0.1	24.9	0.3

Subtotal	68.4	158.3	3.4	91.3	304.2	3.3
PE Investment Sale(3)	10.8	28.7	0.5	64.4	193.3	46.6

Total	$79.2	$187.0	$3.9	$155.7	$497.5	$49.9

(1)	Recorded in equity in earnings in the consolidated statements of operations.
(2)	The Company recorded an unrealized loss of $8.2 million for the nine months ended September 30, 2016, which represented an unwind of an unrealized gain of $32.6 million recorded for the year ended December 31, 2014.
(3)	The distributions received for the nine months ended September 30, 2016 excludes proceeds of $218.0 million in connection with the sales of PE Investments.

Unconsolidated PE Investments

PE Investment I

In February 2013, the Company completed the initial closing (“PE I Initial Closing”) of PE Investment I which owns a portfolio of limited partnership interests in real estate private equity funds managed by institutional-quality sponsors. Pursuant to the terms of the agreement, at the PE I Initial Closing, the full purchase price was funded, excluding future capital commitments. Accordingly, the Company funded $282.1 million and NorthStar Real Estate Income Trust, Inc. (“NorthStar Income”) (together with the Company, the “NorthStar Entities”) funded $118.0 million. The NorthStar Entities have an aggregate ownership interest in PE Investment I of 51%, of which the Company owns 70.5%. The Company assigned its rights to the remaining 29.5% to a subsidiary of NorthStar Income. Teachers Insurance and Annuity Association of America (the “Class B Partner”) contributed its interests in 49 funds subject to the transaction in exchange for all of the Class B partnership interests in PE Investment I.

PE Investment I provides for all cash distributions on a priority basis to the NorthStar Entities as follows: (i) first, 85% to the NorthStar Entities and 15% to the Class B Partner until the NorthStar Entities receive a 1.5x multiple on all of their invested capital, including amounts funded in connection with future capital commitments; (ii) second, 15% to the NorthStar Entities and 85% to the Class B Partner until the Class B Partner receives a return of its then remaining June 30, 2012 capital; and (iii) third, 51% to the NorthStar Entities and 49% to the Class B Partner. All amounts paid to and received by the NorthStar Entities are based on each partner’s proportionate interest.

The Company guaranteed all of its funding obligations that may be due and owed under PE Investment I agreements directly to PE Investment I entities. The Company and NorthStar Income each agreed to indemnify the other proportionately for any losses that may arise in connection with the funding and other obligations as set forth in the governing documents in the case of a joint default by the Company and NorthStar Income. The Company and NorthStar Income further agreed to indemnify each other for all of the losses that may arise as a result of a default that is solely caused by the Company or NorthStar Income, as the case may be.

PE Investment II

In June 2013, the Company, NorthStar Income and funds managed by Goldman Sachs Asset Management (each a “Partner”) formed joint ventures and entered into an agreement with Common Pension Fund E, a common trust fund created under New Jersey law, to acquire a portfolio of limited partnership interests in 24 real estate private equity funds managed by institutional-quality sponsors. The aggregate reported net asset value (“NAV”) acquired was $910.0 million as of September 30, 2012. In February 2016, the Company sold substantially all of its interest in PE Investment II to the other Partners for proceeds of $184.1 million. In connection with the sale, the buyers, Goldman Sachs Asset Management and NorthStar Income, each assumed substantially all of the Company’s $243 million portion of the deferred purchase price obligation of the PE Investment II joint venture.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

6. Investments in Unconsolidated Ventures

The following is a description of investments in unconsolidated ventures. The investments in RXR Realty LLC (“RXR Realty”), Aerium Group (“Aerium”) and SteelWave, LLC (formerly known as Legacy Partners Commercial, LLC) (“SteelWave”) are accounted for at fair value due to the election of the fair value option (refer to Note 13). The investments in the NSAM Retail Companies (as defined below) were accounted for under the equity method prior to the spin-off of the Company’s historical asset management business (“NSAM Spin-off”) and are accounted for under the cost method subsequent to the NSAM Spin-off. All other investments in unconsolidated ventures are accounted for under the equity method.

The following table summarizes the Company’s investments in unconsolidated ventures as of September 30, 2016 and December 31, 2015 and for the three and nine months ended September 30, 2016 and 2015 (dollars in millions):

		Carrying Value		Equity in Earnings (Losses)
	Ownership	September		Three Months Ended September 30,		Nine Months Ended September 30,
Investment	Interest	30, 2016 (Unaudited)	December 31, 2015	2016	2015	2016	2015
RXR Realty(1)	27%	$101.1	$89.3	$6.6	$4.3	$19.0	$12.0
NSAM Retail Companies(2)	Various	17.8	14.0	—	—	—	0.2
Office Joint Venture(3)	10%	8.5	8.5	—	—	—	—
LandCap(4)	49%	7.5	7.7	0.5	0.5	0.7	1.1
SteelWave(5)	40%	9.1	6.8	0.8	0.5	2.3	1.3
Aerium(6)	15%	4.5	16.5	—	—	—	1.3
CS/Federal(7)	50%	5.4	5.7	(0.2)	0.1	(0.2)	0.1
Multifamily Joint Venture(8)	90%	4.1	3.5	0.3	(0.1)	0.8	—
NorthStar Realty Finance Trusts(9)	N/A	3.7	3.7	—	—	—	—

Total		$161.7	$155.7	$8.0	$5.3	$22.6	$16.0

(1)	In December 2013, the Company entered into a strategic transaction with RXR Realty, a leading real estate owner, developer and investment management company focused on high-quality real estate in the New York Tri-State area. The Company’s equity interest in RXR Realty is structured so that NSAM is entitled to certain fees in connection with RXR Realty’s investment management business. Refer to Note 9. “Related Party Arrangements—NorthStar Asset Management Group—Management Agreement” for further disclosure.
(2)	Represents the Company’s investment in NSAM sponsored companies: NorthStar Income, NorthStar Healthcare Income, Inc. (“NorthStar Healthcare”), NorthStar Real Estate Income II, Inc. (“NorthStar Income II”), NorthStar Corporate Income Fund (“NorthStar Corporate Fund”) and NorthStar/RXR New York Metro Real Estate, Inc. (“NorthStar/RXR New York Metro”). Affiliates of NSAM manage NorthStar Income, NorthStar Healthcare, NorthStar Income II, NorthStar Corporate Fund, NorthStar/RXR New York Metro, NorthStar Real Estate Capital Income Fund (“NorthStar Capital Fund”) which, together with any new retail company sponsored by NSAM, are collectively referred to as the “NSAM Retail Companies”. The Company’s ownership interest in NorthStar Income and NorthStar Healthcare as of September 30, 2016 is 0.5% and 0.3%, respectively.
(3)	In June 2013, in connection with the restructuring of an existing mezzanine loan, the Company acquired a 9.99% equity interest for $8.5 million in a joint venture that owns two office buildings in Chicago.
(4)	In October 2007, the Company entered into a joint venture with Whitehall Street Global Real Estate Limited Partnership 2007 (“Whitehall”) to form LandCap Partners and LandCap LoanCo. (collectively referred to as “LandCap”). The joint venture is managed by a third-party management group. The Company and Whitehall agreed to no longer provide additional new investment capital in the LandCap joint venture.
(5)	In September 2014, the Company entered into an investment with SteelWave, a real estate investment manager, owner and operator with a portfolio of commercial assets focused in key markets in the western United States.
(6)	Aerium is a pan-European real estate investment manager specializing in commercial real estate properties. The Company recorded an unrealized loss on its interest in Aerium of $9.6 million for the nine months ended September 30, 2016. The Company’s equity interest in Aerium is structured so that NSAM is entitled to certain fees in connection with Aerium’s asset management business. Refer to Note 9. “Related Party Arrangements—NorthStar Asset Management Group—Management Agreement” for further disclosure.
(7)	CS Federal Drive, LLC (“CS/Federal”) owns three adjacent class A office/flex buildings in Colorado. The properties were acquired for $54.3 million and were financed with two separate non-recourse mortgages totaling $38.0 million and the remainder in cash. The mortgages matured on February 11, 2016 and the Company is currently in negotiations with the lender.
(8)	In July 2013, the Company through a joint venture with a private investor, acquired a multifamily property with 498 units, located in Philadelphia, Pennsylvania for an aggregate purchase price of $41.0 million, including all costs, escrows and reserves. The property was financed with a non-recourse mortgage note of $29.5 million and the remainder in cash. In April 2015, the property obtained additional non-recourse financing of $7.0 million. Both financings mature on July 1, 2023 and have a weighted average fixed interest rate of 3.87%. The joint venture is exploring the sale of the property.
(9)	The Company owns all of the common stock of NorthStar Realty Finance Trusts I through VIII (collectively, the “Trusts”). The Trusts were formed to issue trust preferred securities. Refer to Note 16 for further disclosure.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NSAM Retail Companies

The Company committed to purchase up to $10 million in shares of each of NSAM’s Retail Companies’ common stock during the period from when each offering was declared effective through the end of their respective offering period, in the event that NSAM Retail Companies’ distributions to its stockholders, on a quarterly basis, exceed certain measures of operating performance.

In addition, pursuant to the management agreement with NSAM, the Company committed up to $10 million to invest as distribution support consistent with past practice in each future public non-traded NSAM Retail Company, up to a total of five new companies per year. The following table summarizes the Company’s total shares purchased of each NSAM Retail Company as part of its current obligation under the distribution support agreement and the remaining obligations as of September 30, 2016 (dollars in millions):

NSAM Retail Company	Term of Commitment	Ownership Interest	Amount Purchased	Remaining Commitment
NorthStar Income II	May 2013 - November 2016	0.6%	$5.8	$4.2
NorthStar/RXR New York Metro(1)	February 2015 -February 2017	38.5%	1.5	6.0
NorthStar Corporate Fund(2)	February 2016 - February 2018	50.0%	1.0	4.0
NorthStar Capital Fund(3)(4)	May 2016 - May 2018	100.0%	2.0	8.0

Total			$10.3	$22.2

(1)	NorthStar/RXR New York Metro’s registration statement filed with the SEC seeks to offer up to $2 billion in a public offering of multiple classes of common stock. In December 2015, the Company and RXR Realty satisfied NorthStar/RXR New York Metro’s minimum offering amount as a result of the purchase of 0.2 million shares of its common stock for an aggregate $2.0 million, of which $1.5 million was invested. The Company is responsible for 75% of the distribution support commitment to NorthStar/RXR New York Metro, with RXR Realty responsible for the remaining 25%. NSAM began raising capital for NorthStar/RXR New York Metro in the second quarter 2016.
(2)	NorthStar Corporate Fund’s registration statement on Form N-2 filed with the SEC seeks to raise up to $3 billion in a public offering of common stock. In January 2016, the Company and an affiliate of Och-Ziff Capital Management Group (“OZ Corporate Investors”) invested $2.0 million of seed capital into NorthStar Corporate Fund, of which $1.0 million was invested. The Company is responsible for 50% of the distribution support commitment to NorthStar Corporate Fund, with OZ Corporate Investors responsible for the remaining 50%. In February 2016, NorthStar Corporate Fund was declared effective by the SEC and expects to begin raising capital from third parties in the first half 2017.
(3)	NorthStar Capital Fund’s registration statement on Form N-2 filed with the SEC seeks to raise up to $3 billion in a public offering of common stock. In March 2016, the Company invested $2.0 million of seed capital into NorthStar Capital Fund. In May 2016, NorthStar Capital Fund was declared effective by the SEC and expects to begin raising capital from third parties in the first half 2017.
(4)	The Company currently consolidates the company based on its majority voting interest in the entity.

7. Real Estate Securities, Available for Sale

The following table presents CRE securities as of September 30, 2016 (dollars in thousands):

				Cumulative Unrealized			Allocation by	Weighted	Weighted
	Number	Principal Amount(3)	Amortized Cost	Gains	(Losses)	Fair Value	Investment Type(3)	Average Coupon	Average Yield(4)
Asset Type:
N-Star CDO bonds(1)(8)	24	$371,279	$178,316	$4,410	$(62,459)	$120,267	33.3%	2.41%	25.46%
N-Star CDO equity(5)(8)	4	61,391	61,391	855	(30,360)	31,886	5.5%	NA	4.94%
CMBS and other securities(6)	11	58,824	42,660	185	(21,034)	21,811	5.3%	0.70%	0.73%

Subtotal(2)	39	491,494	282,367	5,450	(113,853)	173,964	44.1%	2.17%	17.26%

CRE securities in N-Star CDOs(5)(7)
CMBS	109	471,534	361,450	16,737	(91,766)	286,421	42.3%	3.50%	9.24%
Third-party CDO notes	6	49,229	48,031	—	(41,701)	6,330	4.5%	—%	—%
Agency debentures	8	87,172	32,873	12,946	—	45,819	7.8%	—%	4.32%
Unsecured REIT debt	1	8,000	8,198	565	—	8,763	0.7%	7.50%	5.88%
Trust preferred securities	2	7,225	7,225	—	(1,556)	5,669	0.6%	2.25%	2.43%

Subtotal	126	623,160	457,777	30,248	(135,023)	353,002	55.9%	2.77%	7.75%

Total	165	$1,114,654	$740,144	$35,698	$(248,876)	$526,966	100.0%	2.53%	11.38%

(1)	Excludes $142.0 million principal amount of N-Star CDO bonds payable that are eliminated in consolidation and includes $2.3 million of N-Star CDO bonds owned in N-Star CDO IX.
(2)	All securities are unleveraged.
(3)	Based on amortized cost for N-Star CDO equity and principal amount for remaining securities.
(4)	Based on expected maturity and for floating-rate securities, calculated using the applicable LIBOR as of September 30, 2016.
(5)	The fair value option was elected for these securities (refer to Note 13).
(6)	The fair value option was elected for $16.0 million carrying value of these securities (refer to Note 13).
(7)	Investments in the same securitization tranche held in separate CDO financing transactions are reported as separate investments.
(8)	As of September 30, 2016, the weighted average remaining life of the N-Star CDO bonds and N-Star CDO equity is 1.3 years and 2.4 years, respectively.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

The Company sponsored nine CDOs, three of which were primarily collateralized by CRE debt and six of which were primarily collateralized by CRE securities. The Company acquired equity interests of two CRE debt focused CDOs, the CSE RE 2006-A CDO (“CSE CDO”) and the CapLease 2005-1 CDO (“CapLease CDO”) sponsored by third parties. These CDOs are collectively referred to as the N-Star CDOs. All N-Star CDOs are considered VIEs (refer to Note 16). At the time of issuance of the sponsored CDOs, the Company retained the below investment grade bonds, which are referred to as subordinate bonds, and preferred shares and equity notes, which are referred to as equity interests. In addition, the Company repurchased CDO bonds originally issued to third parties at discounts to par. These repurchased CDO bonds and retained subordinate bonds are herein collectively referred to as N-Star CDO bonds.

As of September 30, 2016, the Company’s CRE securities portfolio is comprised of N-Star CDO bonds and N-Star CDO equity and other securities which are predominantly conduit commercial mortgage-backed securities (“CMBS”), meaning each asset is a pool backed by a large number of commercial real estate loans. As a result, this portfolio is typically well-diversified by collateral type and geography. As of September 30, 2016, contractual maturities of CRE securities investments ranged from three months to 37 years, with a weighted average expected maturity of 3.2 years.

The following table presents CRE securities as of December 31, 2015 (dollars in thousands):

				Cumulative Unrealized			Allocation by	Weighted	Weighted
	Number	Principal Amount(3)	Amortized Cost	Gains	Losses	Fair Value	Investment Type(3)	Average Coupon	Average Yield(4)
Asset Type:
N-Star CDO bonds(1)	26	$401,848	$194,908	$24,332	$(2,513)	$216,727	31.3%	1.98%	22.01%
N-Star CDO equity(5)	4	71,003	71,003	1,290	(27,388)	44,905	5.5%	NA	12.41%
CMBS and other securities(6)	15	116,681	61,520	15,340	(21,295)	55,565	9.1%	2.15%	5.52%

Subtotal(2)	45	589,532	327,431	40,962	(51,196)	317,197	45.9%	2.01%	16.83%

CRE securities in N-Star CDOs(5)(7)
CMBS	123	538,205	398,343	31,244	(103,076)	326,511	41.9%	3.48%	10.13%
Third-party CDO notes	8	55,509	50,047	—	(43,362)	6,685	4.3%	0.01%	—%
Agency debentures	8	87,172	31,774	6,384	(842)	37,316	6.8%	—	4.57%
Unsecured REIT debt	1	8,000	8,285	691	—	8,976	0.6%	7.50%	5.88%
Trust preferred securities	2	7,225	7,225	—	(1,800)	5,425	0.5%	2.25%	2.32%

Subtotal	142	696,111	495,674	38,319	(149,080)	384,913	54.1%	2.80%	8.56%

Total	187	$1,285,643	$823,105	$79,281	$(200,276)	$702,110	100.0%	2.46%	11.85%

(1)	Excludes $142.9 million principal amount of N-Star CDO bonds payable that are eliminated in consolidation.
(2)	All securities are unleveraged.
(3)	Based on amortized cost for N-Star CDO equity and principal amount for remaining securities.
(4)	Based on expected maturity and for floating-rate securities, calculated using the applicable LIBOR as of December 31, 2015.
(5)	The fair value option was elected for these securities (refer to Note 13).
(6)	The fair value option was elected for $48.7 million carrying value of these securities (refer to Note 13).
(7)	Investments in the same securitization tranche held in separate CDO financing transactions are reported as separate investments.

There were no sales of CRE securities for the three months ended September 30, 2016. For the nine months ended September 30, 2016, proceeds from the sale of CRE securities was $53.9 million and resulting in a net realized loss of $5.6 million. The Company recognized a $9.7 million net cash gain related to acceleration of discount in connection with these sales. For the three and nine months ended September 30, 2015, proceeds from the sale of CRE securities were $14.9 million and $95.7 million resulting in a net realized gain of $9.3 million and $22.1 million, respectively.

CRE securities investments, not held in N-Star CDOs, include 25 securities for which the fair value option was not elected. As of September 30, 2016, the aggregate carrying value of these securities was $126.1 million, representing $57.9 million of accumulated net unrealized losses included in OCI. As of September 30, 2016, the Company held 17 securities with an aggregate carrying value of $80.9 million with an unrealized loss of $62.5 million, three of which were in an unrealized loss position for a period of greater than 12 months. Based on management’s quarterly evaluation, the Company recorded OTTI of $0.4 million and $12.5 million for the three and nine months ended September 30, 2016, respectively, which was recorded in realized gain (loss) on investments and other in the consolidated statements of operations. As of September 30, 2016, the Company does not intend to sell these securities and it is more likely than not that the Company will not be required to sell these securities prior to recovery of its amortized cost basis, which may be at maturity.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

8. Borrowings

The following table presents borrowings as of September 30, 2016 and December 31, 2015 (dollars in thousands):

				September 30, 2016		December 31, 2015
	Recourse vs. Non- Recourse	Final Maturity	Contractual Interest Rate(1)(2)	Principal Amount	Carrying Value(3)	Principal Amount	Carrying Value(3)
Mortgage and other notes payable:(4)
Healthcare
East Arlington, TX	Non-recourse	May-17	5.89%	$3,058	$3,056	$3,101	$3,097
SLC Portfolio	Non-recourse	Jan-19	LIBOR + 3.00%	171,900	168,207	176,553	175,674
Formation Portfolio(6)(15)	Non-recourse	May-19(7)/Jan-25/Feb-26	LIBOR + 4.25%(8)/4.54%/4.59%	703,624	696,933	701,819	695,060
Minnesota Portfolio	Non-recourse	Nov-19	LIBOR + 3.50%	37,800	37,302	37,800	37,171
Griffin-American—U.K.(6)	Non-recourse	Dec-19(7)	LIBOR + 4.25%(8)	284,054	281,346	327,890	322,415
Griffin-American—U.S.—Fixed(6)(9)	Non-recourse	Dec-19(7)/ Jun-25	4.68%(8)	1,763,008	1,705,663	1,763,036	1,692,098
Griffin-American—U.S.—Floating(6)(9)	Non-recourse	Dec-19(7)	LIBOR + 3.05%(8)	854,565	826,769	854,565	820,180
Wakefield Portfolio	Non-recourse	April-20	LIBOR + 4.00%	54,042	53,666	54,694	54,228
Healthcare Preferred(10)	Non-recourse	Jul-21	LIBOR + 7.75%	75,000	75,000	75,000	75,000
Indiana Portfolio(10)	Non-recourse	Sept-21	LIBOR + 4.50%	121,130	121,130	121,130	121,130

Subtotal Healthcare/weighted average				4,068,181	3,969,072	4,115,588	3,996,053

Hotel
Innkeepers Portfolio(6)	Non-recourse	Jun-19(7)	LIBOR + 3.39%(8)	840,000	839,975	840,000	837,137
K Partners Portfolio(6)(16)	Non-recourse	Aug-19(7)	LIBOR + 3.25%(8)	211,681	211,664	211,681	210,660
Courtyard Portfolio(6)	Non-recourse	Oct-19(7)	LIBOR + 2.90%(8)	512,000	512,000	512,000	509,554
Inland Portfolio(6)	Non-recourse	Nov-19(7)	LIBOR + 3.60%(8)	817,000	815,987	817,000	811,927
NE Portfolio(6)	Non-recourse	Jun-20(7)	LIBOR + 3.85%(8)	132,250	131,563	132,250	130,824
Miami Hotel Portfolio(6)	Non-recourse	Jul-20(7)	LIBOR + 3.90%(8)	115,500	114,613	115,500	113,833

Subtotal Hotel/weighted average				2,628,431	2,625,802	2,628,431	2,613,935

Net lease
Indianapolis, IN	Non-recourse	Feb-17	6.06%	25,303	25,299	25,674	25,663
Milpitas, CA	Non-recourse	Mar-17	5.95%	18,331	18,325	18,827	18,807
Fort Mill, SC	Non-recourse	Apr-17	5.63%	27,700	27,691	27,700	27,675
Fort Mill, SC—Mezzanine	Non-recourse	Apr-17	6.21%	301	301	663	663
Salt Lake City, UT	Non-recourse	Sept-17	5.16%	12,228	12,177	12,646	12,555
Green Pond, NJ	Non-recourse	Jun-21	4.00%	13,260	12,998	15,486	15,481
South Portland, ME	Non-recourse	Jul-23	LIBOR + 2.15%(8)	2,964	2,922	3,241	3,190
Aurora, CO	Non-recourse	Aug-26	4.08%	32,600	32,177	30,175	30,169
DSG Portfolio(5)	Non-recourse	Nov-26	4.45%	29,980	29,941	30,481	30,428
Industrial Portfolio	—	—	—	—	—	221,125	224,635

Subtotal Net lease/weighted average				162,667	161,831	386,018	389,266

Multi-tenant Office
SteelWave Properties(6)	Non-recourse	Nov-19/Feb-20(7)	LIBOR + 2.15%(8)	113,804	112,650	112,988	111,266

Subtotal Multi-tenant Office				113,804	112,650	112,988	111,266

Other
Secured borrowing	Non-recourse	May-23	LIBOR + 1.60%	52,672	52,672	54,056	54,056

Subtotal Other				52,672	52,672	54,056	54,056

Subtotal Mortgage and other notes payable				7,025,755	6,922,027	7,297,081	7,164,576

Credit facilities and term borrowings:
Corporate Revolver(11)	Recourse	Aug-17	LIBOR + 3.50%(8)	—	—	165,000	165,000
Corporate Term Borrowing	Recourse	Sept-17	4.60% / 4.55%(12)	425,000	420,409	425,000	417,039
Loan Facility	Partial Recourse(13)	Mar-18(7)	—	—	—	72,053	72,021

Subtotal Credit facilities and term borrowings				425,000	420,409	662,053	654,060

CDO bonds payable:
N-Star I	Non-recourse	Aug-38	7.01%	9,206	9,161	10,869	10,814
N-Star IX	Non-recourse	Aug-52	LIBOR + 0.51%(8)	377,624	248,716	425,622	296,787

Subtotal CDO bonds payable				386,830	257,877	436,491	307,601

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

				September 30, 2016		December 31, 2015
	Recourse vs. Non-Recourse	Final Maturity	Contractual Interest Rate(1)(2)	Principal Amount	Carrying Value(3)	Principal Amount	Carrying Value(3)
Exchangeable senior notes:
7.25% Notes	Recourse	Jun-27	7.25%	12,955	12,955	12,955	12,955
5.375% Notes	Recourse	Jun-33	5.375%	16,405	14,401	17,405	15,116
8.875% Notes	—	—	—	—	—	1,000	967

Subtotal Exchangeable senior notes				29,360	27,356	31,360	29,038

Junior subordinated notes:
Trust I	Recourse	Mar-35	LIBOR + 3.25%(8)	41,240	30,246	41,240	29,033
Trust II	Recourse	Jun-35	LIBOR + 3.25%(8)	25,780	18,910	25,780	18,152
Trust III	Recourse	Jan-36	LIBOR + 2.83%(8)	41,238	28,116	41,238	27,003
Trust IV	Recourse	Jun-36	LIBOR + 2.80%(8)	50,100	33,812	50,100	33,446
Trust V	Recourse	Sept-36	LIBOR + 2.70%(8)	30,100	19,920	30,100	18,978
Trust VI	Recourse	Dec-36	LIBOR + 2.90%(8)	25,100	17,123	25,100	16,348
Trust VII	Recourse	Apr-37	LIBOR + 2.50%(8)	31,459	19,970	31,459	18,960
Trust VIII	Recourse	Jul-37	LIBOR + 2.70%(8)	35,100	23,078	35,100	21,973

Subtotal Junior subordinated notes				280,117	191,175	280,117	183,893

Subtotal				8,147,062	7,818,844	8,707,102	8,339,168

Borrowings of properties, held for sale:(4)
EDS Portfolio(14)	Non-recourse	Oct-15	5.37%	41,051	41,051	41,742	41,742
Manufactured Housing Communities	Non-recourse	Dec-21 - Dec-25	4.32%(8)	1,266,318	1,255,454	1,274,643	1,262,726
Multifamily	Non-recourse	Apr-23 - Jul-23	4.05%(8)	147,940	146,662	249,709	247,019
Senior Housing Portfolio	—	—	—	—	—	648,211	644,486

Subtotal Borrowings of properties held for sale				1,455,309	1,443,167	2,214,305	2,195,973

Grand Total				$9,602,371	$9,262,011	$10,921,407	$10,535,141

(1)	Refer to Note 14 for further disclosure regarding derivative instruments which are used to manage interest rate exposure.
(2)	For borrowings with a contractual interest rate based on LIBOR, represents three-month LIBOR for the SLC and Wakefield Portfolio and one-month LIBOR for the other borrowings.
(3)	Carrying value represents fair value with respect to CDO bonds payable and junior subordinated notes due to the election of the fair value option (refer to Note 13) and amortized cost, net of deferred financing costs for the other borrowings.
(4)	Mortgage and other notes payable are subject to customary non-recourse carveouts.
(5)	In October 2016, the Company refinanced the DSG Portfolio borrowing. The final maturity and contractual interest rate disclosed represents the updated terms based on the refinancing.
(6)	An aggregate principal amount of $6.3 billion is comprised of 21 senior mortgage notes totaling $4.9 billion and 16 mezzanine mortgage notes totaling $1.4 billion.
(7)	Represents final maturity taking into consideration the Company’s extension options.
(8)	Contractual interest rate represents a weighted average.
(9)	In connection with a definitive agreement to sell a portfolio of medical office buildings within the Griffin-American Portfolio, the Company expects to pay off $692.2 million of such borrowings, a portion of which represents a pay down above the assets aggregate allocated borrowing amount.
(10)	Represents borrowings in unconsolidated N-Star CDOs.
(11)	Secured by collateral relating to a borrowing base comprised primarily of unlevered CRE debt, net lease and securities investments with a carrying value of $210 million as of September 30, 2016.
(12)	Represents the respective fixed rate applicable to each borrowing under the Corporate Term Borrowing.
(13)	Recourse solely with respect to certain types of loans as defined in the governing documents. In April 2016, Loan Facility was repaid in full.
(14)	In October 2015, the mortgage matured for the EDS Portfolio and in April 2016, the Company conveyed three properties back to the lender and expects to convey the remaining property back to the lender in the fourth quarter 2016. At such time, the Company expects to record a realized gain of $39.0 million upon extinguishment related to such borrowing.
(15)	As of September 30, 2016, the borrower was not in compliance with certain operating covenants a result of the tenant’s failure to satisfy the portfolio coverage covenant under the master lease. The Company expects to receive a waiver from the lenders for such default.
(16)	As of September 30, 2016, as a result of a debt yield test, the Company is currently funding net operating cash of the hotel portfolio collateral related to this borrowing into a lender controlled escrow account to fund debt service. The Company may need to fund additional amounts until the test is satisfied. The Company does not believe the impact will be material.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

The following table presents a reconciliation of principal amount to carrying value of the Company’s mortgage and other notes payable by asset class as of September 30, 2016 and December 31, 2015 (dollars in thousands):

	September 30, 2016				December 31, 2015
Asset Class:	Principal Amount	Discount (Premium), Net	Deferred Financing Costs, Net	Carrying Value	Principal Amount	Discount (Premium), Net	Deferred Financing Costs, Net	Carrying Value
Healthcare	$4,068,181	$(44,775)	$(54,334)	$3,969,072	$4,115,588	$(55,441)	$(64,094)	$3,996,053
Hotel	2,628,431	—	(2,629)	2,625,802	2,628,431	—	(14,496)	2,613,935
Net lease	162,667	—	(836)	161,831	386,018	4,389	(1,141)	389,266
Multi-tenant office	113,804	—	(1,154)	112,650	112,988	—	(1,722)	111,266
Other	52,672	—	—	52,672	54,056	—	—	54,056

Total	$7,025,755	$(44,775)	$(58,953)	$6,922,027	$7,297,081	$(51,052)	$(81,453)	$7,164,576

The following table presents scheduled principal maturities on borrowings, based on final maturity as of September 30, 2016 (dollars in thousands):

	Total	Mortgage and Other Notes Payable(2)	Credit Facilities and Term Borrowings	CDO Bonds Payable	Exchangeable Senior Notes(1)	Junior Subordinated Notes	Borrowings of Properties, Held for Sale(3)
October 1 to December 31, 2016	$72,157	$1,833	$—	$—	$—	$—	$70,324
Years ending December 31:
2017	549,066	94,184	425,000	—	12,955	—	16,927
2018	316,052	295,070	—	—	—	—	20,982
2019	5,407,608	5,384,630	—	—	—	—	22,978
2020	380,039	355,785	—	—	—	—	24,254
Thereafter	2,877,449	894,253	—	386,830	16,405	280,117	1,299,844

Total	$9,602,371	$7,025,755	$425,000	$386,830	$29,360	$280,117	$1,455,309

(1)	The 7.25% Notes and 5.375% Notes have a final maturity date of June 15, 2027 and June 15, 2033, respectively. The above table reflects the holders’ repurchase rights which may require the Company to repurchase the 7.25% Notes and 5.375% Notes on June 15, 2017 and June 15, 2023, respectively.
(2)	In connection with a definitive agreement to sell a portfolio of medical office buildings (refer to Note 3), the Company expects to pay off $692.2 million of such borrowings, a portion of which represents a pay down above the assets aggregate allocated borrowing amount.
(3)	Borrowings of properties held for sale are expected to be paid off, assumed by buyers of the assets being sold or extinguished upon conveying the asset to the lender in the near term (refer to Note 3).

As of September 30, 2016, with the exception of the covenants disclosed above, the Company was in compliance with all of its financial covenants.

Credit Facilities and Term Borrowings

Corporate Borrowings

In August 2014, the Company obtained a corporate revolving credit facility (as amended, the “Corporate Revolver”) with certain commercial bank lenders, with a three-year term. The Corporate Revolver is secured by collateral relating to a borrowing base and guarantees by certain subsidiaries of the Company. In May 2015, the Company amended and restated the Corporate Revolver to substitute the Operating Partnership as the borrower, with the Company becoming a guarantor. In February 2016, the Company amended the agreement and decreased the aggregate amount of the revolving commitment to $250.0 million, subject to certain conditions. In February 2016, the Corporate Revolver was repaid and there is currently no outstanding balance.

In September 2014, the Company entered into a corporate term borrowing agreement (as amended, the “Corporate Term Borrowing”) with a commercial bank lender to establish term borrowings. In March 2015, the Company amended and restated the Corporate Term Borrowing to substitute the Operating Partnership as the borrower, with the Company becoming a guarantor. Borrowings may be prepaid at any time subject to customary breakage costs. In September and December 2014, the Company entered into a credit agreement providing for a term borrowing under the Corporate Term Borrowing in a principal amount of $275.0 million and $150.0 million, respectively, with a fixed interest rate of 4.60% and 4.55%, respectively, with each maturing on September 19, 2017. There is no available financing remaining under the Corporate Term Borrowing.

The Corporate Revolver and the Corporate Term Borrowing and related agreements contain representations, warranties, covenants, conditions precedent to funding, events of default and indemnities that are customary for agreements of these types.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Loan Facility

In March 2013, a subsidiary of the Company entered into a master repurchase agreement (“Loan Facility”) of $200.0 million to finance first mortgage loans and senior interests secured by commercial real estate. In connection with Loan Facility, the Company entered into a guaranty agreement under which the Company guaranteed certain of the obligations under Loan Facility. Loan Facility and related agreements contain representations, warranties, covenants, conditions precedent to funding, events of default and indemnities that are customary for agreements of these types. In addition, the Company has agreed to guarantee certain customary obligations under Loan Facility if the Company or an affiliate of the Company engage in certain customary bad acts. In April 2016, Loan Facility was repaid in full.

9. Related Party Arrangements

NorthStar Asset Management Group

Management Agreement

Upon completion of the NSAM Spin-off, the Company entered into a management agreement with an affiliate of NSAM for an initial term of 20 years, which automatically renews for additional 20-year terms each anniversary thereafter unless earlier terminated. As asset manager, NSAM is responsible for the Company’s day-to-day operations, subject to supervision and management of the Company’s board of directors. Through its global network of subsidiaries and branch offices, NSAM performs services and engages in activities relating to, among other things, investments and financing, portfolio management and other administrative services, such as accounting and investor relations, to the Company and its subsidiaries other than the Company’s CRE loan origination business. The management agreement with NSAM provides for a base management fee and incentive fee.

In connection with the NRE Spin-off, NorthStar Europe entered into a management agreement with NSAM with an initial term of 20 years on terms substantially consistent with the terms of the Company’s management agreement with NSAM. The Company’s management agreement with NSAM was amended and restated in connection with the NRE Spin-off to, among other things, adjust the annual base management fee and incentive fee hurdles for the NRE Spin-off. Upon completion of the Mergers, the management agreement with NSAM will cease to exist.

Base Management Fee

For the three months ended September 30, 2016 and 2015, the Company incurred $46.8 million and $49.0 million, respectively, related to the base management fee. For the nine months ended September 30, 2016 and 2015, the Company incurred $140.0 million and $142.5 million, respectively, related to the base management fee. As of September 30, 2016, $46.8 million is recorded in due to related party on the consolidated balance sheets. The base management fee to NSAM could increase subsequent to September 30, 2016 by an amount equal to 1.5% per annum of the sum of:

•	cumulative net proceeds of all future common equity and preferred equity issued by the Company;

•	equity issued by the Company in exchange or conversion of exchangeable notes based on the stock price at the date of issuance;

•	any other issuances by the Company of common equity, preferred equity or other forms of equity, including but not limited to LTIP Units in the Company’s Operating Partnership (excluding units issued to the Company and equity-based compensation, but including issuances related to an acquisition, investment, joint venture or partnership); and

•	cumulative cash available for distribution (“CAD”) of the Company in excess of cumulative distributions paid on common stock, LTIP units or other equity awards beginning the first full calendar quarter after the NSAM Spin-off.

Additionally, the Company’s equity interest in RXR Realty and Aerium is structured so that NSAM is entitled to the portion of distributable cash flow from each investment in excess of the $10 million minimum annual base amount.

Incentive Fee

For the three and nine months ended September 30, 2016, the Company did not incur an incentive fee. For the three and nine months ended September 30, 2015, the Company incurred $2.3 million and $8.7 million related to the incentive fee, respectively. The incentive fee is calculated and payable quarterly in arrears in cash, equal to:

•	the product of: (a) 15% and (b) the Company’s CAD before such incentive fee, divided by the weighted average shares outstanding for the calendar quarter, of any amount in excess of $0.68 per share and up to $0.78 per share, after giving effect to the Reverse Split and the NRE Spin-off (“15% Hurdle”); plus

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

•	the product of: (a) 25% and (b) the Company’s CAD before such incentive fee, divided by the weighted average shares outstanding for the calendar quarter, of any amount in excess of $0.78 per share, after giving effect to the Reverse Split and the NRE Spin-off (“25% Hurdle”);

•	multiplied by the Company’s weighted average shares outstanding for the calendar quarter.

In addition, NSAM may also earn an incentive fee from the Company’s healthcare investments in connection with NSAM’s Healthcare Strategic Partnership (refer to below).

Weighted average shares represents the number of shares of the Company’s common stock, LTIP Units or other equity-based awards (with some exclusions), outstanding on a daily weighted average basis. With respect to the base management fee, all equity issuances are allocated on a daily weighted average basis during the fiscal quarter of issuance. With respect to the incentive fee, such amounts will be appropriately adjusted from time to time to take into account the effect of any stock split, reverse stock split, stock dividend, reclassification, recapitalization or other similar transaction.

Additional Management Agreement Terms

If the Company were to spin-off any asset or business in the future, such entity would be managed by NSAM on terms substantially similar to those set forth in the management agreement between the Company and NSAM. The management agreement further provides that the aggregate base management fee in place immediately after any future spin-off will not be less than the aggregate base management fee in place at the Company immediately prior to such spin-off.

The Company’s management agreement with NSAM provides that in the event of a change of control of NSAM or other event that could be deemed an assignment of the management agreement, the Company will consider such assignment in good faith and not unreasonably withhold, condition or delay the Company’s consent. The management agreement further provides that the Company anticipates consent would be granted for an assignment or deemed assignment to a party with expertise in commercial real estate and over $10 billion of assets under management. The management agreement also provides that, notwithstanding anything in the agreement to the contrary, to the maximum extent permitted by applicable law, rules and regulations, in connection with any merger, sale of all or substantially all of the assets, change of control, reorganization, consolidation or any similar transaction of the Company or NSAM, directly or indirectly, the surviving entity will succeed to the terms of the management agreement.

Payment of Costs and Expenses and Expense Allocation

The Company is responsible for all of its direct costs and expenses and reimburses NSAM for costs and expenses incurred by NSAM on the Company’s behalf. In addition, NSAM may allocate indirect costs to the Company related to employees, occupancy and other general and administrative costs and expenses in accordance with the terms of, and subject to the limitations contained in, the Company’s management agreement with NSAM (the “G&A Allocation”). The Company’s management agreement with NSAM provides that the amount of the G&A Allocation will not exceed the following: (i) 20% of the combined total of: (a) the Company’s and NorthStar Europe’s (the “NorthStar Listed Companies”) general and administrative expenses as reported in their consolidated financial statements excluding (1) equity-based compensation expense, (2) non-recurring items, (3) fees payable to NSAM under the terms of the applicable management agreement and (4) any allocation of expenses to the NorthStar Listed Companies (“NorthStar Listed Companies’ G&A”); and (b) NSAM’s general and administrative expenses as reported in its consolidated financial statements, excluding equity-based compensation expense and adding back any costs or expenses allocated to any managed company of NSAM; less (ii) the NorthStar Listed Companies’ G&A. The G&A Allocation may include the Company’s allocable share of NSAM’s compensation and benefit costs associated with dedicated or partially dedicated personnel who spend all or a portion of their time managing the Company’s affairs, based upon the percentage of time devoted by such personnel to the Company’s affairs. The G&A Allocation may also include rental and occupancy, technology, office supplies, travel and entertainment and other general and administrative costs and expenses, which may be allocated based on various methodologies, such as weighted average employee count or the percentage of time devoted by personnel to the Company’s affairs. In addition, the Company will pay directly or reimburse NSAM for an allocable portion of any severance paid pursuant to any employment, consulting or similar service agreements in effect between NSAM and any of its executives, employees or other service providers.

In connection with the NRE Spin-off and the related agreements, the NorthStar Listed Companies’ obligations to reimburse NSAM for the G&A Allocation and any severance are shared among the NorthStar Listed Companies, at NSAM’s discretion, and the 20% cap on the G&A Allocation, as described above, applies on an aggregate basis to the NorthStar Listed Companies. NSAM currently determined to allocate these amounts based on assets under management.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

For the three months ended September 30, 2016, NSAM did not allocate any expenses to the Company. For the three months ended September 30, 2015, NSAM allocated $0.8 million to the Company. Included in the three months ended September 30, 2015 is $0.3 million recorded in discontinued operations related to NorthStar Europe. For the nine months ended September 30, 2016 and 2015, NSAM allocated $0.4 million and $3.5 million, respectively, to the Company. Included in the nine months ended September 30, 2015 is $1.4 million recorded in discontinued operations related to NorthStar Europe.

In addition, the Company, together with NorthStar Europe and any company spun-off from the Company or NorthStar Europe, will pay directly or reimburse NSAM for up to 50% of any long-term bonus or other compensation that NSAM’s compensation committee determines shall be paid and/or settled in the form of equity and/or equity-based compensation to executives, employees and service providers of NSAM during any year. Subject to this limitation and limitations contained in any applicable management agreement between NSAM and NorthStar Europe or any company spun-off from the Company or NorthStar Europe, the amount paid by the Company, NorthStar Europe and any company spun-off from the Company or NorthStar Europe will be determined by NSAM in its discretion. At the discretion of NSAM’s compensation committee, this compensation may be granted in shares of the Company’s restricted stock, restricted stock units, LTIP Units or other forms of equity compensation or stock-based awards; provided that if at any time a sufficient number of shares of the Company’s common stock are not available for issuance under the Company’s equity compensation plan, such compensation shall be paid in the form of RSUs, LTIP Units or other securities that may be settled in cash. The Company’s equity compensation for each year may be allocated on an individual-by-individual basis at the discretion of the NSAM compensation committee and, as long as the aggregate amount of the equity compensation for such year does not exceed the limits set forth in the management agreement, the proportion of any particular individual’s equity compensation may be greater or less than 50%.

In connection with the above obligation, the Company was responsible for paying approximately 50% of the 2015 and 2014 long-term bonuses earned under the NorthStar Asset Management Group Inc. Executive Incentive Bonus Plan (“NSAM Bonus Plan”). Long-term bonuses were paid to executives in the form of equity-based awards of both the Company and NSAM, subject to performance-based and time-based vesting conditions over the four-year performance period from January 1, 2014 through December 31, 2017. The long-term bonuses paid in the form of equity-based awards of the Company were adjusted for the NRE Spin-off and Reverse Split in the same manner as all other equity-based awards of the Company.

Investment Opportunities

Under the management agreement, the Company agreed to make available to NSAM for the benefit of NSAM and its managed companies, including the Company, all investment opportunities sourced by the Company. NSAM agreed to fairly allocate such opportunities among NSAM’s managed companies, including the Company and NSAM in accordance with an investment allocation policy. Pursuant to the management agreement, the Company is entitled to fair and reasonable compensation for its services in connection with any loan origination opportunities sourced by the Company, which may include first mortgage loans, subordinate mortgage interests, mezzanine loans and preferred equity interests, in each case relating to commercial real estate. For the three and nine months ended September 30, 2016, the Company earned $0.4 million and $0.8 million from NSAM, recorded in other revenue, for services in connection with loan origination opportunities.

NSAM provides services with regard to such areas as payroll, human resources and employee benefits, financial systems management, treasury and cash management, accounts payable services, telecommunications services, information technology services, property management services, legal and accounting services and various other corporate services to the Company as it relates to its loan origination business for CRE debt.

Credit Agreement

In connection with the NSAM Spin-off, the Company entered into a revolving credit agreement with NSAM pursuant to which the Company makes available to NSAM, on an “as available basis,” up to $250 million of financing with a maturity of June 30, 2019 at LIBOR plus 3.50%. The revolving credit facility is unsecured. The terms of the revolving credit facility contain various representations, warranties, covenants and conditions, including the condition that the Company’s obligation to advance proceeds to NSAM is dependent upon the Company and its affiliates having at least $100 million of either unrestricted cash and cash equivalents or amounts available under committed lines of credit, after taking into account the amount NSAM seeks to draw under the facility. As of September 30, 2016, the Company has not funded any amounts to NSAM in connection with this agreement.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Healthcare Strategic Joint Venture

In January 2014, NSAM entered into a long-term strategic partnership with James F. Flaherty III, former Chief Executive Officer of HCP, Inc., focused on expanding the Company’s healthcare business into a preeminent healthcare platform (“Healthcare Strategic Partnership”). In connection with the partnership, Mr. Flaherty oversees both the Company’s healthcare real estate portfolio and the portfolio of NorthStar Healthcare. In connection with entering into the partnership, the Company granted Mr. Flaherty certain RSUs (refer to Note 10). The Healthcare Strategic Partnership is entitled to incentive fees ranging from 20% to 25% above certain hurdles for new and existing healthcare real estate investments held by the Company. For the three and nine months ended September 30, 2016 and 2015, the Company did not incur any incentive fees related to the Healthcare Strategic Partnership.

N-Star CDOs

The Company earns certain collateral management fees from the N-Star CDOs primarily for administrative services. Such fees are recorded in other revenue in the consolidated statements of operations. For the three months ended September 30, 2016 and 2015, the Company earned $0.7 million and $1.3 million in fee income, respectively, of which $0.2 million and $0.6 million, respectively, were eliminated in consolidation. For the nine months ended September 30, 2016 and 2015, the Company earned $2.0 million and $4.1 million in fee income, respectively, of which $0.5 million and $1.8 million, respectively, were eliminated in consolidation.

Additionally, the Company earns interest income from the N-Star CDO bonds and N-Star CDO equity in deconsolidated N-Star CDOs. For the three months ended September 30, 2016 and 2015, the Company earned $12.7 million and $16.6 million, respectively, of interest income from such investments related to deconsolidated N-Star CDOs. For the nine months ended September 30, 2016 and 2015, the Company earned $35.5 million and $46.3 million, respectively, of interest income from such investments in deconsolidated N-Star CDOs. Refer to Note 7 and Note 16 for additional disclosure regarding the N-Star CDOs.

American Healthcare Investors

In December 2014, NSAM acquired a 43% interest in American Healthcare Investors LLC (“AHI”) and James F. Flaherty III, a strategic partner of NSAM, acquired a 12% interest in AHI. AHI is a healthcare-focused real estate investment management firm that co-sponsored and advised Griffin-American Healthcare REIT II, Inc. until it was acquired by the Company and NorthStar Healthcare. In connection with this acquisition, AHI provides certain management and related services, including property management, to NSAM, NorthStar Healthcare and the Company in order to assist NSAM in managing the current and future healthcare assets (excluding any joint venture assets) acquired by the Company and, subject to certain conditions, other NSAM managed companies. For the three months ended September 30, 2016 and 2015, the Company incurred $0.4 million of property management fees to AHI. For the nine months ended September 30, 2016 and 2015, the Company incurred $1.3 million of property management fees to AHI. These fees are recorded in real estate properties—operating expenses in the consolidated statements of operations.

Island Hospitality Management

In January 2015, NSAM acquired a 45% interest in Island Hospitality Management Inc. (“Island”). Island is a leading, independent select service hotel management company that currently manages 164 hotel properties, representing $3.8 billion of assets, of which 110 hotel properties are owned by the Company. Island provides certain asset management, property management and other services to the Company to assist in managing the Company’s hotel properties. Island receives a base management fee of 2.5% to 3.0% of the current monthly revenue of the hotel properties it manages for the Company. For the three months ended September 30, 2016 and 2015, the Company incurred $4.7 million of base property management and other fees to Island. For the nine months ended September 30, 2016 and 2015, the Company incurred $13.5 million and $11.1 million, respectively, of base property management and other fees to Island. These fees are recorded in real estate properties—operating expenses in the consolidated statements of operations. NSAM’s investment in Island is expected to be sold in connection with the Mergers.

NSAM purchase of common stock

In 2015, NSAM purchased 2.7 million shares of the Company’s common stock in the open market for $49.9 million.

Recent Sales or Commitments to Sell to NSAM Retail Companies

The Company sold or entered into agreements to sell certain assets to NSAM Retail Companies:

•	In February 2016, the Company sold substantially all of its 70% interest in PE Investment II to the existing owners of the remaining 30% interest, one a third party which purchased approximately 80% of the interest sold and the other NorthStar Income which purchased the other approximate 20% of the interest sold. NorthStar Income paid $37.3 million for its respective interest. As part of the transaction, both buyers assumed the deferred purchase price obligation, on a pro rata basis, of the PE Investment II joint venture.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

•	In February 2016, the Company sold a 49% interest in one loan with a total principal amount of $40.3 million to a third party, at par, with the remaining 51% interest sold to NorthStar Income II, also at par.

•	In February 2016, the Company sold one CRE security with a carrying value of $12.5 million to NorthStar Income II.

•	In March 2016, the Company sold its 60% interest in the Senior Housing Portfolio to NorthStar Healthcare, which owned the remaining 40% interest, for $534.5 million. NorthStar Healthcare assumed the Company’s portion of the $648.2 million of related mortgage financing and the Company received approximately $149.4 million of proceeds, net of sales costs.

•	In September 2016, the Company sold a portfolio of PE Investments to NorthStar Income II for a gross sales price of $317.6 million with $44.7 million of deferred purchase price assumed as part of the transaction, including $5.6 million of deferred purchase price which was the obligation of an unconsolidated joint venture. The Company received $33.9 million of net proceeds and will receive the remaining $204.7 million of net proceeds in the fourth quarter 2016. Such amount is included in receivables, net on the consolidated balance sheets.

•	In connection with the redemption of the Company’s interest in the Industrial Portfolio, the third party equity obtained a preferred loan of $98.4 million from NorthStar Income II to finance the transaction.

The board of directors of each NSAM Retail Company, including all of the independent directors, approved each of the respective transactions, with the exception of the Industrial Portfolio which did not warrant board approval, after considering, among other matters, third-party pricing support.

10. Compensation Expense

Summary

The following table presents a summary of compensation expense for the three and nine months ended September 30, 2016 and 2015 (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Salaries and related expenses	$1,676	$1,616	$5,555	$6,422
Equity-based compensation expense	5,852	6,178	17,740	24,713

Total	$7,528	$7,794	$23,295	$31,135

Equity-Based Compensation

The Company has issued equity-based awards to directors, officers, employees, consultants and advisors pursuant to the NorthStar Realty Finance Corp. 2004 Omnibus Stock Incentive Plan (the “Stock Plan”) and the NorthStar Realty Executive Incentive Bonus Plan, as amended (the “Plan” and collectively the “NorthStar Realty Equity Plans”).

Prior to the NSAM Spin-off, the Company conducted substantially all of its operations and made its investments through an operating partnership which issued LTIP Units as equity-based compensation. Additionally, prior to the NSAM Spin-off, the Company completed an internal corporate reorganization whereby the Company collapsed its three tier holding company structure, including such operating partnership, into a single tier (the “Reorganization”). All of the vested and unvested equity-based awards granted by the Company prior to the NSAM Spin-off remain outstanding following the Reorganization and the NSAM Spin-off. Appropriate adjustments were made to all awards to reflect the Reorganization, the Reverse Split and the NSAM Spin-off and NRE Spin-off, collectively referred to as the Spin-offs. Pursuant to the Reorganization, such LTIP Units were converted into an equal number of shares of common stock of the Company (refer to Note 12), which are referred to as restricted stock, and holders of such shares received an equal number of shares of NSAM’s common stock in connection with the NSAM Spin-off, all of which generally remain subject to the same vesting and other terms that applied prior to the NSAM Spin-off. In connection with the NSAM Spin-off, equity and equity-based awards relating to the Company’s common stock, such as RSUs and Deferred LTIP Units, were adjusted to also relate to an equal number of shares of NSAM’s common stock, but otherwise generally remain subject to the same vesting and other terms that applied prior to the NSAM Spin-off. Vesting conditions for outstanding awards have been adjusted to reflect the impact of NSAM in terms of employment for service based on awards and total stockholder return for performance-based awards with respect to periods after the NSAM Spin-off.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

In connection with the formation of the Operating Partnership, the Operating Partnership issued LTIP Units to each holder of the Company’s outstanding Deferred LTIP Units, which were equity awards representing the right to receive either LTIP units in the Company’s successor operating partnership or, if such LTIP units were not available upon settlement of the award, shares of common stock of the Company, in settlement of such Deferred LTIP Units on a one for one basis in accordance with the terms of the outstanding Deferred LTIP Units. Conditioned upon minimum allocations to the capital account of the LTIP Unit for federal income tax purposes, each LTIP Unit will be convertible, at the election of the holder, into one common unit of limited partnership interest in the Operating Partnership (“OP Unit”). Each of the OP Units underlying these LTIP Units will be redeemable at the election of the OP Unit holder for: (i) cash equal to the then fair market value of one share of the Company’s common stock; or (ii) at the option of the Company in its capacity as general partner of the Operating Partnership, one share of the Company’s common stock. LTIP Units issued remain subject to the same vesting terms as the Deferred LTIP Units.

In connection with the NRE Spin-off, equity and equity-based awards relating to the Company’s common stock, such as RSUs, were adjusted to also relate to one share of NorthStar Europe common stock for each six shares of the Company’s common stock, but otherwise generally remain subject to the same vesting and other terms that applied prior to the NRE Spin-off. Appropriate adjustments were also made to all awards to reflect the Reverse Split.

Following the Spin-offs, the Company and the compensation committee of its board of directors (the “Committee”) continues to administer all awards issued under the NorthStar Realty Equity Plans but NSAM and NorthStar Europe are obligated to issue shares of their common stock or other equity awards of their subsidiaries or make cash payments in lieu thereof with respect to dividend or distribution equivalent obligations to the extent required by such awards previously issued under the NorthStar Realty Equity Plans. These awards will continue to be governed by the NorthStar Realty Equity Plans, as applicable, and shares of NSAM’s common stock or NorthStar Europe’s common stock issued pursuant to these awards will not be issued pursuant to, or reduce availability, under the NorthStar Realty Equity Plans.

All of the adjustments made in connection with the Reorganization, the Spin-offs and the Reverse Splits were deemed to be equitable adjustments pursuant to anti-dilution provisions in accordance with the terms of the NorthStar Realty Equity Plans. As a result, there was no incremental value attributed to these adjustments and these adjustments do not impact the amount recorded for equity-based compensation expense for the three and nine months ended September 30, 2016 and 2015.

The following summarizes the equity-based compensation plans and related expenses.

All share amounts and related information disclosed below have been retrospectively adjusted to reflect the Reverse Split.

NorthStar Realty Equity Plans

Omnibus Stock Incentive Plan

In September 2004, the board of directors of the Company adopted the Stock Plan, and such plan, as amended and restated, was further adopted by the board of directors of the Company on April 27, 2016 and approved by the stockholders on June 20, 2016. The Stock Plan provides for the issuance of stock-based incentive awards, including incentive stock options, non-qualified stock options, stock appreciation rights, shares of common stock of the Company, in the form of restricted stock and other equity-based awards such as LTIP Units or any combination of the foregoing. The eligible participants in the Stock Plan include directors, officers, employees, consultants and advisors of the Company.

As of September 30, 2016, 791,552 unvested shares of restricted stock issued under the Stock Plan were outstanding and 3,400,652 shares of common stock remained available for issuance pursuant to the Stock Plan, which includes shares reserved for issuance upon settlement of outstanding LTIP Units and RSUs. Holders of shares of restricted stock or LTIP Units are entitled to receive dividends or distributions with respect to the Company’s shares of restricted stock and vested and unvested LTIP Units for as long as such shares and LTIP Units remain outstanding.

Incentive Compensation Plan

In July 2009, the Committee approved the material terms of the Plan for the Company’s executive officers and other employees. Pursuant to the Plan, an incentive pool was established each calendar year through 2013. The size of the incentive pool was calculated as the sum of: (a) 1.75% of the Company’s “adjusted equity capital” for the year; and (b) 25% of the Company’s adjusted funds from operations, as adjusted, above a 9% return hurdle on adjusted equity capital. Payout from the incentive pool is or was subject to achievement of additional performance and/or time-based goals summarized below.

The portion of the incentive pool for the executive officers was divided into the following three separate incentive compensation components: (a) an annual cash bonus, tied to annual performance of the Company and paid prior to or shortly after completion of the year-end audit (“Annual Bonus”); (b) a deferred bonus, determined based on the same year’s performance, but paid 50% following the close of each of the first and second years after such incentive pool is determined, subject to the participant’s continued employment through each payment date (“Deferred Bonus”); and (c) a long-term incentive in the form of RSUs, LTIP Units and/or Deferred LTIP Units. RSUs are subject to the Company achieving cumulative performance hurdles and/or total stockholder

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

return hurdles established by the Committee for a three- or four-year period, subject to the participant’s continued employment through the payment date. Upon the conclusion of the applicable performance period, each executive officer will receive a payout, if any, equal to the value of one share of common stock at the time of such payout, including the dividends paid with respect to a share of common stock following the first year of the applicable performance period, for each RSU actually earned (the “Long-Term Amount Value”). The Long-Term Amount Value, if any, other than the portion related to dividends paid, will be paid in the form of shares of common stock of the Company or LTIP Units in the Operating Partnership, to the extent available under the NorthStar Realty Equity Plans, or in cash to the extent shares of common stock of the Company or LTIP Units in the Operating Partnership are unavailable under the NorthStar Realty Equity Plans, and, pursuant to adjustments made in connection with the NSAM Spin-off and the NRE Spin-off, shares of NSAM’s common stock or LTIP Units in NSAM’s operating partnership and shares of NorthStar Europe’s common stock or LTIP Units in NorthStar Europe’s operating partnership (the “Long-Term Amount Payout”). These performance-based RSUs were adjusted to refer to combined total stockholder return of the Company and NSAM with respect to periods after the NSAM Spin-off. These performance-based RSUs were again adjusted to refer to combined total stockholder return of the Company, NorthStar Europe and NSAM after the NRE Spin-off. Restricted stock or LTIP Units granted as a portion of the long-term incentive are subject to vesting based on continued employment during the performance period, but are not subject to performance-based vesting hurdles.

Under the Plan, for 2011, the Company issued 381,449 RSUs to executive officers which were subject to vesting based on continued employment and achieving total stockholder return hurdles for the four-year period ended December 31, 2014. The grant date fair value was $4.32 per RSU determined using a risk-free interest rate of 0.42%. As of December 31, 2014, the Company determined the performance hurdle was met which resulted in all of these RSUs vesting. To settle these RSUs, the Company issued 24,575 shares of common stock, net of the minimum statutory tax withholding requirements, on January 1, 2015 and the Operating Partnership issued 334,871 LTIP Units. Under the Plan, for 2011, the Company also granted 381,449 LTIP Units to executive officers which were subject to vesting in four annual installments ending on January 29, 2015, subject to the executive officer’s continued employment through the applicable vesting date, and were converted into shares of restricted stock pursuant to the Reorganization. The Company also granted 151,340 shares of restricted stock (net of forfeitures occurring through September 30, 2016) to certain non-executive employees, which were subject to vesting quarterly over three years beginning April 2012, subject to continued employment through the applicable vesting date.

Under the Plan, for 2012, the Company issued 352,418 RSUs to executive officers which are subject to vesting based on continued employment and achieving total stockholder return hurdles for the four-year period ending December 31, 2015. The grant date fair value was $9.86 per RSU determined using a risk-free interest rate of 0.44%. As of December 31, 2015, the Company determined the performance hurdle was met which resulted in all of these RSUs vesting. To settle these RSUs, the Company issued 158,191 shares of common stock, net of the minimum statutory tax withholding requirements, on January 4, 2016. Under the Plan, for 2012, the Company also granted 352,418 LTIP Units to executive officers which were subject to vesting in four annual installments beginning on January 29, 2013, subject to the executive officer’s continued employment through the applicable vesting date, and were converted into shares of restricted stock pursuant to the Reorganization. The Company also granted 144,883 LTIP Units (net of forfeitures occurring through September 30, 2016) to certain non-executive employees which are subject to vesting quarterly over three years beginning April 2013, subject to continued employment through the applicable vesting date, and were converted into shares of restricted stock pursuant to the Reorganization.

Under the Plan, for 2013, the Company issued 250,184 RSUs to executive officers which are subject to vesting based on continued employment and achieving total stockholder return hurdles for the four-year period ending December 31, 2016. The grant date fair value was $21.57 per RSU determined using a risk-free interest rate of 0.63%. Under the Plan, for 2013, the Company also granted 250,184 Deferred LTIP Units to executive officers which are subject to vesting in four annual installments beginning on January 29, 2014, subject to the executive officer’s continued employment through the applicable vesting date and 130,787 Deferred LTIP Units which were subject to vesting based on continued employment through December 31, 2015. The Company also granted 136,262 Deferred LTIP Units (net of forfeitures occurring through September 30, 2016) to certain non-executive employees which were subject to vesting quarterly over three years beginning April 2014, subject to continued employment through the applicable vesting date. Such Deferred LTIP Units were subsequently settled as LTIP Units in the Operating Partnership or shares of restricted stock, which remain subject to the same vesting terms that applied to the Deferred LTIP Units.

NSAM Bonus Plan

In connection with the NSAM Bonus Plan, for 2014, approximately 31.65% of the long-term bonus was paid in Deferred LTIP Units and approximately 18.35% of the long-term bonus was paid by the Company by issuing RSUs. In connection with the long-term bonuses to be paid by the Company, in February 2015, the Company granted 519,115 Deferred LTIP Units to executive officers of which 25% were vested upon grant and the remainder was subject to vesting in three equal annual installments beginning on December 31, 2015, subject to the executive officer’s continued employment through the applicable vesting dates. The Company

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

also granted 292,438 RSUs to NSAM’s executive officers subject to vesting based on continued employment and achieving total stockholder return hurdles for the four-year period ending December 31, 2017. The grant date fair value of such RSUs was $18.64 per RSU determined using a risk-free interest rate of 1.00%. After the NRE Spin-off, these performance-based RSUs were adjusted to refer to combined total stockholder return of the Company and NorthStar Europe. In the first quarter 2015, the Company also granted 329,416 Deferred LTIP Units (net of forfeitures occurring through September 30, 2016) to certain of NSAM’s non-executive employees, with substantially similar terms to the executive awards subject to time based vesting conditions. Such Deferred LTIP Units were settled as LTIP Units in the Operating Partnership or shares of restricted stock, which remain subject to the same vesting terms that applied to the Deferred LTIP Units.

In connection with the NSAM Bonus Plan, for 2015, a portion of the long-term bonus was paid in restricted shares of common stock and a portion of the long-term bonus was paid by the Company by issuing RSUs. In connection with the 2015 long-term bonuses paid by the Company, in February 2016, the Company granted 1,006,006 restricted shares of common stock to NSAM’s executive officers, of which 25% were vested upon grant and the remainder is subject to vesting in equal installments on December 31, 2016, 2017 and 2018, subject to the recipient’s continued employment through the applicable vesting dates. In connection with the issuance of these shares, in February 2016, the Company retired 132,654 of the vested shares of common stock to satisfy the minimum statutory withholding requirements. In addition, in February 2016, the Company granted 583,261 RSUs to NSAM’s executive officers, which are subject to vesting based on the Company’s absolute total stockholder return, CAD and continued employment over the four-year period ending December 31, 2018. The grant date fair value of such RSUs was $1.70 per RSU determined using a risk-free interest rate of 0.88%. Following the determination of the number of these performance-based RSUs that vest, the Company will settle the vested RSUs by issuing an equal number shares of common stock (or, if shares are not then available, paying cash in an amount equal to the value of such shares) and the NSAM executives will be entitled to receive the distributions that would have been paid with respect to a share of common stock (for each RSU that vests) on or after January 1, 2015. In February 2016, the Company also granted 513,306 restricted shares (net of forfeitures occurring through September 30, 2016) of common stock and/or RSUs to its Chief Executive Officer and certain of the Company’s and NSAM’s non-executive employees, with substantially similar terms to the executive awards subject to time-based vesting conditions.

Other Issuances

Healthcare Strategic Joint Venture

In connection with entering into the Healthcare Strategic Partnership, the Company granted Mr. Flaherty 250,000 RSUs on January 22, 2014 which vest on January 22, 2019, unless certain conditions are met. In connection with the Spin-offs, the RSUs granted to Mr. Flaherty were adjusted to also relate to shares of NSAM’s common stock and NorthStar Europe’s common stock. The RSUs are entitled to dividend equivalents prior to vesting and may be settled either in shares of common stock of the Company, NSAM and NorthStar Europe or in cash at the option of the Company.

Equity-based Compensation Summary

The following table presents a summary of equity-based awards outstanding. The balance as of September 30, 2016 represents unvested shares of restricted stock, LTIP Units and restricted stock units outstanding, whether vested or not (grants in thousands):

	Nine Months Ended September 30, 2016
	Restricted Stock	LTIP Units	Restricted Stock Units(1)	Total Grants	Weighted Average Grant Price
December 31, 2015	81	1,868	250	2,199	$33.44
Granted	1,040	—	505	1,545	10.73
Converted	—	—	(81)	(81)	10.73
Forfeited	—	(12)	(13)	(25)	20.08
Vesting	(329)	—	—	(329)	11.31

September 30, 2016	792	1,856	661	3,309	$25.70

(1)	Represents employee and non-employee grants subject to time-based vesting conditions.

As of September 30, 2016, equity-based compensation expense to be recognized over the remaining vesting period through August 2019 is $24.3 million, provided there are no forfeitures.

In connection with the Mergers, substantially all outstanding time-based equity awards issued to executives and non-executive employees will vest in accordance with their terms. In addition, all or a portion of the outstanding performance-based awards issued to executives will vest in accordance with their terms subject to forfeiture and reduction.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

11. Stockholders’ Equity

Reverse Split

On November 1, 2015, the Company effected a Reverse Split of its common stock with any fractional shares settled in cash. As a result of the Reverse Split, common stock was reduced by dividing the par value prior to the Reverse Split by two (including retrospective adjustment of prior periods) with a corresponding increase to additional paid-in capital. The par value per share of common stock remained unchanged.

Share and per share amounts disclosed in the Company’s consolidated financial statements and the accompanying notes have been retrospectively adjusted to reflect the Reverse Split, including common stock outstanding, earnings per share and shares or units outstanding related to equity-based compensation, where applicable (refer to Note 10).

Share Repurchase

In September 2015, the Company’s board of directors authorized the repurchase of up to $500.0 million of its outstanding common stock. The authorization expired in September 2016. For the nine months ended September 30, 2016, the Company repurchased 3.9 million shares of its common stock for $50.0 million. From September 2015 through September 30, 2016, the Company repurchased 10.4 million shares for $168.0 million.

Dividend Reinvestment Plan

In April 2007, as amended effective January 1, 2012, the Company implemented a Dividend Reinvestment Plan (the “DRP”), pursuant to which it registered with the SEC and reserved for issuance 3,569,962 shares of its common stock, after giving effect to the Reverse Split. Pursuant to the amended terms of the DRP, stockholders are able to automatically reinvest all or a portion of their dividends for additional shares of the Company’s common stock. The Company expects to use the proceeds from the DRP for general corporate purposes. For the nine months ended September 30, 2016, the Company issued 11,808 shares of its common stock pursuant to the DRP for $0.2 million of proceeds.

Dividends

The following table presents dividends declared (on a per share basis) for the nine months ended September 30, 2016:

Common Stock		Preferred Stock
			Dividend Per Share
Declaration Date	Dividend Per Share	Declaration Date	Series A	Series B	Series C	Series D	Series E
February 25	$0.40	January 28	$0.54688	$0.51563	$0.55469	$0.53125	$0.54688
May 4	$0.40	April 27	$0.54688	$0.51563	$0.55469	$0.53125	$0.54688
August 2	$0.40	July 28	$0.54688	$0.51563	$0.55469	$0.53125	$0.54688

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Accumulated Other Comprehensive Income (Loss)

The following tables present the components of accumulated OCI for the three and nine months ended September 30, 2016 and 2015 (dollars in thousands):

Three months ended September 30, 2016	Unrealized Gain (Loss) on Available for Sale Securities	Interest Rate Swap Gain (Loss)	Foreign Currency Translation	Total
Balance as of June 30, 2016 (Unaudited)	$(43,303)	$(326)	$(4,776)	$(48,405)
Unrealized gain (loss) on real estate securities, available for sale	(14,694)	—	—	(14,694)
Amortization of swap (gain) loss into interest expense—mortgage and corporate borrowings (refer to Note 14)	—	223	—	223
Foreign currency translation adjustment	—	—	(1,163)	(1,163)
Non-controlling interests	149	(2)	183	330

Balance as of September 30, 2016 (Unaudited)	$(57,848)	$(105)	$(5,756)	$(63,709)

Nine months ended September 30, 2016
Balance as of December 31, 2015	$21,016	$(767)	$(1,764)	$18,485
Unrealized gain (loss) on real estate securities, available for sale	(80,264)	—	—	(80,264)
Unrealized (gain) loss on real estate securities, available for sale recorded to realized gain (loss) on investments and other	592	—	—	592
Amortization of swap (gain) loss into interest expense—mortgage and corporate borrowings (refer to Note 14)	—	669	—	669
Foreign currency translation adjustment	—	—	(4,726)	(4,726)
Non-controlling interests	808	(7)	734	1,535

Balance as of September 30, 2016 (Unaudited)	$(57,848)	$(105)	$(5,756)	$(63,709)

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Three months ended September 30, 2015	Unrealized Gain (Loss) on Available for Sale Securities	Interest Rate Swap Gain (Loss)	Foreign Currency Translation	Total
Balance as of June 30, 2015 (Unaudited)	$35,228	$(1,208)	$(6,776)	$27,244
Unrealized gain (loss) on real estate securities, available for sale	(7,559)	—	—	(7,559)
Reclassification of unrealized (gain) loss on real estate securities, available for sale into realized gain (loss) on investments and other	(517)	—	—	(517)
Amortization of swap (gain) loss into interest expense—mortgage and corporate borrowings (refer to Note 14)	—	223	—	223
Foreign currency translation adjustment	—	—	1,557	1,557
Non-controlling interests	80	(2)	(400)	(322)

Balance as of September 30, 2015 (Unaudited)	$27,232	$(987)	$(5,619)	$20,626

Nine months ended September 30, 2015
Balance as of December 31, 2014	$56,072	$(1,694)	$(4,838)	$49,540
Unrealized gain (loss) on real estate securities, available for sale	(14,817)	—	—	(14,817)
Unrealized (gain) loss on real estate securities, available for sale recorded to realized gain (loss) on investments and other	(14,126)	—	—	(14,126)
Amortization of swap (gain) loss into interest expense—mortgage and corporate borrowings (refer to Note 14)	—	711	—	711
Foreign currency translation adjustment	—	—	(912)	(912)
Non-controlling interests	103	(4)	131	230

Balance as of September 30, 2015 (Unaudited)	$27,232	$(987)	$(5,619)	$20,626

Earnings Per Share

The following table presents EPS for the three and nine months ended and September 30, 2016 and 2015 (dollars and shares in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Numerator:
Net income (loss) attributable to NorthStar Realty Finance Corp. common stockholders	$(100,351)	$(126,111)	$(361,171)	$(255,215)
Net income (loss) attributable to LTIP Units non-controlling interests	(1,034)	(1,301)	(3,537)	(2,370)

Net income (loss) attributable to common stockholders and LTIP Units(1)	$(101,385)	$(127,412)	$(364,708)	$(257,585)

Denominator:(2)(3)
Weighted average shares of common stock	179,890	182,343	180,803	171,138
Weighted average LTIP Units(1)	1,856	1,845	1,861	1,337

Weighted average shares of common stock and LTIP Units(2)	181,746	184,188	182,664	172,475

Earnings (loss) per share:(3)
Basic	$(0.56)	$(0.69)	$(2.00)	$(1.49)

Diluted	$(0.56)	$(0.69)	$(2.00)	$(1.49)

(1)	The EPS calculation takes into account LTIP Units, which receive non-forfeitable dividends from the date of grant, share equally in the Company’s net income (loss) and convert on a one-for-one basis into common stock.
(2)	Excludes the effect of exchangeable senior notes, restricted stock and RSUs outstanding that were not dilutive as of September 30, 2016. These instruments could potentially impact diluted EPS in future periods, depending on changes in the Company’s stock price and other factors.
(3)	The three and nine months ended September 30, 2015 is adjusted for the Reverse Split effected on November 1, 2015.

12. Non-controlling Interests

Operating Partnership

Non-controlling interests include the aggregate LTIP Units held by limited partners (the “Unit Holders”) in the Operating Partnership. Net income (loss) attributable to this non-controlling interest is based on the weighted average Unit Holders’ ownership percentage of the Operating Partnership for the respective period. The issuance of additional common stock or LTIP Units changes

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

the percentage ownership of both the Unit Holders and the Company. Since an LTIP Unit is generally redeemable for cash or common stock at the option of the Company, it is deemed to be equivalent to common stock. Therefore, such transactions are treated as capital transactions and result in an allocation between stockholders’ equity and non-controlling interests on the accompanying consolidated balance sheets to account for the change in the ownership of the underlying equity in the Operating Partnership. On a quarterly basis, the carry value of such non-controlling interest is allocated based on the number of LTIP Units held by Unit Holders in total in proportion to the number of LTIP Units in total plus the number of shares of common stock. As of September 30, 2016, LTIP Units of 1,855,571 were outstanding representing a 1.0% ownership and non-controlling interest in the Operating Partnership. Net income (loss) attributable to the Operating Partnership non-controlling interest for the three months ended September 30, 2016 and 2015 was a net loss of $1.0 million and $1.3 million, respectively. Net income (loss) attributable to the Operating Partnership non-controlling interest for the nine months ended September 30, 2016 and 2015 was a net loss of $3.5 million and $2.4 million, respectively. In connection with the Mergers, the Operating Partnership will merge with and into NorthStar Realty and each LTIP Unit outstanding as of immediately prior to such effective time will convert into one share of common stock.

Other

Other non-controlling interests represent third-party equity interests in ventures that are consolidated with the Company’s financial statements. Net income (loss) attributable to the other non-controlling interests for the three months ended September 30, 2016 and 2015 was a net loss of $2.5 million and $2.2 million, respectively. Net income (loss) attributable to the other non-controlling interests for the nine months ended September 30, 2016 and 2015 was a net loss of $4.4 million and $12.7 million, respectively.

The following table presents net income (loss) attributable to the Company’s common stockholders for the three and nine months September 30, 2016 and 2015 (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Income (loss) from continuing operations	$(100,351)	$(109,537)	$(361,171)	$(141,963)
Income (loss) from discontinued operations	—	(16,574)	—	(113,252)

Net income (loss) attributable to NorthStar Realty Finance Corp. common stockholders	$(100,351)	$(126,111)	$(361,171)	$(255,215)

13. Fair Value

Fair Value Measurement

The fair value of financial instruments is categorized based on the priority of the inputs to the valuation technique and categorized into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Financial assets and liabilities are recorded at fair value on the consolidated balance sheets and are categorized based on the inputs to the valuation techniques as follows:

Level 1.	Quoted prices for identical assets or liabilities in an active market.

Level 2.	Financial assets and liabilities whose values are based on the following:

(a)	Quoted prices for similar assets or liabilities in active markets.

(b)	Quoted prices for identical or similar assets or liabilities in non-active markets.

(c)	Pricing models whose inputs are observable for substantially the full term of the asset or liability.

(d)	Pricing models whose inputs are derived principally from or corroborated by observable market data for substantially the full term of the asset or liability.

Level 3.	Prices or valuation techniques based on inputs that are both unobservable and significant to the overall fair value measurement.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following is a description of the valuation techniques used to measure fair value of assets and liabilities accounted for at fair value on a recurring basis and the general classification of these instruments pursuant to the fair value hierarchy.

PE Investments

The Company accounts for PE Investments at fair value which is determined based on a valuation model using assumptions for the timing and amount of expected future cash flow for income and realization events for the underlying assets in the funds and discount rate. This fair value measurement is generally based on unobservable inputs and, as such, is classified as Level 3 of the fair value hierarchy. The Company is not using the NAV (practical expedient) of the underlying funds for purposes of determining fair value.

Investments in Unconsolidated Ventures

The Company accounts for certain investments in unconsolidated ventures at fair value determined based on a valuation model using assumptions for the timing and amount of expected future cash flow for income and realization events for the underlying assets, discount rate and foreign currency exchange rates. Additionally, the Company accounts for a CRE debt investment made in connection with an investment in unconsolidated venture at fair value, which is determined based on comparing the current yield to the estimated yield for newly originated loans with similar credit risk. These fair value measurements are generally based on unobservable inputs and, as such, are classified as Level 3 of the fair value hierarchy.

Real Estate Securities

N-Star CDO Bonds

The fair value of N-Star CDO bonds is determined using quotations from nationally recognized financial institutions that generally acted as underwriter for the transactions. These quotations are not adjusted and are generally based on a valuation model with observable inputs such as interest rate and other unobservable inputs for assumptions related to the timing and amount of expected future cash flow, discount rate, estimated prepayments and projected losses. The fair value of subordinate N-Star CDO bonds is determined using an internal price interpolated based on third-party prices of the more senior N-Star CDO bonds of the respective CDO. All N-Star CDO bonds are classified as Level 3 of the fair value hierarchy.

N-Star CDO Equity

The fair value of N-Star CDO equity is determined based on a valuation model using assumptions for the timing and amount of expected future cash flow for income and realization events for the underlying collateral of these CDOs and discount rate. This fair value measurement is generally based on unobservable inputs and, as such, is classified as Level 3 of the fair value hierarchy.

Other CRE Securities

Other CRE securities are generally valued using a third-party pricing service or broker quotations. These quotations are not adjusted and are based on observable inputs that can be validated, and as such, are classified as Level 2 of the fair value hierarchy. Certain CRE securities may be valued based on a single broker quote or an internal price which may have less observable pricing, and as such, would be classified as Level 3 of the fair value hierarchy. Management determines the prices are representative of fair value through a review of available data, including observable inputs, recent transactions as well as its knowledge of and experience in the market.

Derivative Instruments

Derivative instruments are valued using a third-party pricing service. These quotations are not adjusted and are generally based on valuation models with observable inputs such as interest rates and contractual cash flow, and as such, are classified as Level 2 of the fair value hierarchy. Derivative instruments are also assessed for credit valuation adjustments due to the risk of non-performance by the Company and derivative counterparties. If a credit valuation adjustment is applied to a derivative asset or liability, such fair value measurement is classified as Level 3 of the fair value hierarchy. For derivatives held in non-recourse CDO financing structures where, by design, the derivative contracts are senior to all the CDO bonds payable, there is no material impact of a credit valuation adjustment.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

CDO Bonds Payable

CDO bonds payable are valued using quotations from nationally recognized financial institutions that generally acted as underwriter for the transactions. These quotations are not adjusted and are generally based on a valuation model with observable inputs such as interest rate and other unobservable inputs for assumptions related to the timing and amount of expected future cash flow, discount rate, estimated prepayments and projected losses. CDO bonds payable are classified as Level 3 of the fair value hierarchy.

Junior Subordinated Notes

Junior subordinated notes may be valued using quotations from nationally recognized financial institutions or an internal model. A quotation from a financial institution is not adjusted. The fair value is generally based on a valuation model with observable inputs such as interest rate and other unobservable inputs for assumptions related to the implied credit spread of the Company’s other borrowings and the timing and amount of expected future cash flow. Junior subordinated notes are classified as Level 3 of the fair value hierarchy.

Financial assets and liabilities recorded at fair value on a recurring basis are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following tables present financial assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2016 and December 31, 2015 by level within the fair value hierarchy (dollars in thousands):

	September 30, 2016
	Level 1	Level 2	Level 3		Total
Assets:
PE Investments	$—	$—	$484,876		$484,876
Investments in unconsolidated ventures(1)	—	—	122,596		122,596
Real estate securities, available for sale:
N-Star CDO bonds	—	—	120,267		120,267
N-Star CDO equity	—	—	31,886		31,886
CMBS and other securities	—	8,603	13,208		21,811
CRE securities in N-Star CDOs
CMBS	—	242,337	44,084		286,421
Third-party CDO notes	—	—	6,330		6,330
Agency debentures	—	45,819	—		45,819
Unsecured REIT debt	—	8,763	—		8,763
Trust preferred securities	—	—	5,669		5,669

Subtotal CRE securities in N-Star CDOs	—	296,919	56,083		353,002

Subtotal real estate securities, available for sale	—	305,522	221,444		526,966

Derivative assets	—	4	—		4

Total assets	$—	$305,526	$828,916		$1,134,442

Liabilities:
CDO bonds payable	$—	$—	$257,877		$257,877
Junior subordinated notes	—	—	191,175		191,175
Derivative liabilities	—	1,108	301,208	(2)	302,316

Total liabilities	$—	$1,108	$750,260		$751,368

(1)	Includes a CRE debt investment made in connection with an investment in unconsolidated venture, for which the fair value option was elected.
(2)	Represents an interest rate swap in the corporate segment and includes a credit valuation adjustment.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

	December 31, 2015
	Level 1	Level 2	Level 3		Total
Assets:
PE Investments	$—	$—	$1,101,650		$1,101,650
Investments in unconsolidated ventures(1)	—	—	120,392		120,392
Real estate securities, available for sale:
N-Star CDO bonds	—	—	216,727		216,727
N-Star CDO equity	—	—	44,905		44,905
CMBS and other securities	—	12,318	43,247		55,565
CRE securities in N-Star CDOs
CMBS	—	261,552	64,959		326,511
Third-party CDO notes	—	—	6,685		6,685
Agency debentures	—	37,316	—		37,316
Unsecured REIT debt	—	8,976	—		8,976
Trust preferred securities	—	—	5,425		5,425

Subtotal CRE securities in N-Star CDOs	—	307,844	77,069		384,913

Subtotal real estate securities, available for sale	—	320,162	381,948		702,110

Derivative assets	—	116	—		116

Total assets	$—	$320,278	$1,603,990		$1,924,268

Liabilities:
CDO bonds payable	$—	$—	$307,601		$307,601
Junior subordinated notes	—	—	183,893		183,893
Derivative liabilities	—	7,385	95,908	(2)	103,293

Total liabilities	$—	$7,385	$587,402		$594,787

(1)	Includes CRE debt investments made in connection with certain investments in unconsolidated ventures, for which the fair value option was elected.
(2)	Represents an interest rate swap in the corporate segment and includes a credit valuation adjustment.

The following table presents the changes in fair value of financial assets and liabilities which are measured at fair value on a recurring basis using Level 3 inputs to determine fair value for the nine months ended September 30, 2016 (dollars in thousands):

	Assets			Liabilities(3)
	PE Investments	Investments in Unconsolidated Ventures(1)	CRE Securities	CDO Bonds Payable	Junior Subordinated Notes
January 1, 2016	$1,101,650	$120,392	$381,948	$307,601	$183,893
Transfers into Level 3(2)	—	—	20,611	—	—
Transfers out of Level 3(2)	—	—	(11,029)	—	—
Purchases / borrowings / amortization / contributions	3,892	48	32,711	—	—
Sales	(503,593)	—	(53,886)	—	—
Paydowns / distributions	(187,039)	(10,762)	(42,217)	(49,661)	—
Gains:
Equity in earnings of unconsolidated ventures	79,248	21,276	—	—	—
Unrealized gains included in earnings	—	—	14,110	(2,533)	—
Realized gains included in earnings	—	—	445	—	—
Unrealized gain on real estate securities, available for sale included in OCI	—	—	3,263	—	—
Losses:
Unrealized losses included in earnings	(8,202)	(8,358)	(17,504)	2,470	7,282
Realized losses included in earnings	(1,080)	—	(23,877)	—	—
Unrealized loss on real estate securities, available for sale included in OCI	—	—	(83,131)	—	—

September 30, 2016	$484,876	$122,596	$221,444	$257,877	$191,175

Gains (losses) included in earnings attributable to the change in unrealized gains (losses) relating to assets or liabilities still held	$(8,202)	$(8,358)	$(3,394)	$63	$(7,282)

(1)	Includes CRE debt investments made in connection with an investment in unconsolidated venture, for which the fair value option was elected.
(2)	Transfers between Level 2 and Level 3 represent a fair value measurement from a third-party pricing service or broker quotations that have become more or less observable during the period. Transfers are assumed to occur at the beginning of the year.
(3)	Excludes one derivative instrument, which for the nine months ended September 30, 2016, an unrealized loss of $205.3 million was recorded. Such amount includes an unrealized loss of $10.9 million related to a credit valuation adjustment.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

The following table presents the changes in fair value of financial assets and liabilities which are measured at fair value on a recurring basis using Level 3 inputs to determine fair value for the year ended December 31, 2015 (dollars in thousands):

	Assets			Liabilities(3)
	PE Investments	Investments in Unconsolidated Ventures(1)	CRE Securities	CDO Bonds Payable	Junior Subordinated Notes
January 1, 2015	$962,038	$276,437	$481,576	$390,068	$215,172
Transfers into Level 3(2)	—	—	24,170	—	—
Transfers out of Level 3(2)	—	—	(3,052)	—	—
Purchases / borrowings / amortization / contributions	614,578	(4,053)	93,477	(25,531)	—
Sales	—	—	(77,230)	—	—
Paydowns / distributions	(639,884)	(125,285)	(124,480)	(90,070)	—
Gains:
Equity in earnings of unconsolidated ventures	198,159	19,177	—	—	—
Unrealized gains included in earnings	—	—	81,532	—	(31,279)
Realized gains included in earnings	—	—	22,418	—	—
Unrealized gain on real estate securities, available for sale included in OCI	—	—	1,213	—	—
Losses:
Unrealized losses included in earnings	(33,241)	(45,884)	(75,523)	29,275	—
Realized losses included in earnings	—	—	(5,886)	3,859	—
Unrealized loss on real estate securities, available for sale included in OCI	—	—	(36,267)	—	—

December 31, 2015	$1,101,650	$120,392	$381,948	$307,601	$183,893

Gains (losses) included in earnings attributable to the change in unrealized gains (losses) relating to assets or liabilities still held	$(33,241)	$(45,884)	$6,009	$(29,275)	$31,279

(1)	Includes CRE debt investments made in connection with certain investments in unconsolidated ventures, for which the fair value option was elected.
(2)	Transfers between Level 2 and Level 3 represent a fair value measurement from a third-party pricing service or broker quotations that have become more or less observable during the period. Transfers are assumed to occur at the beginning of the year.
(3)	Excludes one derivative instrument, which for the year ended December 31, 2015, an unrealized loss of $95.9 million was recorded. Such amount is net of an unrealized gain of $23.1 million related to a credit valuation adjustment.

There were no transfers, other than those identified in the tables above, during the periods ended September 30, 2016 and December 31, 2015.

The Company relies on the third-party pricing exception with respect to the requirement to provide quantitative disclosures about significant Level 3 inputs being used to determine fair value measurements related to CRE securities (including N-Star CDO bonds), junior subordinated notes and CDO bonds payable. The Company believes such pricing service or broker quotation for such items may be based on a market transaction of comparable securities, inputs including forecasted market rates, contractual terms, observable discount rates for similar securities and credit (such as credit support and delinquency rates).

For the nine months ended September 30, 2016, quantitative information about the Company’s remaining Level 3 fair value measurements on a recurring basis are as follows (dollars in thousands):

	Fair Value	Valuation Technique	Key Unobservable Inputs(2)	Weighted Average
PE Investments	$484,876	Discounted Cash Flow Model	Discount Rate	12%
Investments in unconsolidated ventures(1)	$122,596	Discounted Cash Flow Model/Credit Spread	Discount Rate/Credit Spread	25%
N-Star CDO equity	$31,886	Discounted Cash Flow Model	Discount Rate	18%

(1)	Includes CRE debt investments made in connection with an investment in unconsolidated venture, for which the fair value option was elected.
(2)	Includes timing and amount of expected future cash flow.

Significant increases (decreases) in any one of the inputs described above in isolation may result in a significantly different fair value for the financial assets and liabilities using such Level 3 inputs.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Assets and Liabilities Measured at Fair Value on a Non-recurring Basis

Non-financial assets and liabilities measured at fair value on a non-recurring basis in the consolidated financial statements consist of real estate held for sale or assets for which an impairment has been recorded, such as goodwill. Such fair value measurements are generally considered to be Level 3 within the valuation hierarchy, where applicable, based on estimated sales price, adjusted for closing costs and expenses, determined by discounted cash flow analysis, direct capitalization analyses or a sales comparison approach if no contracts had been consummated. The discounted cash flow and direct capitalization analyses include all estimated cash inflows and outflows over a specific holding period and, where applicable, any estimated debt premiums. This cash flow is comprised of unobservable inputs which included forecasted rental revenues and expenses based upon existing in-place leases, market conditions and expectations for growth. Capitalization rate and discount rate used in these analyses are based upon observable rates that the Company believes to be within a reasonable range of current market rates for the respective properties.

Valuations are prepared using internally-developed valuation models. These valuations are reviewed and approved, during each reporting period, by management, as deemed necessary, including personnel from the accounting, finance and operations and the valuations are updated as appropriate. In addition, the Company may engage third-party valuation experts to assist with the preparation of certain of its valuations. Refer to Note 3 for further disclosure regarding non-recurring fair value measurement of impairment on operating real estate.

Fair Value Option

The Company has historically elected to apply the fair value option for the following financial assets and liabilities existing at the time of adoption or at the time the Company recognizes the eligible item for the purpose of consistent accounting application: CRE securities financed in N-Star CDOs; CDO bonds payable; and junior subordinated notes. Given past market volatility the Company had observed that the impact of electing the fair value option would generally result in additional variability to the Company’s consolidated statements of operations which management believes is not a useful presentation for such financial assets and liabilities. Therefore, the Company more recently has not elected the fair value option for new investments in CRE securities and securitization financing transactions. The Company may elect the fair value option for certain of its financial assets or liabilities due to the nature of the instrument. In the case of PE Investments, certain investments in unconsolidated ventures (refer to Note 6) and N-Star CDO equity, the Company elected the fair value option because management believes it is a more useful presentation for such investments. The Company determined recording such investments based on the change in fair value of projected future cash flow from one period to another better represents the underlying economics of the respective investment.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

The following table presents the fair value of financial instruments for which the fair value option was elected as of September 30, 2016 and December 31, 2015 (dollars in thousands):

	September 30, 2016	December 31, 2015
Assets:
PE Investments	$484,876	$1,101,650
Investments in unconsolidated ventures(1)	122,596	120,392
Real estate securities, available for sale:(2)
N-Star CDO equity	31,886	44,905
CMBS and other securities	15,967	48,711
CRE securities in N-Star CDOs
CMBS	286,421	326,511
Third-party CDO notes	6,330	6,685
Agency debentures	45,819	37,316
Unsecured REIT debt	8,763	8,976
Trust preferred securities	5,669	5,425

Subtotal CRE securities in N-Star CDOs	353,002	384,913

Subtotal real estate securities, available for sale	400,855	478,529

Total assets	$1,008,327	$1,700,571

Liabilities:
CDO bonds payable	$257,877	$307,601
Junior subordinated notes	191,175	183,893

Total liabilities	$449,052	$491,494

(1)	Includes CRE debt investments made in connection with certain investments in unconsolidated ventures, for which the fair value option was elected.
(2)	September 30, 2016 excludes 25 CRE securities including $120.3 million of N-Star CDO bonds and $5.8 million of CRE securities, for which the fair value option was not elected. December 31, 2015 excludes 28 CRE securities including $216.7 million of N-Star CDO bonds and $6.9 million of CRE securities, for which the fair value option was not elected.

The Company attributes the change in the fair value of floating-rate liabilities to changes in instrument-specific credit spreads. For fixed-rate liabilities, the Company attributes the change in fair value to interest rate-related and instrument-specific credit spread changes.

Change in Fair Value Recorded in the Statements of Operations

The following table presents unrealized gains (losses) on investments and other related to the change in fair value of financial assets and liabilities in the consolidated statements of operations for the three and nine months ended September 30, 2016 and 2015 (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Assets:
Real estate securities, available for sale(1)	$(1,671)	$(8,805)	$(15,768)	$13,252
PE Investments(1)	748	(9,148)	(8,202)	(22,497)
Investments in unconsolidated ventures(1)	2,329	(30,446)	(9,568)	(39,789)
Foreign currency remeasurement(2)	(4,964)	(6,609)	(21,972)	(6,099)
Liabilities:
CDO bonds payable(1)	(922)	(9,998)	63	(23,572)
Junior subordinated notes(1)	(6,916)	22,576	(7,282)	30,493

Subtotal unrealized gain (loss), excluding derivatives	(11,396)	(42,430)	(62,729)	(48,212)
Derivatives	(13,249)	(86,890)	(199,355)	(114,037)

Subtotal unrealized gain (loss)	(24,645)	(129,320)	(262,084)	(162,249)
Net cash payments on derivatives (refer to Note 14)	(2,003)	(2,931)	(6,968)	(8,989)

Total	$(26,648)	$(132,251)	$(269,052)	$(171,238)

(1)	Represents financial assets and liabilities for which the fair value option was elected.
(2)	Represents foreign currency remeasurement on investments, cash and deposits primarily denominated in British Pounds.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Fair Value of Financial Instruments

In addition to the above disclosures regarding financial assets or liabilities which are recorded at fair value, U.S. GAAP requires disclosure of fair value about all financial instruments. The following disclosure of estimated fair value of financial instruments was determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on estimated fair value.

The following table presents the principal amount, carrying value and fair value of certain financial assets and liabilities as of September 30, 2016 and December 31, 2015 (dollars in thousands):

	September 30, 2016			December 31, 2015
	Principal / Notional Amount	Carrying Value	Fair Value	Principal / Notional Amount	Carrying Value	Fair Value
Financial assets:(1)
Real estate debt investments, net	$404,718	$348,539	$349,084	$555,354	$501,474	$594,698
Real estate debt investments, held for sale	—	—	—	225,037	224,677	224,677
Real estate securities, available for sale(2)	1,114,654	526,966	526,966	1,285,643	702,110	702,110
Derivative assets(2)(3)	4,113,600	4	4	4,173,872	116	116
Financial liabilities:(1)
Mortgage and other notes payable	$7,025,755	$6,922,027	$6,858,807	$7,297,081	$7,164,576	$7,175,374
Credit facilities and term borrowings	425,000	420,409	420,409	662,053	654,060	654,060
CDO bonds payable(2)(4)	386,830	257,877	257,877	436,491	307,601	307,601
Exchangeable senior notes	29,360	27,356	29,441	31,360	29,038	50,121
Junior subordinated notes(2)(4)	280,117	191,175	191,175	280,117	183,893	183,893
Derivative liabilities(2)(3)	2,113,781	302,316	302,316	2,225,750	103,293	103,293
Borrowings of properties held for sale	1,455,309	1,443,167	1,447,197	2,214,305	2,195,973	2,200,686

(1)	The fair value of other financial instruments not included in this table is estimated to approximate their carrying value.
(2)	Refer to “Determination of Fair Value” above for disclosures of methodologies used to determine fair value.
(3)	Derivative assets and liabilities exclude timing swaps with an aggregate notional amount of $28.0 million as of September 30, 2016 and December 31, 2015.
(4)	The fair value option has been elected for these liabilities.

Disclosure about fair value of financial instruments is based on pertinent information available to management as of the reporting date. Although management is not aware of any factors that would significantly affect fair value, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein.

Real Estate Debt Investments

For CRE debt investments, fair value was approximated by comparing the current yield to the estimated yield for newly originated loans with similar credit risk or the market yield at which a third party might expect to purchase such investment. Fair value was determined assuming fully-extended maturities regardless of structural or economic tests required to achieve such extended maturities. For any CRE debt investments that are deemed impaired, carrying value approximates fair value. The fair value of CRE debt investments held for sale is determined based on the expected sales price. Fair value measurements related to CRE debt are generally based on unobservable inputs and, as such, are classified as Level 3 of the fair value hierarchy.

Mortgage and Other Notes Payable

For mortgage and other notes payable, the Company primarily uses rates currently available with similar terms and remaining maturities to estimate fair value. These measurements are determined using comparable U.S. Treasury rates as of the end of the reporting period or market credit spreads over the rate payable on fixed rate U.S. Treasury of like maturities. These fair value measurements are based on observable inputs, and as such, are classified as Level 2 of the fair value hierarchy. For the borrowings of properties held for sale, the Company uses available market information, which includes quoted market prices or recent transactions, if available, to estimate their fair value and are, therefore, based on observable inputs, and as such, are classified as Level 2 of the fair value hierarchy.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Credit Facilities and Term Borrowings

As of the reporting date, the Company believes the carrying value of its credit facilities and term borrowings approximate fair value. These fair value measurements are based on observable inputs, and as such, are classified as Level 2 of the fair value hierarchy.

Exchangeable Senior Notes

For the exchangeable senior notes, the Company uses available market information, which includes quoted market prices or recent transactions, if available, to estimate their fair value and are, therefore, based on observable inputs, and as such, are classified as Level 2 of the fair value hierarchy.

14. Risk Management and Derivative Activities

Derivatives

The Company uses derivative instruments primarily to manage interest rate risk and such derivatives are not considered speculative. These derivative instruments are typically in the form of interest rate swap and cap agreements and the primary objective is to minimize interest rate risks associated with investment and financing activities. The counterparties of these arrangements are major financial institutions with which the Company may also have other financial relationships. The Company is exposed to credit risk in the event of non-performance by these counterparties and it monitors their financial condition; however, the Company currently does not anticipate that any of the counterparties will fail to meet their obligations.

The following tables present derivative instruments that were not designated as hedges under U.S. GAAP as of September 30, 2016 and December 31, 2015 (dollars in thousands):

	Number	Notional Amount(1)	Fair Value Net Asset (Liability)		Range of Fixed LIBOR / Forward Rate	Range of Maturity
As of September 30, 2016:
Interest rate caps	12	$4,113,600	$4		2.50% - 5.00%	October 2016 - August 2018
Interest rate swaps—N-Star CDOs	9	110,817	(997	)(2)	5.02% - 5.25%	January 2017 - July 2018
Interest rate swaps—other	2	2,002,964	(301,319)		3.39% - 4.17%	December 2019 - July 2023(3)

Total	23	$6,227,381	$(302,312)

As of December 31, 2015:
Interest rate caps	14	$4,173,872	$116		2.50% - 5.00%	January 2016 - December 2017
Interest rate swaps—N-Star CDOs	9	222,510	(7,321	)(2)	5.02% - 5.25%	January 2017 - July 2018
Interest rate swaps—other	2	2,003,240	(95,972)		3.39% - 4.17%	December 2019 - July 2023(3)

Total	25	$6,399,622	$(103,177)

(1)	Excludes timing swaps with a notional amount of $28.0 million as of September 30, 2016 and December 31, 2015.
(2)	Interest rate swaps in consolidated N-Star CDOs are liabilities and are only subject to the credit risks of the respective CDO transaction. As the interest rate swaps are senior to all the liabilities of the respective CDO and the fair value of each of the CDO’s investments exceeded the fair value of the CDO’s derivative liabilities, a credit valuation adjustment was not recorded.
(3)	Includes a $2.0 billion notional forward-starting interest rate swap with a maturity date of December 3, 2029, which requires a mandatory cash redemption by December 3, 2019 at fair value.

The change in number and notional amount of derivative instruments from December 31, 2015 relates to contractual notional amortization and the maturity of interest rate caps in the Company’s healthcare portfolio. The Company had no derivative financial instruments that were designated as hedges in qualifying hedging relationships as of September 30, 2016 and December 31, 2015.

The following table presents the fair value of derivative instruments, as well as their classification on the consolidated balance sheets, as of September 30, 2016 and December 31, 2015 (dollars in thousands):

	Balance Sheet	September 30, 2016	December 31, 2015
	Location
Interest rate caps	Other assets	$4	$116
Interest rate swaps	Derivative liabilities	$302,316	$103,293

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

The following table presents the effect of derivative instruments in the consolidated statements of operations for the three and nine months ended September 30, 2016 and 2015 (dollars in thousands):

		Three Months Ended September 30,		Nine Months Ended September 30,
	Statements of Operations Location	2016	2015	2016	2015
Amount of gain (loss) recognized in earnings (loss):
Adjustment to fair value of interest rate swaps and caps	Unrealized gain (loss) on investments and other	$(13,249)	$(86,890)	$(199,355)	$(114,037)
Net cash payment on derivatives	Unrealized gain (loss) on investments and other	(2,003)	(2,931)	(6,968)	(8,989)
Amount of swap gain (loss) amortization from OCI into earnings	Interest expense—mortgage and corporate borrowings	(223)	(223)	(669)	(711)

The counterparty for the corporate interest rate swap held $161.2 million of cash margin as collateral against the derivative contract as of September 30, 2016. The Company’s counterparties did not hold any cash margin as collateral against the Company’s derivative contracts as of December 31, 2015.

Risk Management

Concentrations of credit risk arise when a number of tenants, operators or issuers related to the Company’s investments are engaged in similar business activities or located in the same geographic region to be similarly affected by changes in economic conditions. The Company monitors its portfolios to identify potential concentrations of credit risks. With respect to the Company’s healthcare portfolio, for the three and nine months ended September 30, 2016, Senior Lifestyle Holding Company, LLC was the healthcare operator as it related to 74.4% of the Company’s resident fee income, for each period, and 10.9% and 10.8%, respectively, of the Company’s total revenue, respectively. Otherwise, the Company has no other tenant or operator that generates 10% or more of its total revenue. The Company believes the remainder of its portfolios are reasonably well diversified and do not contain any unusual concentrations of credit risks.

15. Commitments and Contingencies

The Company is involved in various litigation matters arising in the ordinary course of its business. Although the Company is unable to predict with certainty the eventual outcome of any litigation, in the opinion of management, the current legal proceedings are not expected to have a material adverse effect on the Company’s financial position or results of operations.

Merger Related Arrangements and Other Costs

The Company entered into fee arrangements with service providers and advisors pursuant to which certain fees incurred by the Company in connection with the Mergers will become payable only if the Company consummates the Mergers. The Company has and will incur other professional fees related to the Mergers. There can be no assurances that the Company will complete this or any other transaction. For the three months ended September 30, 2016 and since the announcement of the Mergers through September 30, 2016, the Company recorded an aggregate of $3.4 million and $10.4 million, respectively, in transaction costs in the consolidated statements of operations. To the extent the Mergers are consummated, the Company anticipates incurring a significant amount of additional costs.

Guaranty Agreements

In connection with certain hotel acquisitions, the Company entered into guaranty agreements with various hotel franchisors, pursuant to which the Company guaranteed the franchisees’ obligations, including payments of franchise fees and marketing fees, for the term of the agreements, which expires from 2029 to 2034. As of September 30, 2016, the aggregate amount under these guarantees is $2.0 million.

In connection with the NRE Spin-off, the 4.635% senior stock-settlable notes issued by NorthStar Europe and due in December 2016 are senior unsubordinated and unsecured primary obligations of NorthStar Europe and the Company continues to guarantee payments subsequent to the NRE Spin-off. Subject to certain conditions, NorthStar Europe may elect to settle all or part of the principal amount of the senior notes in its common stock in lieu of cash. As of September 30, 2016, the principal amount outstanding of such senior notes was $67.2 million.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

16. Variable Interest Entities

As of September 30, 2016, the Company has identified certain consolidated and unconsolidated VIEs. Assets of each of the VIEs, other than the Operating Partnership, may only be used to settle obligations of the respective VIE. Creditors of each of the VIEs have no recourse to the general credit of the Company. The Company identified several VIEs which were originally consolidated under the voting interest model prior to changes in the consolidation rules under U.S. GAAP (refer to Note 2).

Consolidated VIEs

The Company’s most significant newly identified consolidated VIEs are its Operating Partnership and certain properties that have non-controlling interests. These entities are VIEs because the non-controlling interests do not have substantive kick-out or participating rights and the Company is the primary beneficiary. The Operating Partnership consolidates certain properties that have non-controlling interests. Included in operating real estate, net on the Company’s consolidated balance sheets as of September 30, 2016 is $6.2 billion related to such consolidated VIEs. Included in mortgage and other notes payable on the Company’s consolidated balance sheets as of September 30, 2016 is $5.7 billion collateralized by the real estate assets of the related consolidated VIEs. Included in assets held for sale on the Company’s consolidated balance sheets as of September 30, 2016 is $2.6 billion related to such consolidated VIEs. Included in liabilities related to assets held for sale on the Company’s consolidated balance sheets as of September 30, 2016 is $1.4 billion collateralized by the real estate assets of the related consolidated VIEs. These balances are separate from the assets and liabilities related to the N-Star CDOs. Included in real estate securities, available for sale on the Company’s consolidated balance sheets as of September 30, 2016 is $0.3 billion related to the N-Star CDOs. Included in CDO bonds payable, at fair value on the Company’s consolidated balance sheets as of September 30, 2016 is $0.3 billion collateralized by the real estate securities of the related N-Star CDOs.

N-Star CDOs

As of September 30, 2016, the Company serves as collateral manager and/or special servicer for N-Star CDOs I and IX which are primarily collateralized by CRE securities. The Company consolidates these entities as the Company has the power to direct the activities that most significantly impact the economic performance of these CDOs, and therefore, continues to be the primary beneficiary.

The Company is not contractually required to provide financial support to any of the consolidated N-Star CDOs, however, the Company, in its capacity as collateral manager and/or special servicer, may in its sole discretion provide support such as protective and other advances it deems appropriate. The Company did not provide any other financial support to any of the consolidated N-Star CDOs for the nine months ended September 30, 2016 and 2015.

Unconsolidated VIEs

N-Star CDOs

The Company delegated the collateral management rights for N-Star CDOs IV, VI and VIII and the CapLease CDO on September 30, 2013 and the CSE CDO on December 31, 2013 to a third-party collateral manager/collateral manager delegate who is entitled to a percentage of the senior and subordinate collateral management fees. The Company continues to receive fees as named collateral manager or collateral manager delegate and retained administrative responsibilities. The Company evaluated the fees paid to the third-party collateral manager/collateral manager delegate and concluded that such fees represented a variable interest in the deconsolidated loan CDOs and that the third party was functioning as a principal. The Company determined that the delegation of the Company’s collateral management power in the CDOs was a VIE reconsideration event and concluded that these CDOs were still VIEs as the equity investors do not have the characteristics of a controlling financial interest. The Company then reconsidered if it was the primary beneficiary of such VIEs and determined that it no longer has the power to direct the activities that most significantly impact the economic performance of these CDOs, which includes but is not limited to selling collateral, and therefore is no longer the primary beneficiary of such CDOs. As a result, the Company does not consolidate the assets and liabilities for N-Star CDOs IV, VI and VIII, CSE CDO and the CapLease CDO. In September 2015, N-Star CDO IV was liquidated.

In March 2014, the Company determined it no longer had the power to direct the activities that most significantly impact the economic performance of N-Star CDO V due to the ability of a single party to remove the Company as collateral manager as a result of an existing event of default. The Company was no longer the primary beneficiary of N-Star CDO V, and as a result, in the first quarter 2014, the Company deconsolidated the assets and liabilities of this CDO.

In May 2014, the Company determined it no longer had the power to direct the activities that most significantly impact the economic performance of N-Star CDO III due to the ability of a single party to remove the Company as collateral manager as a result of an existing event of default. The Company was no longer the primary beneficiary of N-Star CDO III, and as a result, in the second quarter 2014, the Company deconsolidated the assets and liabilities of this CDO.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Similar events of default in the future, if they occur, could cause the Company to deconsolidate its remaining consolidated N-Star CDO financing transactions.

Other Unconsolidated VIEs

Based on management’s analysis, the Company is not the primary beneficiary of the VIEs summarized below and as such, these VIEs are not consolidated into the Company’s financial statements as of September 30, 2016. These unconsolidated VIEs are summarized as follows:

Real Estate Debt Investments

The Company identified certain CRE debt investments with a carrying value of $173.5 million as a variable interest in a VIE. The Company determined that it is not the primary beneficiary of such VIE, and as such, the VIE is not consolidated in the Company’s financial statements. For all other CRE debt investments, the Company determined that these investments are not VIEs and, as such, the Company continues to account for all CRE debt investments as loans.

Real Estate Securities

The Company identified N-Star CDO bonds, equity and CMBS and other securities (excluding CRE securities in consolidated N-Star CDOs) with a fair value of $174.0 million as variable interests in VIEs. The Company determined that either it was not the controlling class of such securitization or was the controlling class and the Company determined at that time and continues to believe that it does not currently or potentially hold a significant interest in such securitizations and, therefore, is not the primary beneficiary.

NorthStar Realty Finance Trusts

The Company owns all of the common stock of the Trusts. The Trusts were formed to issue trust preferred securities. The Company determined that the holders of the trust preferred securities were the primary beneficiaries of the Trusts. As a result, the Company did not consolidate the Trusts and has accounted for the investment in the common stock of the Trusts under the equity method. As of September 30, 2016, the Company’s carrying value and maximum exposure to loss related to its investment in the Trusts is $3.7 million and is recorded in investments in unconsolidated ventures on the consolidated balance sheets.

PE Investments

The Company determined all PE Investments are VIEs, with the exception of PE Investment I and II, as the non-controlling interests do not have substantive kick-out or participating rights. As of September 30, 2016, the Company’s investment in these entities is $383.8 million and the amount of expected future contributions is $3.8 million.

Summary of Unconsolidated VIEs

The following table presents the classification, carrying value and maximum exposure of unconsolidated VIEs as of September 30, 2016 (dollars in thousands):

	Junior Subordinated Notes, at Fair Value	Real Estate Debt Investments, Net	Real Estate Securities, Available for Sale	PE Investments	Total	Maximum Exposure to Loss(1)
Real estate debt investments, net	$—	$173,521	$—	$—	$173,521	$173,521
Investments in unconsolidated ventures	3,742	—	—	—	3,742	3,742
Investments in private equity funds, at fair value	—	—	—	383,848	383,848	383,848
Real estate securities, available for sale:
N-Star CDO bonds	—	—	120,267	—	120,267	120,267
N-Star CDO equity	—	—	31,886	—	31,886	31,886
CMBS and other securities	—	—	21,811	—	21,811	21,811

Subtotal real estate securities, available for sale	—	—	173,964	—	173,964	173,964

Total assets	3,742	173,521	173,964	383,848	735,075	735,075
Junior subordinated notes, at fair value	191,175	—	—	—	191,175	NA

Total liabilities(2)	191,175	—	—	—	191,175	NA

Net	$(187,433)	$173,521	$173,964	$383,848	$543,900	$735,075

(1)	The Company’s maximum exposure to loss as of September 30, 2016 would not exceed the carrying value of its investment.
(2)	Excludes a secured borrowing with a carrying value of $52.7 million related to a real estate debt investment.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Other than described above as it relates to expected future fundings on PE Investments, the Company is not contractually required to provide financial support to any of its unconsolidated VIEs during the nine months ended September 30, 2016 and 2015 however, the Company, in its capacity as collateral manager/collateral manager delegate and/or special servicer of the deconsolidated N-Star CDOs, may in its sole discretion provide support such as protective and other advances it deems appropriate. As of September 30, 2016, there were no explicit arrangements or implicit variable interests that could require the Company to provide financial support to any of its unconsolidated VIEs.

17. Segment Reporting

The Company currently conducts its business through the following five segments (excluding the European real estate business which the Company spun off on October 31, 2015, which is no longer a separate operating segment), based on how management reviews and manages its business:

•	Real Estate - The real estate business pursues various types of investments in commercial real estate located throughout the United States that includes healthcare, hotel, net lease and multi-tenant office properties. In addition, it includes certain healthcare properties located outside of the United States and PE Investments diversified by property type and geography. In addition, the Company is also invested in manufactured housing communities and multifamily properties, which the Company has recently entered into agreements to sell.

•	Healthcare - The healthcare properties are comprised of a diverse portfolio of medical office buildings, senior housing, skilled nursing and other healthcare properties. The majority of the healthcare properties are medical office buildings and properties structured under a net lease to healthcare operators. In addition, the Company owns senior operating facilities, which include healthcare properties that operate through management agreements with independent third-party operators, predominantly through structures permitted by RIDEA that permit the Company, through a TRS, to have direct exposure to resident fee income and incur customary related operating expenses. In March 2016, the Company sold its 60% interest in a $899 million Senior Housing Portfolio for $534.5 million. The buyer assumed the Company’s portion of the $648.2 million of related mortgage financing and the Company received approximately $149.4 million of proceeds, net of sales costs. In September 2016, the Company entered into a definitive agreement to sell a portfolio of medical office buildings within the Griffin-American Portfolio for $837.9 million with $692.2 million of related mortgage financing expected to be paid off as part of the transaction. The Company expects to receive $114.8 million of net proceeds. The Company expects the transaction to close in the fourth quarter 2016. In November 2016, the Company entered into an agreement to sell an interest in its healthcare portfolio for net proceeds of approximately $340 million. There is no assurance these transactions will close on the terms anticipated, if at all.

•	Hotel - The hotel portfolio is a geographically diverse portfolio primarily comprised of extended stay hotels and premium branded select service hotels primarily located in major metropolitan markets with the majority affiliated with top hotel brands.

•	Manufactured Housing - The manufactured housing portfolio consists of communities that lease pad rental sites for placement of factory built homes located throughout the United States. In addition, the portfolio includes manufactured homes and receivables related to the financing of homes sold to residents. In May 2016, the Company entered into an agreement to sell its manufactured housing portfolio for $2.0 billion with $1.3 billion of related mortgage financing expected to be assumed as part of the transaction. The Company expects to receive $614.8 million of net proceeds. The Company expects the transaction to close in the first quarter 2017. There is no assurance this transaction will close on the terms anticipated, if at all. Such assets and related liabilities are classified as held for sale on the Company’s consolidated balance sheet.

•	Net Lease - The net lease properties are primarily industrial, office and retail properties typically under net leases to corporate tenants. In September 2016, the Company redeemed its interests in the Industrial Portfolio for $169.6 million of net proceeds.

•	Multifamily - The multifamily portfolio primarily focuses on properties located in suburban markets that are well suited to capture the formation of new households. To date through November 2016, the Company sold ten multifamily properties for $307 million with $210 million of mortgage financing assumed as part of the transaction. The Company received $85 million of net proceeds. The Company continues to explore the sale of the remaining two properties, including one multifamily property accounted for as an investment in unconsolidated venture. Such assets and related liabilities are classified as held for sale on the Company’s consolidated balance sheet.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

•	Multi-tenant Office - The Company pursues the acquisition of multi-tenant office properties currently focused on the western United States.

•	PE Investments - The real estate business also includes investments (directly or indirectly in joint ventures) owning PE Investments managed by institutional quality sponsors and diversified by property type and geography. In February 2016, the Company sold substantially all of its interest in PE Investment II for proceeds of $184.1 million. In September 2016, the Company sold a portfolio of PE Investments for a gross sales price of $317.6 million with $44.7 million of deferred purchase price assumed as part of the transaction, including $5.6 million of deferred purchase price which was the obligation of an unconsolidated joint venture. The Company received $33.9 million of net proceeds and will receive the remaining $204.7 million of net proceeds in the fourth quarter 2016. Refer to Note 9. Related Party Arrangements for further disclosure.

•	Commercial Real Estate Debt - The CRE debt business is focused on originating, acquiring and asset managing senior and subordinate debt investments secured primarily by commercial real estate and includes first mortgage loans, subordinate mortgage and mezzanine loans and participations in such loans and preferred equity interests. The Company may from time to time take title to collateral in connection with a CRE debt investment as REO which would be included in the CRE debt business. To date through November 2016, the Company sold or received repayment for 15 debt investments and a REO with a total principal amount of $388.6 million and used $72.1 million of proceeds to pay down the Company’s loan facility in full, resulting in $313.2 million of net proceeds.

•	Commercial Real Estate Securities - The CRE securities business is predominately comprised of N-Star CDO bonds and N-Star CDO equity of deconsolidated N-Star CDOs and includes other securities, mostly CMBS meaning each asset is a pool backed by a large number of commercial real estate loans. The Company also invests in opportunistic CRE securities such as an investment in a “B-piece” CMBS. In 2016, the Company sold certain CRE securities for $53.9 million of net proceeds.

•	N-Star CDOs - The Company historically originated or acquired CRE debt and securities investments that were predominantly financed through permanent, non-recourse CDOs. The Company’s remaining consolidated CDOs are past the reinvestment period and given the nature of these transactions, these CDOs are amortizing over time as the underlying assets pay down or are sold. The Company has been winding down its legacy CDO business and investing in a broad and diverse range of CRE assets. As a result, this distinct business is a significantly smaller portion of its business today than in the past. As of September 30, 2016, only N-Star securities CDOs I and IX continue to be consolidated. Refer to Note 16 for further disclosure regarding deconsolidated N-Star CDOs. The Company continues to receive collateral management fees related to administrative responsibilities for deconsolidated N-Star CDO financing transactions, which are recorded in other revenue and included in the N-Star CDOs segment.

•	Corporate - The corporate segment includes NSAM management fees incurred, corporate level interest income and interest expense and general and administrative expenses.

The Company primarily generates revenue from rental income from its real estate properties, operating income from healthcare and hotel properties permitted by the RIDEA and net interest income on the CRE debt and securities portfolios. Additionally, the Company records equity in earnings of unconsolidated ventures, including from PE Investments. The Company’s income is primarily derived through the difference between revenue and the cost at which the Company is able to finance its investments. The Company may also acquire investments which generate attractive returns without any leverage.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

The following tables present segment reporting for the three and nine months ended September 30, 2016 and 2015 (dollars in thousands):

Statement of Operations:					N-Star CDOs(2)
Three months ended September 30, 2016	Real Estate(1)		CRE Debt	CRE Securities	CRE Securities		Corporate		Total
Rental and escalation income	$165,060		$—	$—	$—		$—		$165,060
Hotel related income	220,578		—	—	—		—		220,578
Resident fee income	72,988		—	—	—		—		72,988
Net interest income on debt and securities	3,037	(3)	4,894	12,879	8,729	(4)	3,516	(4)	33,055
Interest expense—mortgage and corporate borrowings	104,509		—	—	—		9,787		114,296
Income (loss) before equity in earnings (losses) and income tax benefit (expense)	(33,626	)(5)	2,997	12,249	1,514		(88,418	)(6)	(105,284)
Equity in earnings (losses) of unconsolidated ventures	26,033		—	—	—		21		26,054
Income tax benefit (expense)	(3,408)		(159)	—	—		—		(3,567)
Income (loss) from continuing operations	(11,001)		2,838	12,249	1,514		(88,397)		(82,797)
Net income (loss)	(11,001)		2,838	12,249	1,514		(88,397)		(82,797)

(1)	Includes $8.2 million of rental and escalation income and $0.5 million of net income from a portfolio of healthcare assets located in the United Kingdom.
(2)	Based on CDO financing transactions that were primarily collateralized by CRE securities and may include other types of investments. $0.7 million of collateral management fees were earned from CDO financing transactions, of which $0.2 million was eliminated in consolidation.
(3)	Primarily represents interest income earned from notes receivable on manufactured homes and interest income on loans in the Company’s healthcare portfolio.
(4)	Represents income earned from N-Star CDO bonds repurchased at a discount, recognized using the effective interest method, that is eliminated in consolidation. The corresponding interest expense is recorded in net interest income in the N-Star CDOs segment.
(5)	Primarily relates to depreciation and amortization of $84.5 million.
(6)	Includes management fees to NSAM of $46.8 million and an unrealized loss on a derivative instrument of $13.2 million.

Statement of Operations:					N-Star CDOs(2)
Three months ended September 30, 2015	Real Estate(1)		CRE Debt	CRE Securities	CRE Securities	Corporate		European Real Estate(3)		Total
Rental and escalation income	$194,518		$—	$—	$—	$—		$—		$194,518
Hotel related income	219,427		—	—	—	—		—		219,427
Resident fee income	70,257		—	—	—	—		—		70,257
Net interest income on debt and securities	3,103	(4)	23,737	17,228	12,407 (5)	3,076	(5)	—		59,551
Interest expense—mortgage and corporate borrowings	113,788		—	—	—	13,323		—		127,111
Income (loss) before equity in earnings (losses) and income tax benefit (expense)	(52,137	)(6)	24,871	15,465	(5,160)	(137,487	)(7)	—		(154,448)
Equity in earnings (losses) of unconsolidated ventures	60,359		—	—	—	—		—		60,359
Income tax benefit (expense)	2,378		(154)	(82)	—	—		—		2,142
Income (loss) from continuing operations	10,600		24,717	15,383	(5,160)	(137,487)		—		(91,947)
Income (loss) from discontinued operations	(11)		—	—	—	—		(16,570	)(8)	(16,581)
Net income (loss)	10,589		24,717	15,383	(5,160)	(137,487)		(16,570)		(108,528)

(1)	Includes $9.7 million of rental and escalation income and $1.2 million of net income from a portfolio of healthcare assets located in the United Kingdom.
(2)	Based on CDO financing transactions that were primarily collateralized by either CRE debt or securities and may include other types of investments. $1.3 million of collateral management fees were earned from CDO financing transactions, of which $0.6 million were eliminated in consolidation.
(3)	Prior to the NRE Spin-off, the Company generated rental and escalation income from its European properties. The European real estate segment represents the consolidated results of operations and balance sheet of such European real estate business which was transferred to NorthStar Europe in connection with the NRE Spin-off. Amounts related to the European real estate business are reported in discontinued operations. Represents the consolidated statements of operations of NorthStar Europe reported in discontinued operations and includes an allocation of indirect expenses from the Company (refer to Note 3).
(4)	Primarily represents interest income earned from notes receivable on manufactured homes and interest income on loans in the Company’s healthcare portfolio.
(5)	Represents income earned from N-Star CDO bonds repurchased at a discount, recognized using the effective interest method, that is eliminated in consolidation. The corresponding interest expense is recorded in net interest income in the N-Star CDO segments.
(6)	Primarily relates to transaction costs of $3.7 million and depreciation and amortization of $118.4 million.
(7)	Includes management fees to NSAM of $51.3 million.
(8)	Primarily relates to depreciation and amortization of $18.8 million.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Statement of Operations:					N-Star CDOs(2)
Nine months ended September 30, 2016	Real Estate(1)		CRE Debt	CRE Securities	CRE Securities		Corporate		Total
Rental and escalation income	$527,252		$—	$—	$—		$—		$527,252
Hotel related income	636,283		—	—	—		—		636,283
Resident fee income	219,193		—	—	—		—		219,193
Net interest income on debt and securities	8,703	(3)	28,910	36,109	21,454	(4)	14,632	(4)	109,808
Interest expense—mortgage and corporate borrowings	325,189		—	—	—		31,554		356,743
Income (loss) before equity in earnings (losses) and income tax benefit (expense)	(14,491	)(5)	21,124	13,164	5,250		(420,509	)(6)	(395,462)
Equity in earnings (losses) of unconsolidated ventures	101,793		—	—	—		45		101,838
Income tax benefit (expense)	(11,859)		(470)	—	—		—		(12,329)
Income (loss) from continuing operations	75,443		20,654	13,164	5,250		(420,464)		(305,953)
Net income (loss)	75,443		20,654	13,164	5,250		(420,464)		(305,953)

(1)	Includes $26.1 million of rental and escalation income and $1.2 million of net income from a portfolio of healthcare assets located in the United Kingdom.
(2)	Based on CDO financing transactions that were primarily collateralized by CRE securities and may include other types of investments. $2.0 million of collateral management fees were earned from CDO financing transactions, of which $0.5 million was eliminated in consolidation.
(3)	Primarily represents interest income earned from notes receivable on manufactured homes and interest income on loans in the Company’s healthcare portfolio.
(4)	Represents income earned from N-Star CDO bonds repurchased at a discount, recognized using the effective interest method, that is eliminated in consolidation. The corresponding interest expense is recorded in net interest income in the N-Star CDOs segment.
(5)	Primarily relates to depreciation and amortization of $259.7 million.
(6)	Includes management fees to NSAM of $140.0 million and an unrealized loss on a derivative instrument of $199.4 million.

Statement of Operations:					N-Star CDOs(2)
Nine months ended September 30, 2015	Real Estate(1)		CRE Debt	CRE Securities	CRE Securities	Corporate		European Real Estate(3)		Total
Rental and escalation income	$539,240		$—	$—	$302	$—		$—		$539,542
Hotel related income	594,284		—	—	—	—		—		594,284
Resident fee income	199,463		—	—	—	—		—		199,463
Net interest income on debt and securities	8,031	(4)	79,061	49,671	35,723 (5)	8,255	(5)	—		180,741
Interest expense—mortgage and corporate borrowings	319,341		—	—	—	40,954		—		360,295
Income (loss) before equity in earnings (losses) and income tax benefit (expense)	(103,677	)(6)	80,652	87,827	(823)	(319,018	)(7)	—		(255,039)
Equity in earnings (losses) of unconsolidated ventures	171,738		—	—	—	—		—		171,738
Income tax benefit (expense)	(9,109)		(382)	(119)	—	—		—		(9,610)
Income (loss) from continuing operations	58,952		80,270	87,708	(823)	(319,018)		—		(92,911)
Income (loss) from discontinued operations	(11)		—	—	—	—		(114,225	)(8)	(114,236)
Net income (loss)	58,941		80,270	87,708	(823)	(319,018)		(114,225)		(207,147)

(1)	Includes $28.3 million of rental and escalation income and $0.8 million of net loss from a portfolio of healthcare assets located in the United Kingdom.
(2)	Based on CDO financing transactions that were primarily collateralized by CRE securities and may include other types of investments. $4.1 million of collateral management fees were earned from CDO financing transactions, of which $1.8 million were eliminated in consolidation.
(3)	Prior to the NRE Spin-off, the Company generated rental and escalation income from its European properties. The European real estate segment represents the consolidated results of operations and balance sheet of such European real estate business which was transferred to NorthStar Europe in connection with the NRE Spin-off. Amounts related to the European real estate business are reported in discontinued operations. Represents the consolidated statements of operations of NorthStar Europe reported in discontinued operations and includes an allocation of indirect expenses from the Company (refer to Note 3).
(4)	Primarily represents interest income earned from notes receivable on manufactured homes and interest income on loans in the Company’s healthcare portfolio.
(5)	Represents income earned from CDO bonds repurchased at a discount, recognized using the effective interest method, that is eliminated in consolidation. The corresponding interest expense is recorded in net interest income in the N-Star CDOs segment.
(6)	Primarily relates to transaction costs of $22.9 million and depreciation and amortization of $338.8 million.
(7)	Includes management fees to NSAM of $151.3 million.
(8)	Primarily relates to transaction costs of $110.0 million and depreciation and amortization of $35.0 million.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

The following table presents total assets by segment as of September 30, 2016 and December 31, 2015 (dollars in thousands):

				N-Star CDOs(1)
Total Assets	Real Estate	CRE Debt	CRE Securities	CRE Securities	Corporate	Total
September 30, 2016	$11,719,541	$261,805	$175,256	$381,193	$827,094	$13,364,889
December 31, 2015	$13,871,796	$661,348	$319,937	$422,953	$128,367	$15,404,401

(1)	Based on CDO financing transactions that are primarily collateralized by CRE securities and may include other types of investments.

18. Supplemental Disclosures of Non-cash Investing and Financing Activities

The following table presents non-cash investing and financing activities for the nine months ended September 30, 2016 and 2015 (dollars in thousands):

	Nine Months Ended September 30,
	2016	2015
Reclassification of operating real estate, net to assets held for sale	$1,097,859	$364,435
Assignment / reduction of mortgage note payable upon sale / redemption of real estate	973,392	—
Non-cash related to PE Investments	210,010	8,008
Reclassification of intangible assets to assets held for sale	126,410	—
Non-controlling interest – sale or deconsolidation of subsidiary	104,906	—
Reclassification of other assets to assets held for sale	44,120	—
PE Investments deferred purchase price assumed upon sale	39,059	—
Reclassification of restricted cash to assets held for sale	22,941	—
Reclassification of intangible liabilities to liabilities held for sale	19,229	—
Escrow deposit payable related to CRE debt investments	8,789	42,996
Non-controlling interests—reallocation of interest in Operating Partnership	6,031	24,776
Amounts payable relating to improvements of operating real estate	4,699	—
Dividends payable related to RSUs	2,039	3,283
Conversion of exchangeable senior notes	1,871	13,590
Amounts payable relating to real estate related pending deal costs	1,741	—
Amounts payable relating to deferred leasing commissions	631	—
Reclassification of mortgage note payable to liabilities held for sale	—	273,360
Assumption of mortgage note payable upon purchase	—	273,023
Reclassification of operating real estate to intangible assets	—	216,345
Reduction of assets and liabilities held for sale via taking title	—	28,962
Reclassification of other assets to operating real estate	—	25,577
Acquired assets and liabilities in connection with European real estate	—	49,942
Conversion of Deferred LTIP Units to LTIP Units	—	18,730
Deferred purchase price for PE Investment XIV	—	47,808
Retirement of shares of common stock	—	18,183
Contribution from non-controlling interest	—	1,461

19. Subsequent Events

Dividends

On November 1, 2016, the Company declared a dividend of $0.40 per share of common stock. The common stock dividend will be paid on November 18, 2016 to stockholders of record as of the close of business on November 14, 2016. On October 27, 2016, the Company declared a dividend of $0.54688 per share of Series A preferred stock, $0.51563 per share of Series B preferred stock, $0.55469 per share of Series C preferred stock, $0.53125 per share of Series D Preferred Stock and $0.54688 per share of Series E Preferred Stock. Dividends will be paid on all series of preferred stock on November 15, 2016 to stockholders of record as of the close of business on November 7, 2016.

Colony NorthStar Registration Statement

In October 2016, the Company amended the merger agreement and provided for, among other matters, an enhanced governance structure for Colony NorthStar, modified severance terms for NSAM’s executive officers and a special cash dividend for NSAM’s stockholders now totaling $228 million. In connection with the amendment to the merger agreement, NSAM entered into a voting agreement with MSD and its affiliates, which together own approximately 10.2% of NSAM’s outstanding shares, pursuant to which MSD agreed to vote in favor of the Mergers and related proposals. In addition, Colony NorthStar, a Maryland subsidiary of NSAM that will be the surviving parent company of the combined company, filed with the SEC an amended registration statement on Form S-4 that includes a joint proxy statement of the Company, Colony and NSAM and that also constitutes a prospectus of Colony NorthStar.